Technical Environment Solutions,    Environmental Technologies and Software
                  Inc.                               Solutions, Inc.
            25 Impler Strasse                       25 Impler Strasse
              81371, Munich                           81371, Munich
                Germany                                 Germany
            49 089 720 15 100                      49 089 720 15 300

               Prospectus                            Proxy Statement

                        11,467,974 Shares of Common Stock
                                  June 25, 1999

Dear Environmental Technologies and Software Solutions, Inc. Stockholder:

     Technical Environment Solutions, Inc. and Environmental Technologies and Software Solutions, Inc. have entered into an Agreement and Plan of Merger which provides that TES Acquisition Corp., a subsidiary of TES, be merged into ENTECS, subject to the approval of the ENTECS stockholders. If the merger takes place, your ENTECS common stock will be converted into TES common stock as described in this prospectus and proxy statement.

     ENTECS board of directors has scheduled a special meeting of the stockholders to vote on the merger agreement on July 30, 1999 at 9:00 a.m., local time, at the facilities of TES Oecon Ag located at Max-Planck - Str. 14, 86899 Landsberg a. Lech, Germany. The merger agreement must be approved by a majority of the outstanding shares of ENTECS common stock issued as of June 25, 1999. If the merger agreement is approved, we expect the merger to take place within 45 days of the stockholder's approval.

     This prospectus and proxy statement contain important information concerning TES, ENTECS, the terms of the merger and the conditions which must be satisfied before the merger can occur. You should carefully consider the risk factors relating to the merger and to ownership of TES common stock that are described started on page 16.

     The required vote to approve the merger agreement is based on the total number of outstanding share of ENTECS common stock and not the number of shares that are actually voted. Not voting at the meeting, failing to submit a proxy card, or abstaining from voting at the meeting has the same effect as voting against the merger. Your vote on the merger is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. The ENTECS board of directors urges you to vote in favor of the merger.


     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                Sincerely,




                                                Gerd Behrens
                                                President

             ENVIRONMENTAL TECHNOLOGIES AND SOFTWARE SOLUTONS, INC.


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 30, 1999


To the Stockholders of Environmental Technologies and Software Solutions, Inc.


     This shall serve as notice that a special meeting of stockholders of Environmental Technologies and Software Solutions, Inc., a Colorado corporation will be held at 9:00,a.m., local time, on July 30, 1999 at the facilities of TES Oecon AG located at Max-Planck - Str. 14, 86899 Landsberg a. Lech Germany for the following purposes:


          1. To vote upon a proposal to approve (a) the agreement and plan of merger, dated as of June 22, 1999, between Technical Environment
     Solutions, Inc., a Colorado corporation, TES Acquisition Corp., a Colorado corporation and a wholly owned subsidiary of TES, and ENTECS, and (b) the merger of TES Acquisition with and into ENTECS. Upon the merger, among other things, ENTECS will become a wholly owned subsidiary of TES, and each outstanding share of ENTECS common stock, no par value per share, will be converted, without any action on the part of the stockholder, into the right to receive seven shares of TES common stock.



          2. To grant the board of directors of ENTECS discretionary authority to adjourn the special meeting to solicit additional votes for approval of the merger agreement and the merger.

          3. To transact other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     These items of business are more fully described in the proxy statement and prospectus, which is attached to and made a part of this notice, and which you are urged to read carefully.

     The board of directors has fixed the close of business on June 25, 1999 as the record date for determining stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. Approval of the merger agreement and the merger will require the affirmative vote of the holders of a majority of the outstanding shares of ENTECS common stock.



                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         Frank Behrens, Secretary

Munich, Germany
June 25, 1999



     To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement and prospectus at any time before it has been voted ate the special meeting. Any stockholder attending the special meeting may vote in person even if that stockholder has returned a proxy.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----


Question and Answers About the ENTECS/TES Merger ........................    6
Summary .................................................................    8
        General .........................................................    8
        The Parties, Affiliation and Market Information Market Information   8
        The Special Meeting .............................................    9
        The Merger ......................................................   10
        Summary Historical and Pro Forma Financial Data .................   13
Monetary Exchange Rates .................................................   16
Risk Factors ............................................................   16
Forward-Looking Statements ..............................................   18
The Special Meeting .....................................................   18
         General ........................................................   18
         Matters to be Considered at the Special Meeting ................   19
         Votes Required for Approval of the Merger ......................   19
         Voting at the Special Meeting ..................................   19
         Treatment of Abstentions .......................................   19
         Proxies ........................................................   20
         Procedure for Revocation of Proxy ..............................   20
         Dissenters' Rights .............................................   21
         Expenses of Solicitation .......................................   21
         Recommendation of the Board of Directors .......................   21
The Merger ..............................................................   22
         Background and Reasons for the Merger ..........................   22
         Effects of the Merger ..........................................   22
         Opinion of Financial Advisor....................................   23
         Federal Income Tax Considerations in the United States .........   26
         Income Tax Considerations in Germany ...........................   27
         Dissenters' Rights .............................................   29
         Interests of Certain Persons in the Merger .....................   30
         Financing of the Merger ........................................   31
         Accounting Treatment ...........................................   31
The Merger Agreement ....................................................   32
         General ........................................................   32
         Effective Time of the Merger ...................................   32
         Exchange of Certificates .......................................   32
         Fractional Shares ..............................................   33
         Representations ................................................   33
         Conduct of Business Pending the Merger .........................   34
         Conditions to Consummation of the Merger .......................   34
         Termination ....................................................   35
         Expenses and Fees ..............................................   36

Unaudited Pro Forma Combined Condensed Financial Statements .............   37
         Technical Environment Solutions, Inc. and Environmental Technologies
           and Software Solutions, Inc. Pro Forma Combined Condensed
           Balance Sheet ................................................   38
         Technical Environment Solutions, Inc. and Environmental Technologies
           and Software Solutions, Inc. Pro Forma Combined Condensed
           Statement of Operations for the Year ended December 31, 1998 . 39 Technical Environment Solutions, Inc. and Environmental Technologies
           and Software Solutions, Inc. Pro Forma Combined Condensed
           Financial Statement of Operations for the Three Months ended
           March 31, 1999 ...............................................   40
         Technical Environment Solutions, Inc. and Environmental Technologies
           and Software Solutions, Inc. Notes to Pro Forma Combined Condensed
           Financial Statements .........................................   41
Selected Financial Data of TES ..........................................   42
TES Management's Discussion and Analysis of Financial Condition and Results
           of Operations ................................................   44
Selected Financial Data of ENTECS .......................................   50
ENTECS Management's Discussion and Analysis of Financial Condition and Results
           of Operations ................................................   51
Business of TES .........................................................   53
Business of ENTECS ......................................................   62
Material Contracts Between TES and ENTECS ...............................   67
Security Ownership of Certain Beneficial Owners and Management of TES ...   69
Directors and Executive Officers of TES .................................   70
Certain Relationships and Related Transactions ..........................   74
Security Ownership of Certain Beneficial Owners and Management of ENTECS.   76
Directors and Executive Officers of ENTECS ..............................   77
Description of TES Capital Stock ........................................   80
Market for TES' Common Stock and Related Stockholder Matters ............   81
Legal Opinions ..........................................................   82
Experts .................................................................   83
Additional Information ..................................................   83
Index to Financial Statements ...........................................   84

Appendix A --  Agreement and Plan of Merger
Appendix B --  Opinion of Blake Street Securities, LLC
Appendix C --  Sections of the Colorado Business Corporation Act relating to dissenter's rights

                              QUESTIONS AND ANSWERS
                         ABOUT THE TES AND ENTECS MERGER



Q:       What do I need to do now?

A: If you are an ENTECS stockholder, please carefully read and consider the information contained in this document, then fill out and sign your proxy card. Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. Your proxy card will instruct the persons named on the card to vote your shares at the meeting as you direct on the card. If you do not vote or you abstain, the effect will be a vote against the merger. The board of directors of ENTECS unanimously recommends that you vote in favor of the proposed merger.


Q: If my broker holds my shares in "street name", will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares.


Q:       May I change my vote after I have mailed my signed proxy card?

A: You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. Each method alone is sufficient to change your proxy.

         (1) You can send a written notice to ENTECS at its business address stating that you would like to revoke your proxy.

         (2) You can complete and submit a new proxy card to ENTECS at its business address.

         (3) You can attend the meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

         If, however, you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.


Q.       Should I send in my stock certificates now?

A: No. After the merger is completed, ENTECS stockholders will receive written instructions for exchanging their stock certificates. TES stockholders will keep their existing certificates.

Q: When will ENTECS stockholders be permitted to sell the TES shares they receive in the merger?

A: Immediately following the merger, each ENTECS stockholder, except those who are officers, directors, or otherwise consider "affiliates" of TES under the SEC rules, will be entitled to sell or transfer the TES common stock received by that stockholder in the merger.


Q:       When do you expect the merger to be completed?

A: We expect to complete the merger shortly after receiving stockholder approval at the meeting.


Q.       Who can help answer my questions about the merger?

A.       If you have more questions about the merger, you should contact:


                                    Gerd Behrens, President
                                    Technical Environment Solutions, Inc.
                                    c/o TES GmbH
                                    25 Impler Strasse
                                    81371, Munich
                                    Germany

                                     SUMMARY


     The following is a brief summary of the information contained elsewhere in this proxy statement and prospectus. We refer you to the more detailed information contained in this proxy statement and prospectus and the appendices to this proxy statement and prospectus.


                                     General



     This proxy statement and prospectus relates to the proposed merger of TES Acquisition with and into ENTECS in accordance with an agreement and plan of merger, dated June 22, 1999. A copy of the merger agreement is attached to this proxy statement and prospectus as appendix A.






                 The Parties, Affiliation and Market Information



TES TES is a non-operating holding company, which conducts operations in Germany through two wholly owned German subsidiaries - Technical Environment Solutions GmbH and TES Oecon AG. Since 1994, TES has been engaged in the marketing of recycling services on a contract basis primarily for electronic scrap and other valuable waste materials in cooperation with specialist waste disposal companies.

                         The address and telephone number for TES and its subsidiaries are: Technical Environmental Solutions, Inc., c/o TES GmbH, 25 Impler Strasse, 81371, Munich, Germany; Telephone No. 49 089 720 15 100.

ENTECS ENTECS is a non-operating holding company, which conducts operations entirely in Germany through two wholly owned German subsidiaries -ENTECS Umwelttechnik GmbH and ENTECS Software und Umweltmanagement GmbH. ENTECS is active in the recycling of various waste products within the environmental protection industry, which is expected to grow rapidly due to increasing investments being made to comply with environmental regulation by both private enterprises and public institutions. The environmental protection industry is also expected to continually create new jobs because of the dynamic growth in the area.

                         ENTECS holds the exclusive licensing rights to a new recycling system for the capture and re-use of cement waste and waste water that is generated by concrete mixing plants. The system, known as the "BRS-Compact," is in the process of being patented both as a technology and as a process. ENTECS' subsidiary, ENTECS Umwelttechnik GmbH, owns an artificial peat production system, which produces three grades of high- quality all-natural artificial peat products.

                         The address and telephone number for ENTECS and its subsidiaries is Environmental Technologies and Software Solutions, Inc., c/o ENTECS Umwelttechnik GmbH, 25 Impler Strasse, 81371, Munich Germany; Telephone No. 49 089 720 15 300.




Affiliation              TES and ENTECS may be considered to be "affiliates"
                         as that term is defined in the rules and regulations under the Securities Act of 1933 because of the common stock ownership of the two companies vested in members of the Behrens family, and the directorships and executive offices held by Gerd Behrens and Frank
                         Behrens in both companies. Further, members of the Behrens family may be considered to be "promoters" and "parents" of both TES and ENTECS within the meaning of the rules and regulations promulgated under the Securities Act.


Market
Information              TES' common stock began trading in the over-the-counter
                         market during the fourth calendar quarter of 1998. The first quotation for TES' common stock was reported in the NASD's Electronic Bulletin Board on October 23,
                         1998. The high bid during the period from October 23 to December 31, 1998, was $3.50 and the low bid was $0.75.
                         The closing bid price was $1.75 and the closing ask price was $3.625 on March 31, 1999.

                         There is no public market for ENTECS' common stock. From inception to the present, ENTECS offered its common stock in private sales at prices ranging from $5.81 per share to $7.00 per share.


                               The Special Meeting

Record Date;
Shares Entitled
to Vote Only holders of record of shares of ENTECS common stock at the close of business on June 25, 1999 are entitled to notice of and to vote at the ENTECS special meeting. As of that date, there were 1,638,282 shares of ENTECS common stock outstanding. Each share will be entitled to one vote on each matter acted upon at the special meeting.

Purpose of the
Meeting The purpose of the ENTECS special meeting is to vote upon a proposal to approve the merger agreement and the merger of TES Acquisition with and into ENTECS.


Votes Required           The holders of a majority of the outstanding shares of
                         ENTECS common stock must approve the merger. TES stockholders do not need to approve the merger;
                         however, the board of directors of TES has approved the merger and TES, as the sole stockholder of TES
                         Acquisition, will vote in favor of the merger. The officers and directors of ENTECS and stockholders of more than 5% of the outstanding shares of ENTECS common stock, who beneficially own 890,000 shares of ENTECS common stock, or approximately 54.3% of issued and outstanding shares, have advised that they intend to vote all shares which they beneficially own in favor of the merger.


Dissenters'
Rights Any holder of record of ENTECS common stock who does not vote in favor of the merger and delivers a demand for payment prior to the vote on the merger at the ENTECS special meeting may demand payment for his or her shares if the merger is approved. Failure to comply in a timely manner with each of the procedural requirements specified by Colorado law will result in the loss of dissenters' rights. See "The Merger -Dissenters' Rights."


Special Approvals        Except for the registration statement, of which this
                         proxy statement and prospectus is a part, being declared effective by the United States Securities and Exchange Commission and the filings that must be made with the Colorado Secretary of State's office to effect the merger, management is not aware of any federal or state regulatory compliance requirements that must be met or approvals that must be obtained for the merger to occur.

                                   The Merger

Effects of the
Merger Upon consummation of the merger, TES Acquisition, a wholly owned subsidiary of TES, will be merged with and into ENTECS and ENTECS will become a wholly owned subsidiary of TES. Each share of ENTECS common stock outstanding immediately prior to the merger will be converted into the right to receive seven shares of TES common stock. Based upon the number of shares of ENTECS common stock expected to be outstanding immediately prior to the merger, the stockholders of ENTECS will have the right to receive an aggregate of approximately

                         11,467,974 shares of TES common stock upon consummation of the merger. As a result, ENTECS shareholders will own approximately 68.7% of the TES common stock issued and outstanding after the merger.

                         Following the merger, the board of directors of TES will consist of Gerd Behrens, Chairman, Frank Behrens, and Dieter Gastinger. Jutta Behrens, who is presently a director of TES, and Yvonne Marquard, who is presently a director of ENTECS, will resign at the effective time of the merger. Jutta Behrens will also resign her position as Treasurer of TES at the effective time of the merger. The executive officers of TES following the merger are anticipated to be: Gerd Behrens, President, Frank Behrens, Secretary-Treasurer and Dieter Gastinger-Senior Vice President.

                         The articles of incorporation and bylaws of TES, as in effect at this time, will govern the rights, duties and privileges of the TES stockholders after the merger. Management does not believe that there are any material differences between the rights set forth in the articles of incorporation and bylaws of ENTECS and those set forth in the articles of incorporation and bylaws of TES.


Reasons for the
Merger The companies have complementary product lines. After the merger, we expect to offer customers a wider range of environmental protection products and to capture a larger market share for these products. As a result, management expects the merger to result in administrative efficiencies, increased financial strength, and increased market potential, including global markets, for the added products that TES will acquire from ENTECS.

                         Management expects that TES will be able to better position itself in the environmental protection industry as a result of the merger with a combination of ENTECS' innovative technologies and TES' certified recycling services. Management believes that as a result of the merger, TES also will be more efficient in its services to its customers and assistance to them in complying with government environmental regulation since all activities will be conducted under the umbrella of TES.

                         TES will have a larger base of existing customers, allowing it to target customers with incremental product and service offerings and to increase revenues from these offerings. Also, if TES is successful in integrating the ENTECS and TES products and thus expanding its sales, the larger base of products and sales revenue should make it easier to raise additional capital.

Recommendation
of the Board of
Directors                ENTECS' board of directors has approved the merger by
                         unanimous vote, believes the merger is in the best interests of ENTECS' stockholders, and recommends its approval by ENTECS stockholders.

Opinion of Financial
Advisor The boards of directors of TES and ENTECS have received an opinion of Blake Street Securities, LLC, an independent financial advisor, for the purpose of estimating a "fair range" for the exchange ratio of TES common stock for ENTECS common stock in the merger.


United States
Federal Income Tax
Considerations           Management expects that the merger will constitute a
                         tax-free reorganization for federal income tax purposes and that ENTECS stockholders who are U.S. citizens will not recognize gain with respect to the shares of TES common stock received by them as a result of the merger. See "The Merger - United States Federal Income
                         Tax Considerations."

German Income Tax
Considerations           Management expects that some ENTECS stockholders may
                         recognize taxable income for German income tax purposes with respect to the shares of TES common stock received by them as a result of the merger. See "The Merger -
                         Income Tax Considerations in Germany."


Effective Time of
the Merger               Management expects the merger to become effective
                         within 45 days of the special meeting of the ENTECS stockholders, scheduled for July 30, 1999, at the time the articles of merger between ENTECS and TES
                         Acquisition are filed with the Colorado Secretary of State and the other conditions set forth in the merger agreement are satisfied. See "The Merger Agreement -
                         Effective Time of the Merger."

                 Summary Historical and Pro Forma Financial Data


     Set forth below are summary historical financial and unaudited pro forma consolidated data of TES and ENTECS. The summary historical financial data are based upon the historical financial statements of TES and ENTECS, including the notes to those financial statements, included at the end of this proxy statement and prospectus, and should be read in conjunction with those financial statements. The summary unaudited pro forma combined condensed financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been reported had the merger been in effect during the periods presented or that may be reported in the future. The summary unaudited pro forma combined condensed financial data should be read in conjunction with the unaudited pro forma combined condensed financial statements, including the notes to those unaudited pro forma financial statements, appearing elsewhere in this proxy statement and prospectus.



                                          Technical Environment Solutions, Inc.
                                                 Summary Financial Data

                                        Year Ended December 31,                   Three Months Ended March 31,
                         --------------------------------------------------       ----------------------------
                         1995        1996       1997         1998       1998        1998       1999       1999
                         DM          DM         DM           DM         US $        DM         DM         US $
                         ----        ----       ----         ----       ----        ----       ----
 Statement of
 Operations Data:
 Sales                  577,564     293,814    427,882      610,056    365,960     175,375    231,215    137,628
 Gross Profit           226,200     116,471    248,132      407,822    244,680     130,409    180,832    107,638
 Income (loss) from
   operations           (97,772)   (165,143)  (638,564)    (996,486)  (597,772)   (151,586)  (183,781)  (109,393)
 Net income (loss)     (121,587)   (207,420)  (666,092)  (1,066,813)  (639,960)   (172,488)  (191,423)  (113,942)
 Earnings (loss)
   per share              (0.08)      (0.14)     (0.40)       (0.61)     (0.37)      (0.03)     (0.04)     (0.02)


                                                 December 31, 1998                   March 31, 1999
                                                 -----------------                   --------------
                                                 DM             US $                  DM         US $
 Balance Sheet Data:
   Working capital                             (168,467)    (101,060)              (93,532)   (55,674)
   Current assets                               292,335      175,366               361,279    215,047
   Current liabilities                          460,802      276,426               454,811    270,721
   Total assets                                 814,977      488,888               974,553    580,091
   Total liabilities                            979,471      587,565             1,330,470    791,947
   Stockholders' equity                        (164,494)     (98,677)             (355,917)  (211,856)

                             Environmental Technologies and Software Solutions, Inc.
                                             Summary Financial Data

                                             Year Ended December 31,          Three Months Ended March 31,
                                         ----------------------------       -------------------------------
                                         1997         1998       1998       1998            1999       1999
Statement of Operations Data:             DM           DM        US $        DM              DM         US $
                                         ----         ----       ----       ----            ----       -----
  Revenue                                 --          69,369     41,613       --           90,291      53,745
  Income (loss) from Operation         (343,614)  (1,393,650)  (827,622)   (312,504)     (366,577)   (218,201)
  Net income (loss)                    (344,625)  (1,378,707)  (817,775)   (312,504)     (366,680)   (218,262)
  Earnings (loss) per share               (0.33)       (0.99)     (0.59)      (0.25)        (0.23)      (0.14)

                                                      December 31, 1998                     March 31, 1999
                                                      -----------------                     --------------
                                                       DM        US $                       DM          US $

Balance Sheet Data:
  Working capital (deficit)                           (78,743)   (47,235)                 660,595      393,212
  Current assets                                      571,462    342,809                1,441,988      858,326
  Current liabilities                                 650,205    390,044                  781,393      465,114
  Total assets                                      2,527,699  1,516,315                3,690,926    2,196,979
  Total liabilities                                   650,205    390,044                  781,393      465,114
  Stockholders' equity                              1,877,494  1,126,271                2,909,533    1,731,865


                                       Technical Environment Solutions, Inc.
                                                        and
                             Environmental Technologies and Software Solutions, Inc.
                           Summary Unaudited Pro Forma Combined Condensed Financial Data




                                                Year Ended                       Three Months Ended
                                             December 31, 1998                     March 31, 1999
                                             -----------------                     --------------
                                                    DM                                   DM
Statement of Operations Data:
  Sales                                            679,425                                321,506
  Gross profit                                     463,247                                 65,134
  Net income (loss)                             (2,445,520)                              (558,103)
  Income (loss) per share                            (0.19)                                 (0.03)


                                             December 31, 1998                     March 31, 1999
                                             -----------------                     --------------
                                                    DM                                   DM

Balance Sheet Data:
  Working capital                                 (247,210)                               567,063
  Current assets                                   863,797                              1,803,267
  Current liabilities                            1,111,007                              1,236,204
  Total assets                                   3,054,007                              4,019,820
  Total liabilities                              1,341,007                              1,466,204
  Stockholders' equity                           1,713,000                              2,553,616

                            MONETARY EXCHANGE RATES

     Throughout this document we express monetary amounts in German Deutsche Marks and United States Dollars. Unless specified otherwise, monetary amounts expressed in German Deutsche Marks have been translated into, and correspondingly expressed in United States Dollars based upon the Noon Buying Rate of the Federal Reserve Bank of New York on December 31 of the year in which the transaction occurred. Transactions occurring in 1999 have been translated based upon the exchange rate on March 31, 1999. These translations are made solely for the convenience of the reader and are not necessarily expressed in monetary amounts that would have resulted had the exchange rate on the date of the actual transaction been used.


                                  RISK FACTORS

     The risk factors discussed below should be considered in conjunction with the other information contained in this proxy statement and prospectus.

     TES is currently experiencing a liquidity crisis and must raise additional funds. TES' business is capital intensive. TES has not generated sufficient cash flow to fund its operations and activities and is currently experiencing a liquidity crisis and must raise additional funds. If TES is unable to obtain necessary financing, it will be required to significantly curtail its activities or cease operations. TES has no commitments for any future financing and there can be no assurance that TES will be able to obtain additional financing in the future from either debt or equity financings, bank loans, or other sources on acceptable terms or at all. If available, any additional equity financings may be dilutive to TES' stockholders and any debt financings may contain restrictive covenants and additional debt service requirements, which could adversely affect TES' operating results.

     Because we have limited experience in how our current business is conducted we may not be able to profitably operate our own recycling facility or our planned job training program. Although TES has been in business since 1994, its experience is limited in how its business is conducted today. There can be no assurance that, even after the expenditure of substantial funds and efforts, TES will ever achieve or maintain an adequate level of business or profitability. Until recently TES operated only as a "middle-man" by contracting with third-party recycling facilities to service its customers. TES did not operate its own recycling facility until approximately one year ago and has not yet achieved profitability in its operations of the recycling facility. TES might not be able to successfully market its recycling services and profitably operate its own recycling facility. Further, although TES has developed plans to open a job training program for the recycling industry, there can be no assurance that it will be able to successfully open its job training facility or that, if opened, TES will be able to operate the facility on a profitable basis. The failure to successfully market, sell, and conduct recycling operations or the failure to open its job training facility and operate that facility on a profitable basis could have a material adverse effect on TES' financial condition and results of operations.

     Because we have a limited number of customers, the loss of any customer could significantly affect profitability. A significant portion of TES' revenues has been derived from a limited number of customers. TES, in the future, may lose customers that accounted for significant portions of its revenues in past periods and cause a substantial reduction in income. In fiscal 1998, revenues from TES' largest customer amounted to 10% of its total revenues, and in fiscal 1997, four customers each accounted for 10%, or 40% total, of TES' total revenues. TES' management expects that TES will continue to be dependent upon a limited number of customers for significant portions of its revenues in future periods. TES' future operating results may also be subject to significant period-to-period fluctuations as a consequence of limited customer concentration.

     A significant asset of ENTECS contains engineering design defects. TES has learned that the BRS-Compact concrete recycling system, for which its affiliate ENTECS owns the exclusive worldwide production and sales rights, contains a design defect. Should the design defect not be correctable or should ENTECS not be able to market and sell the BRS-Compact System because of past reliability problems, ENTECS will lose an important revenue source or find its revenue expectations significantly diminished. If that case occurs, the market value that TES placed on ENTECS may not be realized. The BRS Compact system represents a significant component of the total assets of ENTECS and, along with the anticipated revenue from sale of the technology, represents a substantial component of the value of ENTECS that TES used in negotiating the terms of the merger. ENTECS anticipates that a significant portion of its future revenues will be derived from the sales to customers of this technology. The design defect was revealed during recent testing of the technology by one of ENTECS potential customers. That customer refused to accept the BRS Compact system because of repeated breakdowns. A subsequent review of the technology by an independent engineering consultant confirmed the design defect. ENTECS believes, after consultation with the engineering consultant, that the design defect is correctable. ENTECS has received quotes to correct the design defect that range between 100,000 DM and 150,000 DM (US $59,880 and $89,820). However, there can be no assurance that the design defect can be fully corrected or that ENTECS can market and sell the system once the design defect is corrected.


     TES' affiliate, ENTECS, is involved in a dispute with the independent contractor that designed the BRS-Compact system. The independent contractor from whom ENTECS licensed the BRS-Compact concrete recycling technology has made a monetary demand against ENTECS for unpaid consulting fees. The independent contractor has also informed ENTECS that he considers the license agreement with ENTECS to be terminated. ENTECS believes it still possesses the license to produce and market the BRS-Compact system. While ENTECS believes it still possesses the license, there can be no assurances that the independent contractor will not file a claim in court seeking to find the license invalid, or that, if a lawsuit is filed, that the court would not find in favor of the independent contractor. Further, the independent contractor may file a court action to seek monetary damages. While ENTECS believes that it does not owe the sum claimed by the independent contractor, there can be no assurance that a court would not find in favor of the independent contractor. Should a court subsequently find the license agreement with the independent contractor invalid, ENTECS would lose an important revenue source and TES may not realize the value which it placed on ENTECS in negotiating the terms of the merger.

                           FORWARD-LOOKING STATEMENTS

     Some statements contained in this proxy statement and prospectus that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding anticipated cost savings resulting from the merger, TES' future economic performance and financial position, and plans and objectives of management for future operations including plans and objectives relating to the development and conduct of the recycling business and the job training business. Forward-looking statements are subject to factors that could cause actual results to differ materially from future results expressed or implied by forward-looking statements. They are based on assumptions, including the following:

o that TES will be able to develop it's recycling business and develop and establish its job training programs


o that competitive conditions within the recycling industry will not change materially or adversely

o that demand for TES' recycling services and recycled materials and products will remain strong

o    that TES will retain key management personnel

o    that TES' forecasts will accurately anticipate market demand

o that there will be no material adverse change in TES' operations or business.


     Although TES believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized.



     Management of TES intends that the forward-looking statements contained in this proxy statement and prospectus be subject to the safe harbors created by
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.


                               THE SPECIAL MEETING

General



     This proxy statemen and prospectus is being furnished to holders of ENTECS common stock, in connection with the solicitation of proxies by the ENTECS board of directors for use at the ENTECS special meeting of stockholders. This proxy statement and prospectus and the accompanying forms of proxy are first being mailed to ENTECS stockholders on or about June 30, 1999.

Matters to be Considered at the Special Meeting


     At the ENTECS special meeting, holders of ENTECS common stock will consider and vote upon (1) a proposal to approve the merger of TES Acquisition with and into ENTECS in accordance with an agreement and plan of merger dated June 22, 1999 among TES Acquisition, TES, and ENTECS; (2) a proposal to grant the ENTECS' board of directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the merger agreement and the merger; and (3) other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Votes Required for Approval of the Merger

     Under the Colorado Business Corporation Act, the merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of ENTECS common stock. As of the record date, directors and executive officers of ENTECS who may be deemed to be beneficial owners of approximately 890,000 shares, or 54.31% of the outstanding shares of ENTECS stock, have advised ENTECS that they intend to vote or direct the vote of all shares of their stock over which they have voting control for approval of the merger.

Voting at the Special Meeting

     The ENTECS board of directors has fixed June 25, 1999 as the record date for the determination of ENTECS' stockholders entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of shares of ENTECS common stock on the record date will be entitled to notice of and to vote at the special meeting. As of the record date, there were 1,638,282 shares of ENTECS common stock outstanding, held by approximately 325 holders of record. Each holder of record of shares of ENTECS common stock on the record date is entitled to one vote per share on each proposal properly submitted to a vote at the special meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ENTECS common stock is necessary to constitute a quorum at the special meeting.


Treatment of Abstentions

     Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence or absence of a quorum at the ENTECS meeting. Broker non-votes are shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular matter.

Proxies

     The ENTECS proxy accompanying this proxy statement and prospectus is solicited on behalf of the ENTECS board of directors for use at the special meeting. You are requested to complete, date, and sign the accompanying proxy and promptly return it in the accompanying envelope to ENTECS' transfer agent, Corporate Stock Transfer, Inc. or otherwise mail it to ENTECS. ENTECS stockholders who hold their ENTECS common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares. All shares of ENTECS common stock that are entitled to vote and are represented at the special meeting by properly executed proxies received prior to or at the special meeting, and are not revoked, will be voted at the special meeting in accordance with the instructions indicated on the proxies. If the instruction is to abstain, the shares represented by the proxy will be deemed to be present at the special meeting but will not be voted with respect to the merger, thus having the same effect as a vote against the merger. If no instructions are indicated, the proxy will be voted FOR approval of the merger.

     In the event that a quorum is not present at the time the ENTECS meeting is convened, or if for any other reason ENTECS believes that additional time should be allowed for the solicitation of proxies, ENTECS may adjourn the ENTECS meeting with or without a vote of the stockholders. If ENTECS proposes to adjourn the ENTECS meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of ENTECS common stock for which they have voting authority in favor of an adjournment.

     ENTECS' board of directors does not presently intend to bring any other business before the special meeting and, so far as is known to ENTECS' board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting the proxies.

Procedure for Revocation of Proxy

     An ENTECS stockholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by

o delivering a written notice to ENTECS' secretary, bearing a date later than the date of the proxy, stating that the proxy is revoked;


o signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the special meeting; or


o    attending the special meeting and voting in person.

     The presence of an ENTECS stockholder of record without voting at the meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. ENTECS stockholders who hold their ENTECS common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

Dissenters' Rights

     Under the Colorado Business Corporation Act, any holder of record of ENTECS common stock who does not vote in favor of the merger and delivers a demand for payment prior to the vote on the proposed merger at the ENTECS special meeting may demand a cash payment for the "fair value" of his or her shares of ENTECS common stock. If the parties cannot agree to an appropriate "fair value," it would be determined in judicial proceedings. Management cannot predict what the determination of "fair value" would be if its is determined by judicial proceedings. In order to exercise this right, a stockholder must comply with each of the procedural requirements of the Colorado Business Corporation Act. A description of those requirements is provided in "The Merger - Dissenters' Rights." The failure to take any of the steps required in a timely manner will result in a loss of dissenters' rights.

Expenses of Solicitation

     TES and ENTECS will share the cost of solicitation of proxies from ENTECS stockholders estimated to be $160,650 plus reasonable out-of-pocket expenses. In addition to solicitation by mail, the directors, officers, and employees of ENTECS may solicit proxies from stockholders by telephone, facsimile, or in person, following the original mailing of the proxies and other soliciting materials. Arrangements will also be made with custodians, nominees, and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by custodians, nominees, and fiduciaries, and TES and ENTECS will reimburse those holders for their reasonable expenses.


Recommendation of the Board of Directors


     The ENTECS board of directors has unanimously approved the merger agreement and the merger, believes that the terms of the merger agreement are fair to, and the merger is in the best interests of, ENTECS and its stockholders and, therefore, recommends that the holders of ENTECS common stock vote FOR approval and adoption of the merger agreement and the consummation of the merger.


     The matters to be considered at the special meeting are of great importance to the stockholders of ENTECS. Accordingly, ENTECS stockholders are urged to read and carefully consider the information presented in this proxy statement and prospectus and to complete, date, sign, and promptly return the enclosed proxy in the enclosed postage-paid envelope.

                                   THE MERGER

Background and Reasons for the Merger

     Germany has adopted some of the strictest laws and regulations in the world relating to the recycling of business waste products. These laws and regulations apply to a myriad of different types of waste products. TES and ENTECS are each in the business of providing products and services to assist German businesses in complying with environmental laws and regulations.

     Gerd Behrens, president of each company, founded both TES and ENTECS. Because TES and ENTECS recycle different types of product waste, Mr. Behrens initially believed it more efficient to contain the operations in separate entities. TES' focus has been upon electronic scrap and ENTECS' focus has been upon wood products and concrete. However, in June 1998 Mr. Behrens began to explore the feasibility of combining the operations of TES and ENTECS under one entity. The executive and administrative offices of both companies are presently at the same location. Management expects that the merger will ultimately result in administrative efficiencies by reducing the overhead of maintaining two holding companies, increased financial strength, and increased market potential, including global markets for all products. Management expects that TES will be able to better position itself in the environmental protection industry as a result of the merger with a combination of the innovative technologies of ENTECS and the certified recycling services of TES. Management believes that compliance with governmental regulations following the merger will be simplified since the compliance function is expected to be performed by a single group of employees rather than two separate groups with all activities conducted under the umbrella of TES.

     TES intends to operate the two subsidiaries it presently owns, TES GmbH and TES Oecon AG, and the two present subsidiaries of ENTECS, ENTECS Umwelttechnik GmbH and ENTECS Software and Umweltmanagement GmbH, under the umbrella of TES as a holding company providing management services to its subsidiaries. This will permit the consolidation of management expertise into one company. The operations of each subsidiary will be better able to complement each other in this way. For example, the training operations of TES Oecon AG will be able to offer new training courses for services and technologies that are developed by or as a result of the consulting services provided by ENTECS Software and Umweltmanagment GmbH. Each of the present TES and ENTECS subsidiaries will continue after the merger to offer the same products and services as they presently offer. The management of TES also anticipates the development of new products and services in the environmental service industry as a result of the closer interaction of the subsidiary's management and marketing personnel.

Effects of the Merger

     Upon consummation of the merger, TES Acquisition, a wholly owned subsidiary of TES will be merged with and into ENTECS and ENTECS will become a wholly owned subsidiary of TES. Each share of ENTECS common stock outstanding immediately prior to the merger will be converted into the right to receive seven shares of TES common stock.

     Management determined the exchange ratio by calculating the ratio of the net capital contributions made by the TES stockholders and the ENTECS stockholders to the total of the net capital contributions of both companies. With this ratio, management computed the number of total TES shares to be outstanding after the merger by dividing the TES shares outstanding before the merger by TES' ratio of the net capital contribution computed above. Management then computed the number of TES shares to be issued to ENTECS stockholders by subtracting the number of TES shares outstanding before the merger from the number to be outstanding after the merger. The exchange ratio equals the number of TES shares to be issued to ENTECS stockholders as a result of the merger divided by the number of shares of ENTECS common stock outstanding before the merger. The computed exchange ratio was then rounded to the nearest whole number.

     Based upon the number of shares of ENTECS common stock expected to be outstanding immediately prior to the merger, the stockholders of ENTECS will have the right to receive an aggregate of approximately 11,467,974 shares of TES common stock upon consummation of the merger. Subsequent to the merger, the ENTECS stockholders will control approximately 68.7% of the issued and outstanding shares of TES.


     Dieter Gastinger has been nominated for election to the board of directors subsequent to the merger. Mr. Gastinger is presently an officer and director of ENTECS. Mr. Gastinger's business experience is described in this document under the caption "Directors and Officers of ENTECS." The board of directors of TES following the merger will consist of Gerd Behrens, Frank Behrens, and Dieter Gastinger. Jutta Behrens, who is presently a director of TES, and Yvonne Marquard, who is presently a director of ENTECS, will resign at the effective time of the merger. The executive officers of TES following the merger are anticipated to be: Gerd Behrens-Chairman of the Board and President, Frank Behrens-Secretary-Treasurer and a Director, and Dieter Gastinger-Senior Vice President.


     The articles of incorporation and bylaws of TES, as in effect at this time will govern the rights, duties and privileges of the TES stockholders subsequent to the merger. Management does not believe that there are any material differences between the rights set forth in the articles of incorporation and bylaws of ENTECS and those set forth in the constituent documents of TES. For a description of the rights and preferences of the TES common stock, see "Description of TES Capital Stock."

Opinion of Financial Advisor

     Gerd Behrens and Frank Behrens have established the principal terms of the merger. Because each are officers and directors of TES and ENTECS, the terms of the merger were not negotiated on an "arms-length" basis. As a result, Blake Street Securities, LLC was retained to render an independent opinion to the board of directors of TES and ENTECS. The purpose of the opinion was to estimate a "fair range" for the exchange ratio of TES common stock for ENTECS' common stock in the proposed merger of the two companies. Blake Street's opinion was based upon a review of the companies from a financial point of view.


     On June 1, 1999, Blake Street delivered its opinion that, based upon and subject to the matters set forth in the opinion and as of such date, the merger of TES with ENTECS should result in an exchange of shares of TES and ENTECS at a ratio ranging from 6.91 shares of TES common stock for each share of ENTECS common stock to 8.36 shares of TES common stock for each share of ENTECS common stock. The full text of the written opinion of Blake Street, dated as of June 1, 1999, is set forth as appendix B to this proxy statement and prospectus and describes the assumptions made, matters considered and limits on the review undertaken. ENTECS stockholders are urged to read the opinion in its entirety.


     Blake Street's opinion addresses only the fairness, from a financial point of view, of the merger to the TES and ENTECS stockholders and does not constitute a recommendation to any stockholder of TES as to any action each stockholder should take with respect to the merger. In addition, the merger consideration resulted from the negotiations between TES and ENTECS and was not initially determined by Blake Street.

     In arriving at the opinion, Blake Street assumed and relied upon the accuracy and completeness of the financial and other information obtained from public sources or provided to it by TES and ENTECS. Blake Street has not assumed responsibility for any independent verification of such information or undertaken any obligation to verify such information. The management of TES and ENTECS informed Blake Street that the forecasts and projections provided to Blake Street represent their best current judgment, at the date of the opinion, as to the future financial performance of TES and ENTECS, each on a stand-alone basis. Blake Street assumed the projections had been reasonably prepared based on such current judgment. Blake Street assumed no responsibility for and expresses no view as to such forecasts and projections or the assumptions on which they were based. Blake Street did not perform an independent evaluation or appraisal of the assets of either TES or ENTECS.

     Blake Street also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in genera. Blake Street's opinion necessarily is based upon regulatory, economic, market and other conditions, as well as information made available to Blake Street as of June 1, 1999. The regulatory, economic, market and other conditions and the information made available to Blake Street could only be evaluated by Blake Street as of the date of the opinion.

     In connection with rendering the opinion, dated as of June 1, 1999, Blake Street reviewed a limited number of sources of information to reach its conclusions. Blake Street reviewed the following information:

o    TES' annual report for the year ended December 31, 1998 filed on Form
     10-KSB;
o    TES' quarterly report for the quarter ended March 31, 1999 filed on Form
     10-QSB;


o Non-public operating and financial information, including projections relating to the business of TES provided by the management of TES;
o Non-public operating and financial information, including projections relating to the business of ENTECS provided by the management of ENTECS; and


o    Information pertaining to the merger contained in this filing on Form S-4.

     Blake Street relied under two principle approaches in making their opinion of the terms of the merger. These approaches were the Income/NPV approach and the Capital Contribution approach.

     Under the Income/NPV approach, Blake Street compared the present value contribution of the estimated future cash flows of TES with the present value contribution of the estimated future cash flows of ENTECS. Under this approach, Blake Street estimated that ENTECS would contribute 73.5% of the combined company's future cash flows and that TES would contribute 26.5% of the combined company's future cash flows.

     Under the Capital Contribution approach, Blake Street compared the net capital contributions invested by the stockholders of each company with the net capital contributed invested by the stockholders of both companies combined. Under this approach, as of March 31, 1999, ENTECS held 68.9% of the net capital contributions of the two entities combined and TES held 31.1% of the net capital contributions of the combined entities.

     As a result of these analyses, Blake Street concluded that the exchange ratio for the proposed merger of TES and ENTECS, as of March 31, 1999, should result in ENTECS stockholders receiving between 68.0 and 72.0 percent of the combined company's common stock and TES stockholders receiving between 28.0 and
32.0 percent of the combined company's common stock. Based upon the present shares outstanding of common stock for each ENTECS and TES, Blake Street concluded that this range should result in an exchange ratio of between 6.91 shares of TES common stock for each share of ENTECS common stock and 8.36 shares of TES common stock for each share of ENTECS common stock.

     Blake Street' opinion was for the use and benefit of both the TES and ENTECS boards of directors in their consideration, from a financial point of view, of the merger. The opinion was not intended to be and does not constitute a recommendation to any shareholder as to any actions such shareholder should take with respect to the merger. Blake Street was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of either TEC or ENTECS to proceed with or effect the merger. Neither does Blake Street's opinion address the relative merits of the merger as compared to any alternative business strategies that might exist, or the effect of any other transaction in which either TES or ENTEC might engage.


     Under the terms of the agreement, Blake Street is entitled to receive an aggregate cash fee of US $22,000 plus reimbursement for all reasonable out-of-pocket expenses for its role in rendering the opinion. Under the terms of the agreement, TES also agreed to indemnify, defend and hold Blake Street harmless if they become involved in any way in any legal or administrative proceeding related to the services they provided in rendering their opinion of the terms of the merger.


Federal Income Tax Considerations in the United States


     The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of ENTECS common stock for TES common stock under the merger that are generally applicable to holders of ENTECS common stock. Thi discussion is based on currently existing provisions of the Internal Revenue Code of 1986, existing and proposed Treasury regulations under the Internal Revenue Code, and current administrative rulings and court decisions, all of which are subject to change. Any change in the Internal Revenue Code and Treasury regulations, which may or may not be retroactive, could alter the tax consequences to TES, ENTECS, or ENTECS' stockholders as described in this discussion.

     ENTECS stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular ENTECS stockholders in light of their particular circumstances, like stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their ENTECS common stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws. Nor does the following discussion address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger. This is so whether or not any those transactions are undertaken in connection with the merger, including without limitation any transaction in which shares of ENTECS common stock are acquired or in which shares of TES common stock are disposed. Accordingly, ENTECS stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local, and foreign tax consequences.

     The merger is intended to constitute a reorganization. If the merger does qualify as a reorganization, then, subject to the limitations and qualifications referred to in this discussion, the merger will generally result in the following federal income tax consequences:

     1. No gain or loss will be recognized by ENTECS' stockholders solely upon their receipt of TES common stock in exchange for ENTECS common stock in the merger except to the extent of cash received instead of a fractional share of TES common stock.

     2. The aggregate tax basis of the TES common stock received by ENTECS stockholders in the merger, reduced by any tax bases attributable to fractional shares deemed to be disposed of, will be the same as the aggregate tax basis of the ENTECS common stock surrendered in exchange for the TES common stock.

     3. The holding period of the TES common stock received by each ENTECS stockholder in the merger will include the period for which the ENTECS common stock surrendered in exchange for the TES common stock was considered to be held, provided that the ENTECS common stock surrendered in exchange for the TES common stock is held as a capital asset at the time of the merger.

     4. Cash payments received by ENTECS' stockholders instead of a fractional share will be treated as if the fractional share of TES common stock had been issued in the merger and then redeemed by TES. An ENTECS stockholder receiving cash will recognize gain or loss upon the payment of the cash, measured by the difference, if any, between the amount of cash received and the basis in the fractional share.

     5. Neither TES, TES Acquisition, nor ENTECS will recognize material amounts of gain solely as a result of the merger.

     The parties are not requesting and will not request a ruling from the Internal Revenue Service in connection with the merger. The consummation of the merger is conditioned on the receipt by TES and ENTECS of an opinion from Schlueter & Associates, P.C. to the effect that the merger will constitute a reorganization. ENTECS stockholders should be aware that the tax opinion does not bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary opinion.

     The tax opinion will be subject to assumptions and qualifications, including but not limited to the truth and accuracy of representations made by TES, ENTECS, and TES Acquisition.


     A successful IRS challenge to the reorganization status of the merger would result in ENTECS stockholders recognizing taxable gain or loss with respect to each share of common stock of ENTECS surrendered equal to the difference between the stockholder's basis in his/her shares and the fair market value, as of the effective date of the merger, of the TES common stock received in exchange for the ENTECS common stock. In an event like this, a stockholder's aggregate basis in the TES common stock received in the merger would equal its fair market value, and the stockholder's holding period for that stock would begin the day after the merger.

Income Tax Considerations in Germany

     The following discussion summarizes the material German income tax considerations relevant to the exchange of shares of ENTECS common stock for TES common stock under the merger that are generally applicable to holders of ENTECS common stock. This discussion is based on currently existing provisions of the tax law in Germany. The tax law in Germany relating to sale of stock in companies was recently updated. In March 1999, Germany enacted "Steuerentlastungsgesetz 1999/2000/2002," which impacts gains from the sale of capital stock, in addition to other features. Most features of this law were retroactive to January 1, 1999, including that section of the Steuerentlastungsgesetz regulation that pertains to sales of investments and shares in stock companies, called "Kapitalgesellschaften." Measures of the Steuerentlastungsgesetz regulation relating to value added tax, however, are effective April 1, 1999.

     As a result of the Kapitalgesellschaften regulation, it is possible that German citizens holding shares of ENTECS common stock may incur tax liability from the exchange of their ENTECS stock for TES stock under the terms of the merger agreement. This possibility is based upon the following general assumptions under the Kapitalgesellschaften regulation:

     1. The ENTECS stockholder holds his ENTECS shares privately, and not as company property;

     2. The ENTECS stockholder is a German citizen not subject to other tax limitations under German law; and

     3. The investment in ENTECS qualifies as moveable property under Article 13 of the double taxation agreement between Germany and the United States, dated August 29, 1989.

     Within the general assumptions stated above, an ENTECS stockholder may be subject to taxation if the sale of a private investor's investment in a stock company results in a gain. A gain from the sale of an investment in a stock company is generally realized if the sales price of stock less the selling costs of the stock sold exceeds the investor's acquisition costs.


     Under the Kapitalgesellschaften regulation, the merger of ENTECS with TES may qualify as a sale of shares. In this scenario, any gain would be determined by the market value of the TES shares received in exchange for the ENTECS stockholders shares plus the value of any additional monetary consideration received. Additional monetary consideration might include, for example, cash for fractional shares. For example, if the market value of TES shares on the date of the merger exceeded the ENTECS stockholders acquisition cost of his or her ENTECS shares, a gain would result. In determining if a gain resulted from the exchange of stock, any additional consideration such as cash received for fractional shares would be added to the market value of the TES shares exchanged. If, on the other hand, the acquisition costs of the ENTECS stockholder's stock is equal to or greater than the market value of the TES shares - plus any additional consideration - then no gain would result and the ENTECS stockholder will incur no tax liability resulting from the merger.

     There are additional considerations that may impact the taxability of the merger under the Kapitalgesellschaften regulation. Where a gain has resulted, as described above, from the exchange of ENTECS stock under the terms of the merger, and the ENTECS stockholder has held his or her ENTECS shares in excess of twelve months from the date of purchase, no tax liability will be incurred by the ENTECS stockholder. Generally, only ENTECS stockholders who have held their ENTECS shares for twelve months or less will incur tax liability. However, if an ENTECS stockholder holds a material investment in ENTECS stock, then the exchange of their shares will result in tax liability, regardless of the length of time they held their ENTECS stock. A material investment is defined as an investment in ten percent or more of a company's stock. Thus, ENTECS stockholders who hold more than ten percent of ENTECS stock and receive a gain from the sale or exchange of their shares, will incur tax liability even if they held the stock longer than twelve months.

     ENTECS stockholders may incur further tax liability other than that specified by the Kapitalgesellschaften regulation. Given the third assumption stated above that the ENTECS stockholder's investment in ENTECS stock qualifies as moveable property as in Article 13 of the double taxation agreement between the United States and Germany, the ENTECS stockholder may be subject to taxation in the German state where he or she resides. We do not discuss the tax liabilities that may result to ENTECS stockholders by the German State in which they reside any further in this document.

Dissenters' Rights

     Under Section 7-113-102 of the Colorado Business Corporations Act, stockholders are entitled to payment of the fair value of their shares in the case of a merger requiring stockholder approval. In order to assert dissenter's rights, a stockholder who wishes to assert his/her rights must, before a vote is taken, deliver a written notice to ENTECS stating that the stockholder intends to demand payment for his/her shares if the proposed action is taken. In addition, the stockholder must not vote in favor of the proposed action. Rather, the stockholder must vote either against the proposed action or abstain. Further, a stockholder's vote against the proposal does not satisfy his/her notice requirement under the Colorado Business Corporation Act. Instead, the stockholder must cause ENTECS to receive written notice stating that he/she intends to demand payment for their shares if the proposed action is taken. This written notice must be received by ENTECS before a vote on the merger is taken. See Section 7-113-202 of the Colorado Business Corporations Act. TES' stockholders will not have dissenters' rights under the Colorado Business Corporation Act in connection with the merger.

     According to Section 7-113-203 of the Colorado Business Corporations Act, if the proposed corporate action is approved by a vote of the stockholders, the corporation must send a notice to the dissenters who properly notified the corporation of their intention to dissent before the vote was taken. This notice, known as the "dissenter's notice" in Colorado, must be sent by the corporation no later than ten days after the corporate action was taken. This notice to the dissenting stockholders will state:

o    Where a dissenting stockholder must demand payment;

o How to surrender his/her stock certificates in exchange for payment of the fair value of the surrendered stock certificates; and

o Indicate the date by which the corporation must receive the payment demand and certificates.

     When the dissenting stockholder receives the dissenter's notice from the corporation, he/she must then demand payment for his/her shares, certify that he/she was a stockholder before the date set for the right to dissent, and deposit his/her stock certificates as directed in the dissenter's notice. Once the dissenting stockholder complies with these conditions, the corporation must then pay the dissenting stockholder an amount that the corporation believes to be the fair value of the surrendered stock certificates. To determine the fair value of any dissenting stockholders common stock, ENTECS intends to rely on a valuation analysis of TES and ENTECS performed by Blake Street Securities, LLC. Blake Street prepared the valuation analysis so that it could render a fairness opinion on the terms of the merger.


     A copy of the sections of the Colorado Business Corporation Act that discuss the rights of stockholders to dissent from a transaction is attached as appendix C to this proxy statement and prospectus.


     Because of the complexities of these provisions of the Colorado law, ENTECS stockholders who are considering pursuing dissenters' rights may wish to consult legal counsel.


Interests of Persons in the Merger


     The members of the TES board of directors have interests in the merger that are in addition to their interests as stockholders of TES. Also, some members of the ENTECS board of directors and management have interests in the merger that are in addition to their interests as stockholders of ENTECS. The TES board of directors and the ENTECS board of directors were aware of these interests and considered them in approving the merger agreement and the transactions contemplated in the merger agreement.


     The stockholders of ENTECS should consider these interests in the merger that presented potential conflicts, including those referred to below, when evaluating the recommendation of the ENTECS board of directors with respect to the merger.

     The officers and directors and key consultants of ENTECS include individuals who are also officers and directors or consultants of TES. These individuals include Gerd Behrens, Frank Behrens, Yvonne Marquard, and Karsten Behrens.

     Gerd Behrens, the president and a director of ENTECS, is also the chairman of the board and the president of TES. Gerd Behrens owns 500,000 shares, or 30.5%, of ENTECS common stock.

     Frank Behrens, the secretary and a director of ENTECS, is also the secretary and a director of TES. Frank Behrens owns 200,000 shares, or 12.2%, of ENTECS common stock. Further, Frank Behrens received 35,000 DM, or approximately US $20,995, in consultant fees and 42,500 DM, or approximately US $25,494, compensation in 1998 for serving as managing director of ENTECS Software und Umweltmanagement GmbH.

     Karsten Behrens served as a consultant to both ENTECS and TES. He owns 200,000 shares, or 12.2% of ENTECS common stock. Karsten Behrens also received 52,500 DM, or approximately US $31,494, in consultant fees from ENTECS in 1998.

     Yvonne Marquard served as a consultant to both ENTECS and TES. She owns 90,000 shares, or 5.5%, of ENTECS common stock. She also received 162,809 DM, or approximately US $97,665, in consultant fees from ENTECS in 1998.

     Gerd and Jutta Behrens are husband and wife, and Frank Behrens and Karsten Behrens are the sons of Gerd and Jutta Behrens. Frank Behrens and Karsten Behrens are brothers.

     TES has entered into an employment agreement with Gerd Behrens under which Mr. Behrens will be paid approximately 8,000 DM per month. Mr. Behrens also has an employment agreement with ENTECS under which he will be paid approximately 8,000 DM per month. See "Directors and Officers of TES - Employment and consulting agreements" and "Directors and Officers of ENTECS - Employment and consulting agreements" for further discussion of these arrangements.

     TES and ENTECS have each entered into consulting agreements with Yvonne Marquard. Under the ENTECS agreement she has been paid a consulting or finder's fee based upon the difference between 20% of the gross proceeds raised and the amount of commission or fees actually paid to brokers or finders for the sale of ENTECS' securities. Ms. Marquard was paid approximately 162,809 DM (US $97,665) by ENTECS under the terms of her agreement with ENTECS in 1998. Ms. Marquard is the wife of Michael Marquard, who is an employee of TES.

     The merger agreement provides that TES will, from and after the effective date of the merger, indemnify, defend, and hold harmless the present and former officers, directors, employees, and agents of ENTECS in respect of acts or omissions occurring on or before the effective date of the merger, in each case to the full extent TES is permitted under Colorado law, the ENTECS articles of incorporation, or the ENTECS bylaws or any indemnification agreement to which ENTECS is a party, in each case as in effect on the date of the merger agreement.

Financing the Merger

     The merger will be a stock for stock transaction. Stockholders of ENTECS will receive shares of the common stock of TES in exchange for their shares of ENTECS common stock. Cash will be paid to ENTECS stockholders instead of fractional shares, which is not expected to be material. Expenses and other costs of the merger will be paid from funds generated by the operations of TES.

Accounting Treatment

     The merger will be accounted for by TES as a reorganization of companies under common control in accordance with U.S. generally accepted accounting principles. The accounting for the merger under this method is expected to be similar to that of a pooling of interests. Under this accounting treatment, the recorded assets and liabilities of TES and ENTECS will be carried forward to the combined company's financial statements at their historical amounts, the consolidated earnings to the combined company will include the earnings of TES and ENTECS for the entire fiscal year in which the merger occurs and for all prior years presented, and the reported retained earnings of TES and ENTECS for the prior periods will be combined and restated as consolidated retained earnings of the combined company.

                              THE MERGER AGREEMENT


     The description of the merger agreement set forth in this section is a summary of the material provisions of the merger agreement, a copy of which is attached as appendix A to this proxy statement/ prospectus. This description is qualified in its entirety by reference to the merger agreement.


General

     TES, TES Acquisition, and ENTECS have entered into the merger agreement, which provides (1) that TES Acquisition, a wholly owned subsidiary of TES, will be merged with and into ENTECS, and (2) that at the time the merger becomes effective each share of outstanding ENTECS common stock will be converted into the right to receive seven shares of TES common stock. The merger is subject to the satisfaction of a number of conditions, including the approval of the stockholders of ENTECS.

Effective Time of the Merger

     The closing will occur, and the merger will become effective, upon:

     1.   the approval of the merger agreement by the ENTECS stockholders;

     2. the acceptance for filing of articles of merger between TES Acquisition and ENTECS with the Colorado Secretary of State; and

     3. the satisfaction or waiver of the other conditions set forth in the merger agreement.

     It is anticipated that the articles of merger will be filed within 45 days of the ENTECS stockholders meeting.

Exchange of Certificates

     Corporate Stock Transfer of Colorado will act as exchange agent in connection with the merger. As soon as practicable after the effective date of the merger, the exchange agent will send a notice and transmittal form to ENTECS stockholders to be used in forwarding their ENTECS stock certificates for surrender and exchange for the merger consideration. Please do not surrender your ENTECS certificates for exchange until you receive the transmittal form and instructions. The instructions will include procedures concerning lost certificates.

     Each holder of ENTECS common stock will be entitled, upon surrender to the exchange agent, to receive in exchange for his shares of ENTECS common stock certificates representing the number of whole shares of TES common stock into which his shares of ENTECS common stock were converted in the merger, together with any cash payable instead of fractional shares. Until a holder of ENTECS common stock surrenders his/her ENTECS common stock certificates to the exchange agent, the certificates representing shares of ENTECS common stock will be deemed to represent the number of whole shares of TES common stock into which the shares of ENTECS common stock were converted.

           ENTECS stockholders should not send any stock certificates with their proxy cards

Fractional Shares

     Certificates representing fractional shares of TES common stock will no be issued in the merger. Fractional share interests will not entitle the owner to vote or to any other rights of a stockholder of TES. Instead of the issuance of any fractional share of TES common stock, each holder of ENTECS common stock who otherwise would be entitled to receive a fractional share of TES common stock in the merger will receive, upon surrender for exchange, an amount in cash determined by multiplying (1) the amount of $4.00 by (2) the fraction of a TES share to which that holder would otherwise be entitled. If more than one certificate representing shares of ENTECS common stock is surrendered for the account of the same stockholder of record, the number of full shares of TES common stock for which certificates will be delivered will be computed on the basis of the aggregate number of shares of ENTECS common stock represented by the certificates surrendered by that stockholder.


Representations

     The parties make various representations and warranties in the merger agreement, including representations and warranties by each of ENTECS and TES as to:

     o    organization and good standing,

     o    capitalization,

     o authorization of the merger agreement and the absence, except as specified, of the need for governmental or third party consents to the merger,

     o    compliance with applicable law,

     o    accuracy of financial statements,

     o absence of material undisclosed liabilities and the absence of material adverse changes in the financial or other condition, operations, or business of ENTECS and TES, taken as a whole,

     o    absence of pending or threatened material litigation,

     o absence of employee benefit plans and collective bargaining agreements,

     o material compliance with applicable environmental laws and regulations, and

     o    absence of brokers or finders.

Conduct of Business Pending the Merger

     TES and ENTECS have agreed to conduct their operations, except as otherwise provided in the merger agreement, according to their normal course of business until consummation of the merger. Further, TES and ENTECS have each agreed that, among other things, until the consummation of the merger, unless the other agrees in writing or as otherwise required or permitted by the merger agreement, it will not:

     o issue any shares of capital stock, effect any stock split, or otherwise change its capitalization as it existed on the date the merger agreement was signed;

     o declare, set aside, or pay any dividend or other distribution, whether in cash, stock, or property or any combination of cash, stock, or property, in respect of any of its capital stock;

     o    amend or propose to amend its articles of incorporation or bylaws;

     o acquire, sell, lease, encumber, transfer, or dispose of any assets except in the ordinary course of business;

     o incur any indebtedness for borrowed money or guarantee any indebtedness issued, sell any debt securities, warrants or rights to acquire any debt securities, guarantee any debt of others, make any loans, advances, or capital contributions, or mortgage, pledge, or otherwise encumber any material assets or create any material lien on material assets, except in the ordinary course of business;

     o pay, discharge, or satisfy any claims, liabilities, or obligations except in the ordinary course of business; or

     o change any accounting principles or practices except as required by generally accepted accounting principles.

Conditions to Consummation of the Merger

     The obligations of TES and ENTECS to complete the merger are subject to the following conditions:

o ENTECS' stockholders must approve all transactions contemplated by the merger agreement;

o The relevant governmental authorities must grant all required authorizations, consents, orders or approvals;

o The registration statement that contains this proxy statement and prospectus shall have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

o There must not be any law, order, injunction, or other legal restraint or prohibition enjoining or preventing the consummation of the merger;

o The representations and warranties of TES, TES Acquisition and ENTECS contained in the merger agreement must be true and correct as of the closing;

o Neither party to the merger agreement may have suffered any material adverse change to its business or financial condition;

o Each party to the merger agreement may have performed all obligations required to be performed under the merger agreement except where the failure to perform would not have a material adverse effect;

o Each party must have furnished to the other an opinion of its counsel to the effect that the respective party and each of its respective subsidiaries, among other conditions:

     o is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado;

     o has the corporate power to carry on its business as it is being conducted on the closing date of the merger agreement;


     o has validly issued its capital stock, and that capital stock is outstanding, fully paid and nonassessable, and that between the date of the merger agreement and the closing date of the merger, no additional shares of its capital stock have been issued;.

     Additional Conditions of Obligation of ENTECS are as follows:

o TES must have received the opinion of ENTECS' tax counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, and that TES Acquisition and ENTECS will each be a party to that reorganization within the meaning of Section 368(b) of the Code.


Termination

     The merger agreement may be terminated at any time prior to effectiveness of the merger, whether before or after stockholder approval of the merger, by

     o    mutual consent of TES and ENTECS,

     o either TES or ENTECS if the merger is not consummated before June 30, 1999 unless the failure to consummate the merger by that date is due to the action or failure to act of the party seeking to terminate the agreement,

     o    either TES or ENTECS if

          - the conditions to that party's obligations have become impossible to satisfy; or

          - any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and non-appealable,

     o ENTECS, if it has received a proposal from a third party which contemplates a transaction which the board of directors determines, after consultation with its legal and financial advisors, is more favorable than the transactions contemplated by the merger agreement, unless, within five days of receipt by TES of notice of ENTECS' receipt of third-party transaction proposal, TES and ENTECS agree to a transaction which the board of directors determines, after consultation, is more favorable than the proposed third-party transaction, or

     o TES or ENTECS if ENTECS fails to obtain the required approval of its stockholders upon a vote held at a duly held meeting of stockholders or at any adjournment of a duly held meeting of the stockholders for the purpose of obtaining its stockholder's vote.


     If the merger agreement is terminated and abandoned, the merger agreement will immediately become void and have no effect, without any liability on the part of any party to the merger agreement or its affiliates, directors, officers, or stockholders, except with respect to confidentiality obligations and indemnification provisions relating to brokers or finders or other similar persons or entities.


Expenses and Fees

     Whether or not the merger is consummated, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring costs and expenses of the merger and merger agreement, except that the printing and mailing costs associated with this proxy statement and prospectus shall be borne equally by TES and ENTECS. In addition to printing and mailing expenses, costs and expenses incurred in connection with the merger agreement are expected to consist primarily of legal and accounting fees, tax opinion fees, and filing fees under federal and state regulatory laws and are estimated to be $160,650.

                               UNAUDITED PRO FORMA

                     COMBINED CONDENSED FINANCIAL STATEMENTS



     The following unaudited pro forma condensed combined statement of operations of Technical Environment Solutions, Inc. gives effect to the proposed merger of TES and ENTECS as if the transaction occurred at the beginning of the period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 is derived from the audited statements of operations of TES and ENTECS. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 1999 is derived from the unaudited statements of operations of TES and ENTECS.

     The unaudited pro forma condensed combined balance sheet at March 31, 1999 gives effect to the proposed Merger of TES and ENTECS as if the transaction occurred on March 31, 1999. The unaudited pro forma condensed combined balance sheet is derived from the historical balance sheet of TES and ENTECS as of March 31, 1999.

     The unaudited pro forma condensed combined financial data do not reflect the effects of any anticipated changes to be made by TES in its operations. The data are presented for informational purposes only and should not be construed to be indicating:

     o the results of operations or the financial position of TES that actually would have occurred had the proposed merger been consummated as of the dates indicated; or

     o the results of operation or the financial position of TES in the future.

     The following pro forma condensed combined financial data and notes are qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operation," the consolidated financial statements and notes of TES and ENTECS and other historical information included elsewhere in this filing.


                                                 Technical Environment Solutions, Inc.
                                                                  and
                                       Environmental Technologies and Software Solutions, Inc.
                                              Pro Forma Combined Condensed Balance Sheet

                                                            March 31, 1999
                                                              (Unaudited)

                                                                                                           Pro Forma       Pro Forma
                                                                           TES             ENTECS         Adjustments      Combined
                                                                           DM                DM                DM             DM
Assets
Current Assets:
 Cash ..............................................................        215,467       1,226,663            --         1,442,130
 Accounts receivable ...............................................        125,193          48,315            --           173,508
Inventory ..........................................................              0         120,000                         120,000
Prepaid expenses ...................................................         20,619          47,010                          67,629
                                                                         ----------      ----------      ----------      ----------
Total current assets ...............................................        361,279       1,441,988            --         1,803,267

Property and equipment, net ........................................        155,098         522,028                         677,126

Investments ........................................................         10,000            --              --            10,000
Note receivable - non current ......................................         50,000            --                            50,000
Intangible assets ..................................................           --         1,081,251                       1,081,251
Due from affiliated company ........................................           --           645,659        (645,659)              0
Other assets .......................................................        398,176            --                           398,176
                                                                         ----------      ----------      ----------      ----------
                                                                            974,553       3,690,926        (645,659)      4,019,820
                                                                         ==========      ==========      ==========      ==========

Liabilities and stockholders' equity Current liabilities:
Notes payable - banks ..............................................         32,059            --                            32,059
Notes payable - others .............................................         80,000            --                            80,000
Accounts payable ...................................................         98,843         324,254            --           423,097
Accounts payable - related party ...................................         15,862         316,850            --           332,712
Other current liabilities ..........................................        228,047         140,289            --           368,336
                                                                         ----------      ----------      ----------      ----------
Total current liabilities ..........................................        454,811         781,393               0       1,236,204

Loans from shareholders ............................................        230,000            --                           230,000
Loans from affiliated companies ....................................        645,659            --          (645,659)           --

Common stock .......................................................      2,260,155       4,999,545                       7,259,700
Accumulated deficit ................................................     (2,616,072)     (2,090,012)           --        (4,706,084)
                                                                         ----------      ----------      ----------      ----------
Total stockholders' equity .........................................       (355,917)      2,909,533            --         2,553,616
                                                                         ----------      ----------      ----------      ----------
                                                                            974,553       3,690,926        (645,659)      4,019,820
                                                                         ==========      ==========      ==========      ==========

                             See accompanying notes.

                                       Technical Environment Solutions, Inc.
                                                        and
                              Environmental Technologies and Software Solutions, Inc.
                               Pro Forma Combined Condensed Statement of Operations
                                           Year ended December 31, 1998
                                                    (Unaudited)

                                                                                                    Pro Forma            Pro Forma
                                                                 TES                ENTECS         Adjustments           Combined
                                                                 DM                  DM                DM                    DM

Net sales ..........................................            610,056              69,369                --               679,425
Cost of sales ......................................            202,174              14,004                --               216,178
                                                            -----------         -----------         -----------         -----------
Gross profit .......................................            407,882              55,365                --               463,247

General and administrative .........................          1,404,368           1,449,015                --             2,853,383
Losses of unconsolidated subsidiary ................             49,000                --                  --                49,000
Interest income ....................................            (19,668)            (18,581)              7,515             (30,734)
Interest expense ...................................             40,995               2,166              (7,515)             35,646
                                                            -----------         -----------         -----------         -----------
Net income before taxes ............................         (1,066,813)         (1,377,235)               --            (2,444,048)
Taxes on income ....................................               --                 1,472                --                 1,472
                                                            -----------         -----------         -----------         -----------
Net income (loss) ..................................         (1,066,813)         (1,378,707)               --            (2,445,520)
                                                            ===========         ===========         ===========         ===========

Basic income per share .............................              (0.20)              (1.00)               --                 (0.16)
                                                            ===========         ===========         ===========         ===========

Weighted average shares ............................          5,224,830           1,378,707           8,177,710          14,875,779
                                                            ===========         ===========         ===========         ===========


                             See accompanying notes.

                                                      Technical Environment Solutions, Inc.
                                                                       and
                                             Environmental Technologies and Software Solutions, Inc.

                                              Pro Forma Combined Condensed Statement of Operations
                                                        Three Months ended March 31, 1999
                                                                   (Unaudited)

                                                                                                        Pro Forma         Pro Forma
                                                                                                       Adjustments         Combined
                                                                  DM                  DM                   DM                 DM

Net sales ..........................................            231,215              90,291                --               321,506
Cost of sales ......................................             50,383             205,989                                 256,372
                                                            -----------         -----------         -----------         -----------
Gross profit .......................................            180,832            (115,698)                                 65,134

General and administrative .........................            364,613             250,879                --               615,492
Losses of unconsolidated subsidiary ................                  0                --                  --                     0
Interest income ....................................             (5,453)             (8,639)              7,515              (6,577)
Interest expense ...................................             13,095               8,485              (7,515)             14,065
                                                            -----------         -----------         -----------         -----------
Net income before taxes ............................           (191,423)           (366,423)               --              (557,846)
Taxes on income ....................................               --                   257                --                   257
                                                            -----------         -----------         -----------         -----------
 Net income (loss) .................................           (191,423)           (366,680)               --              (558,103)
                                                            ===========         ===========         ===========         ===========

 Basic income per share ............................                                  (0.04)              (0.23)              (0.03)
                                                            ===========         ===========         ===========         ===========

Weighted average shares ............................          5,224,830           1,563,515           9,381,090          16,169,435
                                                            ===========         ===========         ===========         ===========



                             See accompanying notes.

                      Technical Environment Solutions, Inc.
                                       And
             Environmental Technologies and Software Solutions, Inc.
           Notes to Pro Forma Combined Condensed Financial Statements
                      December 31, 1998 and March 31, 1999
                                   (unaudited)


1. TES and ENTECS have signed a letter of intent, dated December 10, 1998, in which they propose to enter into a definitive agreement and plan of merger providing for the merger of a wholly owned subsidiary of TES into ENTECS. Under the terms of the agreement, the holders of ENTECS common stock will receive seven shares of TES common stock for each outstanding share of ENTECS' common stock. Accordingly, the pro forma condensed combined financial statements as of March 31, 1999 give effect to the issuance of 11,288,774 TES common shares and assumes the merger with ENTECS will be accounted for as a reorganization of companies under common control. The accounting for the merger is expected to be similar to that of a pooling of interests.


2. The pro forma condensed combined statement of operations gives effect to the merger of TES with ENTECS as if the merger occurred at the beginning of the periods presented.

3. Inter-company advances, accrued interest on the advances and amounts of interest income and expense have been eliminated.

4. The pro forma weighted average shares outstanding for basic earnings (loss) per share gives effect to the issuance of seven shares of TES stock in exchange for each share of ENTECS stock outstanding for the period presented, weighted for the period the shares were actually outstanding.

                         SELECTED FINANCIAL DATA OF TES



     The selected balance sheet data as of December 31, 1998 and the selected statement of operations data for the years ended December 31, 1995, 1996, 1997 and 1998, have been derived from the financial statements of TES. The selected unaudited financial data at March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been prepared on a basis consistent with the consolidated financial statements of TES. In the opinion of TES, the selected unaudited financial data include all adjustments -consisting only of normal recurring adjustments- necessary for a fair presentation of the financial position at the date presented and results of operations for the periods presented. Operating results for the three months ended March 31, 1999 are not necessarily indicative of results for the full fiscal year. These data should be read in conjunction with the consolidated financial statements of TES, the notes to the consolidated financial statements of TES and TES' management discussion and analysis of financial condition and results of operations, all of which are included in this proxy statement and prospectus.

         The TES Selected Financial Data Table Follows on the Next Page.

                                                         TES Selected Financial Data Table



                                                       Year Ended December 31,                         Three Months Ended March
                                        -----------------------------------------------------       -----------------------------
                                        1995       1996          1997       1998         1998       1998         1999        1999
Statement of                            ----       ----          ----       ----         ----       ----         ----        ----
  Operations Data:                       DM         DM           DM         DM           US $        DM           DM         US $
                                        ----       ----          ----       ----         ----       ----         ----        ----
 Sales                                 577,564    293,814       427,822    610,056      365,960    175,375      231,215     137,628
 Cost of Operations                    351,364    177,343       179,690    202,174      121,280     44,966       50,383      29,990
                                       -------    -------       -------    -------      -------  ---------     --------    --------
 Gross Profit                          226,200    116,471       248,132    407,882      244,680    130,409      180,832     107,638
 Other Costs and Expenses:
    General and Administrative         323,972    281,614       652,519  1,305,774      783,308    281,995      364,613     217,032
    General and Administrative
        - related parties                   --         --       234,177     98,594       59,145         --           --          --
                                       -------    -------       -------    -------      -------  ---------     --------    --------
 Income (loss) from operations         (97,772)  (165,143)     (638,564)  (996,486)    (597,772)  (151,586)    (183,781)   (109,393)
 Other Income and (expense):
  Interest Income                        4,780      1,240        19,190     19,668       11,798        238        5,453       3,246
  Losses of unconsolidated subsidiary       --         --            --    (49,000)     (29,394)   (15,530)          --          --
  Interest Expense - related party          --         --       (18,100)   (24,418)     (14,648)        --           --          --
  Interest Expense                     (28,595)   (43,517)      (28,618    (16,577)      (9,944)    (5,610)     (13,095)     (7,795)
                                       --------   --------      -------    --------      -------  ---------     --------   ---------
                                       (23,815)   (42,277)      (27,528)   (70,327)     (42,188)   (20,902)      (7,642)     (4,549)

 Income (loss) before income taxes    (121,587)  (207,420)     (666,092)(1,066,813)    (639,960)  (172,488)    (191,423)   (113,942)
 Provision for income taxes                 --         --            --         --           --         --           --          --
                                     ---------   --------     ---------  ---------    ---------   --------    ---------    --------
 Net income (loss)                    (121,587)  (207,420)     (666,092)(1,066,813)    (639,960)  (172,488)    (191,423)   (113,942
                                     =========   =========    =========  =========    =========   =========   =========   =========
 Basic income (loss) per share:          (0.08)     (0.14)        (0.40)     (0.61)       (0.37)     (0.03)       (0.04)      (0.02)
                                     =========   =========    =========  =========    =========   =========   =========   =========
 Weighted average common and
  common equivalent shares
  outstanding                        1,507,176   1,508,134    5,028,813  5,224,830    5,224,830   5,224,830   5,224,830   5,224,830
                                     =========   =========    =========  =========    =========   =========   =========   =========

                                            December 31, 1998                  March 31, 1999
                                         ----------------------        ---------------------------
                                           DM            US $               DM              US $

 Balance Sheet Data:
  Working capital                       (168,467)      (101,060)         (93,532)         (55,674)
  Current assets                         292,335        175,366          361,279          215,047
  Current liabilities                    460,802        276,426          454,811          270,721
  Total assets                           814,977        488,888          974,553          580,091
  Total liabilities                      979,471        587,565        1,330,470          791,947
  Stockholders' equity                  (164,494)       (98,677)        (355,917)        (211,856)

        TES Management's Discussion and Analysis of Financial Conditions
                            and Results of Operations

Results of Operations

     The following table sets forth, for the periods indicated, the percentage of net sales represented by selected items included in TES' statements of operations:

                                                 Fiscal year ended         Three Months Ended
                                                    December 31,                March 31,
                                               ------------------------      --------------
                                               1996      1997      1998      1998      1999
                                               ----      ----      ----      ----      ----
Sales ...................................     100.0%    100.0%    100.0%    100.0%    100.0%
Cost of Operations ......................      60.4      39.6      33.1      25.6      21.8
                                              -----     -----     -----     -----     -----
Gross Profit ............................      39.6      60.4      66.9      74.4      78.2
General and administrative ..............      95.8     195.3     230.2     160.8     157.7
                                                                    -----     -----
Income (loss) from operations ...........     (56.2)   (134.9)   (163.3)    (86.4)    (79.5)
Interest income .........................        .4       4.2       3.2        .1%      2.4
Losses of Unconsolidated Subsidiary......    --        --          (8.0)     (8.9)   --
Interest expense ........................     (14.8)    (10.3)     (6.7)     (3.2)     (5.7)
                                                          -----     -----     -----
Net income ..............................     (70.6)   (140.9)   (174.8)    (98.4)    (82.8)
                                              =====     =====     =====     =====     =====

Three-months Ended March 31, 1999 Compared to Three-months Ended March 31, 1998

     Sales for the three-month period ended March 31, 1999 were DM 231,215 (US $137,628), an increase of DM 55,840 (US $33,238), or 31.8%, as compared to the three-month period ended March 31, 1998. The principal reason for this increase in sales was increased recycling activity at TES' new Landsberg facility.

     Cost of operations for the three-month period ended March 31, 1999 was DM 50,383 (US $29,990), an increase of DM 5,417 (US $3,224), or 12.1%, as compared to the three-month period ended March 31, 1998. This increase was due to increased costs of operations directly attributable to the increase in sales.

     As a result of the changes noted above, gross profit for the three-month period ended March 31, 1999, was DM 180,382 (US $107,370), an increase of DM 50,423 (US $30,014), or 38.7%, as compared to the three-month period ended March 31, 1998.

     General and administrative expenses for the three-month period ended March 31, 1999, were DM 364,613 (US $217,032), an increase of DM 82,618 (US $49,177), or 29.3%, as compared to the three-month period ended March 31, 1998. This increase was principally due to the following:

     o Increased payroll and payroll related expenses for employees in the Landsberg facility.
     o A reduction in the state-subsidies which TES receives for each new position created in the recycling component of its business. These subsidies are treated as an offset to general and administrative expenses. The subsidies which TES receives from the state end after each new employee's first complete year of employment. Thereafter, TES must bear the full cost of such employees salary and benefits.
     o Rent for additional storage-ground at the Landsberg facility due to the increased operating activity.
     o    Increased payroll and payroll related costs of sales personnel. and,
     o Legal and accounting expenses related to the proposed merger of TES with ENTECS.

     As a result of these factors, the operating loss for the three-month period ended March 31, 1999, was DM 183,781 (US $109,393), an increase in the operating loss of DM 32,195 (US $19,164), or 21.2%, as compared to the three-month period ended March 31, 1998. Other income and expenses for the three-month period ended March 31, 1999, was an expense of DM 7,642 (US $4,549), a decrease of DM 13,260 (US $7,893), or 63.4%, as compared to the three-month period ended March 31, 1998. The decrease in other expenses was primarily due to the fact that TES had written off its investment in an unconsolidated subsidiary in 1998 and, as a result, had no such loss recorded in the three-months ended March 31, 1999. For the reasons noted above, the net loss for the three-month period ended March 31, 1999, was DM 191,423 (US $113,942), an increase in the net loss of DM 18,935 (US $11,271), or 11.0%, as compared to the three-month period ended March 31, 1998.


Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Sales for the year ended December 31, 1998, were 610,056 DM (US $365,960), an increase of 156,147 DM (US $93,669), or 25.6%, as compared to the year ended December 31, 1997. This increase in sales resulted principally from increased production volume in TES' recycling business, including increased production volume at its new Landsberg facility during its first operational year.

     Cost of operations for the year ended December 31, 1998 was 202,174 DM (US $121,280), an increase of 22,484 DM (US $13,488), or 12.5%, as compared to the year ended December 31, 1997. This increase in cost of operations resulted principally from increased operating cost directly attributable to the increase in sales. Operating costs are principally comprised of disposal costs and transportation costs. These categories of cost increased proportionately with the increased production volume contributing to the increase in sales. However, TES was able to achieve reduced unit costs in these categories as a result of the increased unit volume.

     General and administrative expenses for the year ended December 31, 1998 were 1,404,368 DM (US $842,452), an increase of 517,672 DM (US $310,541), or
58.4%, as compared to the year ended December 31, 1997. This increase in general and administrative expenses was due to increased lease costs resulting from the lease and opening of the Landsberg facility and to staffing and labor expenses related to the increased production volume in TES' recycling business. TES also incurred increased general and administrative expenses as a result of increased marketing activities and additional professional services resulting from TES' merger plans with ENTECS.

     As a result of the above factors, the operating loss for the year ended December 31, 1998 was 996,486 DM (US $597,772), an increase in the operating loss of 384,009 DM (US $230,359), or 62.7%, as compared to the year ended December 31, 1997.

     Interest income increased minimally for the year ended December 31, 1998 as compared to the previous year. Interest income was 19,668 DM (US $11,798) for the year ended December 31, 1998 and was 19,190 DM (US $11,512) for the year ended December 31, 1997. Interest expenses for the year ended December 31, 1998 were 40,995 DM (US $24,592), a decrease of 5,723 DM (US $3,433), or 12.3%, compared to the previous year. This decrease was a result of TES' payment of 180,000 DM (US $107,978) loan in early 1998.

     TES incurred a loss from its unconsolidated subsidiary for the year ended December 31, 1998 of 49,000 DM (US $29,394). No loss from its unconsolidated subsidiary was incurred in the previous year. The loss of 49,000 DM from its unconsolidated subsidiary is a result of TES reporting its share of losses of its investment in a subsidiary, T-Cycle Computer Service, a German company engaged in the dismantling and disposing of surplus electronic equipment in Germany. TES had paid 49,000 DM for its investment in T-Cycle and accounted for this investment under the equity method of accounting. T-Cycle has filed for bankruptcy under German law.

     As a result of the above factors, the net loss for the year ended December 31, 1998 was 1,066,813 DM (US $639,960), an increase of 426,808 DM (US
$256,034), or 66.7%, as compared to the year ended December 31, 1997.

Year Ended December 31, 1997, Compared to Year Ended December 31, 1996

     Sales for the year ended December 31, 1997 were 423,300 DM (US $236,203), an increase of 129,486 DM (US $72,254), or 44.1%, as compared to the year ended December 31, 1996. Cost of operations for the year ended December 31, 1997, was 179,690 DM (US $100,268), an increase of 2,347 DM (US $1,310), or 1.3%, as compared to the year ended December 31, 1996. Gross profit for the year ended December 31, 1997, was 274,219 DM (US $153,015), an increase of 157,748 DM (US
$88,024), or 135.4%, as compared to the year ended December 31, 1996. These increases were primarily due to an increase in the number of sales persons employed by TES from one manager/sales person to four full-time sales persons. Management believes that the increase in sales and the corresponding increase in gross profit are directly attributable to the increase in the number of persons engaged in marketing.

     General and administrative expenses for the year ended December 31, 1997, were 886,696 DM (US $494,780), an increase of 605,082 DM (US $337,639), or
214.9%, as compared to the year ended December 31, 1996. This increase was principally due to the increased costs, both direct and indirect, associated with the increase in the number of sales persons, and increased costs for staffing and equipping the Landsberg facility and bringing that facility into operation.

     As a result of these factors, the operating loss for the year ended December 31, 1997, was 612,477 DM (US $341,765), an increase in the loss of 447,334 DM (US $249,614), or 270.9%, as compared to the year ended December 31, 1996. In addition, these factors resulted in a loss for the year ended December 31, 1997, of 640,005 DM (US $347,126) compared to a loss of 207,420 DM (US
$115,741) for the year ended December 31, 1996, an increase in the loss of 432,585 DM (US $241,384).


Liquidity and Capital Resources

     TES is currently experiencing a liquidity crisis and must raise additional funds. Further,TES has not generated sufficient cash flow to fund its operations and activities. TES historically relied upon internally generated funds and loans from its principal shareholder and his wife to finance its operations and growth.

     During the six months ended June 30, 1997, TES received 2,208,550 DM (US $1,232,381) from an offering of its common stock conducted solely in Germany to German citizens. At March 31, 1998, TES had working capital of 179,215 DM (US $107,508) and cash of 386,775 DM (US $232,019). At March 31, 1999 TES had negative working capital of 93,532 DM (US $55,674) and cash and cash equivalents of 215,467 DM (US $128,254). Further, TES's net deficit had increased to 355,917 DM (US $211,855) at March 31, 1999 from a net deficit of 164,494 DM (US $98,677)
at December 31, 1998.

     Currently, TES is borrowing funds from ENTECS to meet its working capital needs. At March 31, 1999, TES had advances due to ENTECS of 645,659 DM (US $384,321), including 356,990 DM (US $213,766) which was loaned to TES by ENTECS in the quarter ended March 31, 1999. Based upon recent sales of stock by ENTECS, management believes that it will have sufficient funds to satisfy its cash requirements until December 31, 1999 through additional borrowings from ENTECS. Management intends to raise additional funds as necessary through further public offerings of its stock in the second half of the current fiscal year and through bank loans or loans from private investors, if necessary. There can be no assurance that TES will be able to obtain this financing.

     Gerd Behrens has an employment agreement with TES under which he is entitled to an annual salary of 96,000 DM (US $57,143). Mr. Behrens has elected to defer payment under his employment agreement until funds are available to pay his salary.

     Management has no plans at this time to materially reduce the number of its employees or dispose of any of TES's assets. TES has future minimum lease obligations totaling 1,066,560 DM (US $634,857) through 2003. See the Notes to Consolidated Financial Statements of TES located elsewhere this document.

Year 2000 Compliance

     The Year 2000 computer problem, commonly referred to as Y2K, refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     ENTECS has the exclusive distribution rights to Fabius, which is a software product designed to assist companies with environmental compliance. The developer of Fabius has advised TES that it is Y2K compliant. In addition, TES has tested Fabius for Y2K compliance, and based upon the results of those tests, management believes that Fabius is Y2K compliant. However, TES' testing of Fabius does not cover every possible computing environment. Accordingly, some customers may have Y2K problems with products that TES believes are Y2K compliant. For instance, users of Fabius may be operating on older versions of hardware platforms than the hardware platforms tested.

     TES also may be affected by Y2K issues related to non-compliant internal systems developed by TES or by third-party vendors. TES has reviewed its internal systems, including its accounting system, and has found them to be Y2K compliant. TES is not currently aware of any Y2K problem relating to any of its internal, material systems and management does not believe that it has any material systems that contain embedded chips that are not Y2K compliant.

     TES' internal operations and business are also dependent upon the computer-controlled systems of third parties like suppliers, customers and service providers. Management believes that absent a systemic failure outside the control of TES, like a prolonged loss of electrical or telephone service, or Y2K problems at its suppliers, customers and service providers, it will not have a material impact on TES. TES has no contingency plan for systemic failures like losses of electrical or telephone services. TES' contingency plan in the event of a non-systemic failure is to establish relationships with alternative suppliers or vendors to replace failed suppliers or vendors. Other than the previously described testing, and remedying problems identified by testing or from external sources, TES has no other contingency plans or intention to create other contingency plans.

     Should a TES customer using Fabius incur a Y2K problem that wasn't encountered by TES or the developer of Fabius in its Y2K compliance testing, then TES might subsequently need to address that failure in the Fabius software. Any failure by TES or its licensor to make Fabius Y2K compliant could result in any or all of the following events:

     o    a decrease in sales of Fabius;

     o an increase in allocation of resources to address Y2K problems of its customers without additional revenue commensurate with the additional dedication of resources;

     o an increase in litigation costs relating to losses suffered by Fabius' customers due to year 2000 problems.

     Failures of TES' internal systems could temporarily prevent it from processing orders, issuing invoices, and could require it to devote significant resources to correcting these problems. But to management's knowledge, the supplier as Y2K compliant has attested the internal accounting systems. In any event, TES is unable to determine at this time whether the consequences of Y2K failures will have a material impact on its business, results of operations, and financial condition. This is a result of the general uncertainty inherent in the year 2000 computer problem, resulting from the uncertainty of the year 2000 readiness of third-party suppliers and vendors,

                        SELECTED FINANCIAL DATA OF ENTECS



     The selected balance sheet data as of December 31, 1998 and the selected statement of operations data for the years ended December 31, 1997 and 1998, have been derived from the financial statements of ENTECS. The selected unaudited financial data at March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been prepared on a basis consistent with the consolidated financial statements of ENTECS. In the opinion of ENTECS, the selected unaudited financial data include all adjustments -consisting only of normal recurring adjustments- necessary for a fair presentation of the financial position at the date presented and results of operations for the periods presented. Operating results for the three months ended March 31, 1999 are not necessarily indicative of results for the full fiscal year. These data should be read in conjunction with the consolidated financial statements of ENTECS, the notes to the consolidated financial statements of ENTECS and ENTECS' management discussion and analysis of financial condition and results of operations, all of which are included in this proxy statement and prospectus.


                                             Year Ended December 31,               Three Months Ended March 31,
                                          -------------------------------         ------------------------------
                                          1997          1998         1998         1998         1999         1999
                                          DM            DM           US $         DM           DM           US $
                                          ----          ----         ----         ----         ----         ----
Statement of
  Operations Data:
Revenues                                      --        69,369       41,613           --       90,291       53,745
Other Costs and Expenses:
  Cost of goods sold                          --        14,004        8,401           --      205,989      122,613
  General and administrative             256,114     1,231,359      738,668      225,004       33,223       19,776
  General and administrative
      - related parties                   87,500       217,656      130,567       87,500      217,656      129,557
                                        ---------     ---------    ---------     ---------    ---------    ---------
Income (loss) from operations           (343,614)   (1,393,650)    (836,023)    (312,504)    (366,577)    (218,201)
Other Income and (expense):
  Interest income                            783        11,066        6,638           --        1,124          669
  Interest income - related parties           --         7,515        4,508           --        7,515        4,473
  Interest expense - related parties          --        (1,682)      (1,009)          --       (1,682)      (1,001)
  Interest expense                        (1,794)         (484)        (290)          --       (6,803)      (4,049)
                                        ---------     ---------    ---------     ---------    ---------    ---------
                                          (1,011)       16,415        9,847           --          154           92
Income (loss) before income taxes       (344,625)   (1,377,235)    (826,176)    (312,504)    (366,680)    (218,262)
Provision for income taxes                    --        (1,472)        (883)          --           --           --
                                        ---------     ---------    ---------     ---------    ---------    ---------
Net income (loss)                       (344,625)   (1,378,707)    (827,059)    (312,504)    (366,680)     218,262)
                                        =========     =========    =========     =========    =========    =========

Basic income (loss) per share:              (0.33)        (0.99)       (0.60)        (0.25)       (0.23)       (0.14)
                                        =========     =========    =========     =========    =========    =========

Weighted average common and
  common equivalent shares
  outstanding                           1,033,751     1,387,134    1,387,134     1,259,532    1,563,515    1,563,515
                                        =========     =========    =========     =========    =========    =========

                                                    December 31, 1998                       March 31, 1999
                                                    -----------------                       --------------
Balance Sheet Data:                                 DM           US $                       DM          US $
  Working Capital (deficit)                        (78,743)     (47,235)                  660,595      393,212
  Current assets                                   571,462      342,809                 1,441,988      858,326
  Current liabilities                              650,205      390,044                   781,393      465,114
  Total assets                                   2,527,699    1,516,315                 3,690,926    2,196,979
  Total liabilities                                650,205      390,044                   781,393      465,114
  Stockholders' equity                           1,877,494    1,126,271                 2,909,533    1,731,865

            ENTECS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General and Results of Operations

     ENTECS is in the business of recycling and disposal of waste materials, development and construction of new technologies in the environmental area, and development, production, and sale of software programs for environmental and recycling solutions.

     ENTECS was incorporated in Colorado in May 1997. It has recorded limited sales during the period presented and is considered to be in its development stage. ENTECS' operations to date have been carried out solely within Germany by its wholly owned subsidiaries, ENTECS Umwelttechnik GmbH formed in July 1997, formerly known as ENTECS Umweltmanagement GmbH until March 1998, and ENTECS Software and Umweltmanagement GmbH, formed in March 1998.

     ENTECS has incurred accumulated deficits through December 31, 1998 of 1,723,332 DM (US $1,126,271). Since ENTECS has recorded revenues of only 69,369 DM (US $41,613) since its inception, this deficit has occurred principally as a result of incurring general and administrative expenses. Since inception ENTECS has incurred 1,792,629 DM (US $1,060,973) in general and administrative expenses. 1,449,015 DM (US $869,238) of these expenditures was incurred in the year ended December 31, 1998 and 343,614 DM (US $191,738) were incurred from inception of ENTECS through December 31, 1997. This increase of 1,105,401 DM (US $663,108), or 322%, was the result of primarily increased operating activities as ENTECS incurred development costs. Included in general and administrative expenses are 305,156 DM (US $179,392) paid to related parties since the ENTECS' inception.


Liquidity and Capital Resources

     As of December 31, 1998, ENTECS had cash and cash equivalents of 393,080 DM (US $235,801) and a negative working capital of 78,743 DM (US $47,235). ENTECS has financed its operations since inception principally through the sale of its common stock. Since inception, ENTECS has received proceeds from the sale of its common stock of 3,600,826 DM (US $2,160,064).

     ENTECS used cash of 742,264 DM (US $463,540 in operating activities.

     Cash used in investing activities since inception was 1,669,706 DM (US $954,540) of which 593,750 DM (US $335,362) was used for the purchase of license rights, 705,756 DM (US $400,210) was used to purchase fixed assets, and 370,200 DM (US $222,076) was advanced to TES.

     ENTECS has also used the proceeds from the sale of common stock to make repayments to affiliated companies of 391,695 DM (US $236,101) and to make repayments to related parties of 287,500 DM (US $172,466). These repayments to affiliated companies and related parties reflect principally the repayment of funds paid by related parties for license fees on behalf of ENTECS.

     ENTECS has an employment agreement with Gerd Behrens under which he is entitled to an annual salary of 96,000 DM (US $57,143). Mr. Behrens has elected to defer payment of his compensation under this agreement until there is funds available to pay him. ENTECS also has an employment agreement with Frank Behrens under which he is paid an annual salary of 51,000 DM (US $30,357) plus 5% of ENTECS gross profit defined as the gross profit of ENTECS less taxes and deductions. Dieter Gastinger has an employment agreement with ENTECS under which he is paid an annual salary of 51,000 DM (US $30,357) plus 5% of ENTECS gross profit as is defined above.

Year 2000 Compliance

     ENTECS may be affected by Y2K issues related to non-compliant internal systems developed by ENTECS or by third-party vendors. ENTECS has reviewed its internal systems, including its accounting system, and has found them to be Y2K compliant. ENTECS is not currently aware of any Y2K problem relating to any of its internal, material systems and does not believe that it has any material systems that contain embedded chips that are not Y2K compliant.


     ENTECS' internal operations and business are also dependent upon the computer-controlled systems of third parties like suppliers, customers and service providers. Management believes that absent a systemic failure outside the control of ENTECS, like a prolonged loss of electrical or telephone service, Y2K problems at third parties suppliers will not have a material impact on ENTECS. ENTECS has no contingency plan for systemic failures like losses of electrical or telephone services. ENTECS' contingency plan in the event of a non-systemic failure is to establish relationships with alternative suppliers or vendors to replace failed suppliers or vendors. Other than the previously described testing, and remedying problems identified by testing or from external sources, ENTECS has no other contingency plans or intention to create other contingency plans.

                                 BUSINESS OF TES

General Information

     TES was incorporated under the laws of Colorado in June 1994. It is a non-operating holding company. TES' operations are conducted entirely in Germany. It has two wholly owned subsidiaries that have been established under the laws of Germany. Operations are conducted through these subsidiaries: namely, Technical Environment Solutions GmbH and TES Oecon AG. TES GmbH was formed in May, 1992 and TES Oecon AG was formed in July, 1997 and commenced operations in October, 1997. Unless the context otherwise requires, references to TES include its subsidiaries. Since 1994, TES has been engaged in the marketing of recycling services on a contract basis primarily for electronic scrap and other valuable waste materials in cooperation with specialist waste disposal companies. Recently, TES commenced recycling activities at its own facility in Landsberg a. Lech, Germany, which is southwest of Munich. The recycling activities are conducted principally within the TES GmbH subsidiary. Management intends to significantly expand this operation in the future. Management also intends to develop a job training school, the Oecon Institute, to provide training and education for positions in the recycling industry. Management intends to focus TES' job training programs upon providing job education and training for the long-term unemployed and disadvantaged. The training programs are conducted within the TES Oecon AG subsidiary.

     During February, 1998, TES also acquired a 49% ownership interest in T-Cycle Computer Service and Verwertungs GmbH, a German company engaged in dismantling and disposing of surplus electronic equipment. TES paid 49,000 DM (US $29,394) for its investment in T-Cycle. TES has accounted for this investment under the equity method of accounting in accordance with U.S. generally accepted accounting principles. Subsequent to its investment in T-Cycle, and during its fiscal year ended December 31, 1998, TES has written off its investment in T-Cycle as a result of heavy losses incurred by T-Cycle and the subsequent filing of bankruptcy under German law by T-Cycle.

     A significant portion of TES' revenues has been derived from a limited number of customers. In fiscal 1998, revenues from TES' largest customer amounted to 10% of its total revenues, and in fiscal 1997, four customers each accounted for 10%, or 40% total, of TES' total revenues. TES' management expects that TES will continue to be dependent upon a limited number of customers for significant portions of its revenues in future periods.

     TES has not expended a material amount of time for research and development in the past two fiscal years. Research and development costs, if they are incurred, are expensed in the period they are incurred.

     TES is engaged principally in the business of helping other businesses comply with the cost and effect of German environmental laws. As such, TES has reported in its financial statements substantial amounts for the category "cost of operations" which is composed of the costs TES incurred to dispose of environmental waste for its customers. These costs, however, are directly borne by TES' customers and not by TES. TES has not incurred material costs of its own in complying with applicable environmental law.

Recycling

     TES offers to its customers a service intended to assist the customer in complying with all environmental regulation to which it is subject. In doing so, TES provides to its customers a service which disassembles, removes, re-utilizes, re-processes, and markets and sells the recycled materials to others. Its waste disposal services also include archiving the recycled materials and documenting the path of movement and end location of that material. This has the additional function of serving as verification for government agencies and environmental protection groups that the waste has been locally disposed.

     TES' strategies mainly emphasize the technologically feasible reutilization of scrap electrical and electronic equipment in a manner that not only demonstrates economic and ecological responsibility but also achieves maximum conservation of resources through optimum recovery of recyclable materials. TES provides its employees with the training necessary to operate automated systems utilized to disassemble and process the materials to be recycled. TES' processes ensure that the materials, once disposed of, enter the reprocessing cycle and satisfy all legal regulations.

     Germany has strict laws relating to the recycling and disposal of all manufactured products. The basis for the German environmental legislation with respect to the treatment of waste product is called "Kreislaufwirtschafts-und Abfallgesetz, which was effective October, 1996. The German law was enacted, in part, to comply with requirements of the European Union. All European countries participating in the European Union must enact these environmental laws. In practice these laws are enacted in phases. The focus of these phases is to enact legislation which first promotes attempts to avoid the creation of waste, second to recycle the waste and third to deposit or incinerate the waste. Germany is a small country with a large population. Landfill space is extremely limited. Therefore, the government requires that electronic scrap as well as an array of other manufactured product waste be disposed of either by incineration or by depositing it in abandoned underground coal or salt mines. Hence disposal of most waste in Germany is more expensive than it is in the United States. Disposal of waste also becomes more expensive as legislation becomes more directed to recycling or avoidance which is the trend with the European Union dictated requirements.

     Because of the requirements of the European Union, even stricter laws regarding recycling of electronic products such as televisions, computers, computer monitors, radios, telephones, and virtually every other type of electronic product are anticipated by TES' management. It is expected that these laws will require that the old products be broken down into smaller components, and to the extent possible that these components be re-used or recycled rather than simply being incinerated. In order to prepare for what the industry views as inevitable recycling requirements, many larger companies have already begun to voluntarily comply with proposed recycling standards and are shipping all used and obsolete electronic products to recycling centers such as that operated by TES.

     TES also utilizes its manufacturing equipment to convert glass from cathode ray tubes, commonly referred to as CRTs, computer components, and other manufacturing by-products and industrial wastes into manufacturing raw materials that may be resold.

     TES employs a two-tier strategy:

     o    decentralized disassembly
     o    centralized processing and re-use.

Management intends to use a wide variety of collection points as it grows in the future in order to provide full geographic coverage of Germany's waste disposal needs. At this time, TES can cover the southern portions of Germany with its own collection center, the Landsberg facility. TES has not yet expanded into northern Germany because the cost of shipping the electronic scrap to Landsberg in Bavaria is economically unfeasible.

     One important aspect of TES' service strategy is that all recycling and disposal paths are fully documented. Each customer who recycles electronic scrap through TES receives a printout documenting the disposal in accordance with the recycling laws. To accomplish this, TES and its associates offer a fully comprehensive program to register and sort spent electronic equipment using TES' own "RNP" data processing system, a software program that supports the exchange of data between TES, manufacturers, and waste reprocessing companies.

     The RNP database also contains:

     o    model and order number of electronic products
     o    size and weight of electronic products
     o    analysis of materials in electronic products

     Another module in the RNP database is a logistics program likewise developed by TES. This program covers:

     o    collection and disposal
     o    transportation and warehousing
     o    disposal and recycling
     o    documentation of each piece of equipment
          o    for fixed assets bookkeeping
          o    for the tax authorities
          o    for environmental groups

     According to figures from the German Federal Office of the Environment, approximately two million tons of spent electronic equipment is generated each year in Germany alone. Of these, some 50 to 60 percent comes from the field of entertainment electronics and another 25 percent from household appliances. The remainder comes from the area of data processing technologies or from other technologies primarily used by industry, research facilities, and the business sector. Some 300,000 tons are made up of spent computers and television sets alone, of which it is estimated that only 25 percent are disposed of in an ecologically sound manner.

     This electronic scrap contains not only valuable raw materials but also a wide range of toxic substances harmful to the environment. TES collects and disassembles this spent equipment and then reprocesses and markets the valuable waste materials salvaged from it. TES also separates and properly disposes of the toxic substances.

     The management of TES believes that the recycling of used television sets and computer monitors including CRT glass is in a growth industry. As a result, TES has recently expanded its efforts in this area. Recently, TES purchased machinery designed to dismantle CRTs. In TES' CRT recycling operation, used CRTs are shipped to TES by its customers. Under the terms of the arrangements with its customers, TES is paid a fee for recycling the used CRTs. The CRTs include both funnel glass - the back of a television screen, which is relatively thin and tubular in shape - and panel glass. After the funnel glass has been cut from the front portion of the tube and cleaned, it can be sold back to the original manufacturers and other companies to be "up-cycled," i.e., reincorporated into a CRT.

     At this time the panel glass can not be recycled and must be incinerated. TES must pay a fee to dispose of the panel glass. Management expects, however, to be able eventually to either sell the panel glass to companies that recycle glass or, at a minimum, to have these companies haul the panel glass away at no cost to TES. Even if TES must pay to have the panel glass taken away, TES' CRT recycling business is profitable because of the fees it is paid by its customers to recycle the CRTs. The ability to sell the panel glass will help increase TES' profits from this operation.

     TES hopes to increase its market share in the recycling of CRT glass. TES believes this can be achieved as the market for its products and services is made aware that recycling will provide a less costly and more environmentally responsible means of disposing of waste CRT glass when compared to the alternative methods currently utilized to dispose of CRT glass. Further, management believes that manufacturers of CRT glass will shift their purchases of CRT glass to the recycled product as they learn of the savings that can be achieved when compared to CRT glass manufactured from raw, rather than recycled, ingredients. In addition, management believes that the electronics industry may be a source of other waste streams that may be recycled. Management believes that TES' CRT glass recycling and materials reuse capability will position TES to process large volume end-of-life television and computer waste since current regulations in Germany exclude them from landfills.

     TES also recycles computer systems. TES resells many of the used computer parts that are generated from this recycling activity, including plastic, gold, copper, aluminum, steel, and other raw materials. Management believes that this is possible because the most cost-effective source for spare parts is generally recycled parts, and for out-of-production parts, it is frequently the only source. Conversely, the best use for recycled parts is to resell them for use in the installed base as either spares or low-cost additions to existing systems. Similarly, recycled parts are also often both less expensive and more readily available than repaired parts.

     TES is currently operational in the types and methods of recycling of the waste products described above. However, the industry is young and not as yet fully developed. The management of TES anticipates that it has positioned itself to take advantage of the growth in this industry as its market's customer base sees the savings that recycled products can produce and as the impact and cost of increasing national legislation is felt.

     TES' future success will depend significantly on its ability to enhance its recycling capabilities in a manner which keeps pace with technological developments and evolving industry standards. There can be no assurance that TES will be successful in enhancing its recycling capabilities or meeting customer requirements adequately. TES' delay or failure to develop or acquire technological improvements or to adapt to technological change would have a material adverse effect on TES' business, results of operations, and financial condition.


Recycling Process

     Material to be recycled is transported by TES from its customer's location by truck. The cost for transportation of material to be recycled by TES is borne by the customer. The first step in the processing of recycled material at TES' location involves the inspection of the material received by TES to assure that it complies with requirements set forth in TES' agreements. TES personnel will conduct this process on a visual basis. Assuming that the material is in compliance with TES' agreements, the material will be sorted for processing on TES' recycling line. Nonconforming shipments will be rejected and returned to the supplier. This process will be undertaken to protect TES from receiving materials that it is not equipped to handle either on the basis of the economics or safety involved with handling of the material.

     After the material has been sorted, it will then be stored until it is delivered to the recycling line. Material on the recycling line will be disassembled, and spare computer parts, integrated circuit boards, and other parts of the electronic products that can be resold will be sorted and cleaned. Other material will be, if appropriate, sorted for sale, cleaned and ground and crushed. As the final result of the process, as much as possible of the residual materials are reused in an environmentally sound way. They are recovered, sorted, and returned to the cycle of raw materials. To prevent the processing techniques from emitting toxic by-products, TES employs mechanical processes exclusively, i.e. no chemicals are used by TES in the disassembly process.

     Those materials that cannot be recycled are discarded. The materials that TES must discard are hazardous waste, CRT glass and fire-retardant plastics from computers. TES contracts with others to discard hazardous materials. The costs to dispose of hazardous materials are borne directly by the customer. The cost to discard hazardous materials is included in the cost of operations of TES' financial statements. These costs have declined on a per unit basis as the volume of production of TES has increased.


     TES disassembles the following kinds of electronic scrap for recycling:

     o    cathode ray tubes
     o    computers and peripherals of any kind
     o    PCs and monitors
     o    other office equipment
     o    household appliances of all sizes o television sets, radios, VCRs etc.
     o    telecommunication equipment o electrical tools
     o    standby power generation units
     o    industrial control units
     o    measurement and control devices
     o    laboratory and medical equipment
     o    visual recording and reproduction equipment
     o    composite plastics and metals
     o    circuit boards
     o    magnetic and video tapes

     To obtain fully sorted raw materials from worn-out electronic equipment, the first thing that must be done is to disassemble the scrap by hand. During this process components with toxic substances such as condensers or lithium batteries are removed and sent to separate disposal plants.

     At this preliminary disassembly stage the scrap is broken down into the following categories:

     o    plastics
     o    ferrous metals
     o    nonferrous metals
     o    cathode ray tubes
     o    cables
     o    circuit boards
     o    toxic substances

     If the preliminary disassembly stage fails to yield fully sorted materials, further processing is required. In the next stages the material is further broken down through non-chemical and non-thermal processes. The mixture of materials thus obtained is completely sorted by means of magnets, eddy currents, wind, sifting, or similar techniques.

         These processes yield, among other things, the following types of materials:

     o    iron
     o    aluminum
     o    copper
     o    glass
     o    plastics
     o    ceramics
     o    composite metal granulates

     The fully separated metals and glass are sent to various smelting plants as secondary raw materials. Similarly, those fully sorted plastics that have not been treated with flameproofing are sent away for reuse. Plastics which are not fully separated or which contain bromine flameproofing are disposed in accordance with environmental regulations, as are all other toxic substances. Precious metal granulates are sent to separation plants for further processing.

     All the methods TES employs represent state-of-the-art technologies and have been streamlined for a smooth interaction of their ecological and economic aspects. Further, TES' methods are designed to assure compliance with all legal and government regulations, with the paths of reprocessing and disposal completely documented.

     CRTs are removed from the television sets and computer monitors, and then processed by the CRT recycling line. TES employs a specially designed saw to separate the panel glass from the funnel glass. After the pieces of CRT glass are sorted by type of glass and by size, the glass is cleaned and coatings on the glass are removed prior to sale or other disposition of the glass.

Job Training

     In Germany all trades are governed by strict educational standards. This means that anyone who wants to work as a plumber, carpenter, baker, cook, etc. must complete a training program for that trade and work for a number of years under the supervision of a "Meister" in order to gain practical training. Without this training and experience, one cannot be employed in a trade.

     Germany currently has the highest unemployment rates it has had since the end of World War II. The unification of the former East Germany with West Germany has created especially high unemployment rates among young people in the former East German states. The German federal and state governments are therefore anxious to create job opportunities for these long-term unemployed youths and are providing subsidies for companies that create jobs.

     TES Oecon Institute is developing a job-training center which management expects to open in the summer of 1999. The center is intended to provide training for long-term unemployed youths and disadvantaged people. The Oecon Institute is located within the Landsberg facility. It intends to offer various new technical job classifications in environmental protection areas, such as the position title "Electronic Recycling Technician." TES Oecon Institute will offer courses required by some governmental agencies for environmental managers of other companies, as well as seminars and workshops covering special environmental issues such as environmental law issues, certification and audits, management systems, software program training, and ecological input-output analysis. TES expects to hire prior to the center's opening four additional training instructors to its current staff of one chief trainer.

     With its job-training program the Oecon Institute will provide the opportunity for the long-term unemployed and other disadvantaged groups to find an entrance into the work force. Through the training offered by TES, the newly trained employees will be prepared for new challenges.

     The job title "electronic recycling technician" is timely for the new market structures because the need for qualified personnel for proper disposal technologies will significantly increase in the coming years. The practical training for electronic recycling technician will take place in the Institute's own workshop and in partner companies throughout Germany.

     The new profession, electronic recycling technician, has been defined by the rules and regulations of the Federal Ministry for Youth and Research and students who successfully complete the training will receive certification from the responsible industry chambers of commerce. The job training facility will receive daily subsidies for each student as required by law.

     Management anticipates that the job-training center will be very successful because there is an increasing demand for qualified technicians. In addition, the government must make even greater efforts to reduce Germany's high unemployment. There are a number of state subsidies and job creation programs that offer job-training schools a sure and long-term financial basis. Potential sources for subsidies include, among others, the Social Welfare Offices, Youth and Social Service Agencies, and Unemployment Agencies. TES expects it will be dependent to some extent upon various government subsidies for the new job training program. Further, along with the job training, the Institute will offer a number of revenue producing seminars and workshops covering special environmental issues, environmental law issues, and the certification and auditing of environmental operations and locations. A close working relationship with TUEV-Suddeutschland, a product testing and certification organization in Germany similar to that of UL Laboratories in the United States will allow TES access to qualified teaching and training personnel.


Competition

     Management believes that the electronic recycling services industry is fragmented with widespread competition from a variety of small independent suppliers and several major suppliers in Germany. Management believes that competition for recycling and waste disposal customers is based on price and the ability to offer convenient locations for shipping of waste and recycling products. Through their subsidiaries, RWE, VEBA, VIAG, are TES' major competitors in Germany.

Government Regulation

     Germany has adopted some of the strictest laws in the world relating to the recycling and disposal of chemicals, waste, appliances, computers, television sets, and other electronic products. The business of recycling and waste disposal is subject to various governmental laws on both a federal and state basis in Germany. Further, the regulations are becoming increasingly complex and recycling and disposal more strictly regulated. These laws and regulations include landfill disposal restrictions, hazardous waste management requirements, and air quality standards, as well as special permit and license conditions for recycling and disposal of waste and outdated or used products.

     TES' recycling centers, including the Landsberg facility as well as various centers with which TES may contract to provide services, are subject to various federal, state, and local laws and regulations and licensing requirements. These laws and regulations relate to the collection, processing, and recycling of chemicals, waste, appliances, computers, television sets, and other electronic products. Requirements for registrations, permits, and licenses vary depending upon the locale in which the recycling center is located. TES' centers are registered with the German government as hazardous waste generators and are licensed, where required, by appropriate state and local authorities.

     Any of these permits or approvals may be subject to denial, revocation, or modification under various circumstances. Failure to comply with the conditions of these permits, approvals, registrations, authorizations, or exemptions may adversely affect the operation of TES' business and may subject TES to federal, state, or locally-imposed penalties. TES' ability to satisfy the permitting requirements for a particular facility does not assure that permitting requirements for other facilities will be satisfied. In addition, if new environmental legislation is enacted or current regulations are amended or are interpreted or enforced differently, TES or its customers may be required to obtain additional operating permits, registrations, certifications, exemptions, or approvals. There can be no assurance that TES or its customers will meet all of the applicable regulatory requirements. TES also has agreements with approved and licensed hazardous waste companies for transportation and disposal of PCBs from its recycling center.

     Management believes that further government regulation of the recycling industry could have a positive effect on TES' business. The level of enforcement, for example, by federal, state and local environmental protection agencies, could positively affect demand for TES' services. However, there can be no assurance what course future regulation may take. Under some circumstances, further regulation could materially increase the costs of TES' operations and have an adverse effect on TES' business. In addition, as is the case with all companies handling hazardous materials, under some circumstances, TES may be subject to contingent liability. TES' business exposes it to the risk that harmful substances may be released or escape into the environment from its facilities, processes, or equipment, resulting in potential liability for the clean up or re-mediation of the release and/or potential personal injury associated with the release. Additionally, TES is potentially subject to regulatory liability for the generation, transportation, treatment, storage, or disposal of waste, both hazardous and non-hazardous, if it does not act in accordance with the requirements of federal or state hazardous waste regulations or facility specific regulatory determinations, authorizations, or exemptions.

Employees

     TES has 14 full time employees, including Gerd Behrens, two management-administrative persons, and 11 line workers employed in its recycling business. Further, TES employs one person as a secretary/administrative assistant on a part-time basis. In addition, TES has contracted with three independent contractors who are engaged in the marketing of TES' recycling services.

Dependence on Key Employees


     TES' success depends to a significant extent upon the continued services of Gerd Behrens, its president, and Frank Behrens, its secretary, and after the merger it will also depend on the services of Dieter Gastinger, presently a director and the managing director of ENTECS. The loss of any of these persons could have a material adverse effect on TES' results of operations. Further, TES believes that its success will depend in large part upon its ability to attract and retain highly skilled technical, managerial, sales, and marketing personnel. There can be no assurance that TES will be successful in attracting and retaining the personnel it requires to develop and market its recycling business or its job training program in a successful manner. Presently, TES has entered into an employment agreement with Gerd Behrens to ensure the availability of his services to the subsidiary. Either party may terminates the employment agreement, but only upon six months notice.

Description of Property

     TES currently leases office space for its main corporate offices at 25 Impler Strasse, 81371, Munich at a monthly rental of approximately 5,553 DM (US $3,305). The lease expires on December 31, 2004. Management of TES believes that the existing facilities are adequate at this time for TES' operations. In addition, TES leases two buildings for its recycling operations at Landsberg a. Lech, Germany at a monthly rental of approximately 18,700 DM (US $11,130). The lease on these buildings expires on December 31, 2001. Under the terms of this lease, TES also has an option to purchase the buildings for 2,200,000 DM (approximately US $1,309,525) if the option is exercised prior to December 31, 2000. Thereafter the price increases by 77,000 DM (approximately US $45,835) per year. The facility in Landsberg is sufficiently large that TES expects that it will also be able to conduct its job training at that same facility.


                               BUSINESS OF ENTECS

     ENTECS was incorporated under the laws of Colorado in May 1997. It is a non- operating holding company. ENTECS' operations are conducted entirely in Germany by two wholly owned German subsidiaries, ENTECS Umwelttechnik GmbH and ENTECS Software und Umweltmanagement GmbH. ENTECS is involved in the environmental protection industry, which is expected to grow rapidly due to increasing investments being made in the area by both private enterprises and public institutions. The environmental protection industry is also expected to continually create new jobs because of the dynamic growth in the area.

     ENTECS' stated corporate purpose is the development and marketing of future oriented environmental patents, innovations, and technologies as well as software solutions for the environmental market. ENTECS is achieving this goal by working closely with patent owners and engineers with special technical know-how in the industry.

     ENTECS holds the exclusive licensing rights to a new recycling system for the capture and re-use of cement waste and waste water that is generated by cement mixing plants. The system known as the "BRS-Compact" is in the process of being patented both as a technology and as a process. ENTECS has acquired the exclusive licensing rights to the BRS-Compact from the patent holder, Mr. Juergen Bozenhardt, for all of Europe and a right of first refusal for the Americas and Asia.

     ENTECS has also acquired a license for two patents for the development of a recycling machine based on double worm system for recycling metal dust and other materials. The double worm system is based upon the principle of counter rotating screws that are designed to handle a wide variety of materials. The twin screws can be modified and assembled in accordance with end-producer requirements. For example, if the base waste materials to be recycled have a high water content, a parallel separation of the liquid and solid components can be achieved. The patent will include both the process based on the worm system for recycling metal dust and other materials and the finished products of the recycling machine. The patent process is registered with the European Patent Office under number 038 3227 and number 038 3229.

     ENTECS is active in the business areas of concrete recycling, production of artificial peat products, and software solutions for environmental management. The following is a description of these industry segments:

The Concrete Recycling System (BRS Compact)

     The ready-mixed concrete industry produces significant quantities of waste concrete and mortar in the production process and when the concrete mixer trucks are cleaned out each day. This waste concrete and cleaning process produces a large quantity of wastewater that is very high in alkaline with a pH value between 12.9 - 13.9. Hence the wastewater cannot be disposed of via the public sewer systems in most European Union countries because of environmental regulations. ENTECS plans to market its BRS-Compact system to meet the demands created by these regulations.

     The BRS-Compact system makes it possible for concrete plants to recycle the waste concrete by washing the sand and gravel so it can be reused. The wastewater generated by the process is also reused in the cement mixing plant. Not only are the waste products reused but also public landfill space is saved because until now the cement waste had to be disposed of as "special" waste material. This process eliminates all waste from the process. In addition to the cost savings on material, the water recycling reduces the cost of fresh water used in the process and sewage charges.

     The systems used by ENTECS' competitors can be classified into one of five types. These are:

     o Water basins or sinks where the sediments are extracted through chains over a ramp.
     o    Pre-washing with added separate purification unit.
     o    Vibration sieve.
     o    Slant de-watering snails with or without classification sieves. And,
     o    Closed washing drum with added separate purification unit.

     Each of these types of systems include disadvantages that include requiring multiple units, high wear and tear of the machinery, or leaving a residue of environmentally contaminated waste product at the conclusion of the process.

     The BRS-Compact system is expected to include all of the unique features of ENTECS competitor's systems in one unit. Further, management believes the BRS Compact system has substantially reduced the level of wear and tear on the unit because of its design, as well as the level of waste product that must be disposed. Management believes that this new concrete recycling system is currently the only one of its kind world wide, which allows for completely waste-free concrete production and has the following advantages:

     o No production of alkaline waste water = Cost savings for fresh water and waste water disposal;

     o Complete recycling of the concrete components sand and gravel = Cost savings for raw materials and landfill use;
     o Residue-free production of fresh concrete = No need for waste concrete storage and disposal; and

     The market for the BRS Compact is in particular the ready-mix industry and concrete fabrication operations. In Germany alone there are approximately 2,600 ready-mix companies according to the Federation of German Ready-Mix Industries. Further, there are approximately 8,000 ready-mix companies in the remaining European Union member countries.


     The BRS Compact system is being modified to address design problems that ENTECS has encountered with the BRS Compact system. Management believes that these design problems will be solved by August 1999. Further, management is involved in a dispute with the investor of the BRS Compact system. Please see "Dispute Between ENTECS and Independent Contractor" for more information.



Wood Fiber/Artificial Peat

     Peat cutting or harvesting has come under public criticism for ecological and conservation reasons. Peat cutting will be completely prohibited by state law in Bavarian and Hessian moors in the foreseeable future. Large scale peat harvesting has already been largely discontinued because most of the land leases for the peat harvesting expire over the next ten-year period. Development of artificial peat products is therefore necessary because of the reduction of peat harvesting. The annual peat usage in Germany currently is approximately 6 million square meters, according to the 1994 database of "Torfstreuverbund", an association of peat producers in Germany. The amount of peat harvested historically will have to be artificially produced in the long term.

     ENTECS' subsidiary ENTECS Umwelttechnik GmbH owns an artificial peat production system. ENTECSS Umwelttechnik GmbH produced three grades of high quality all natural artificial peat products. The quality of the artificial peat depends on the quality of the raw materials used in the process. The artificial peat products have all of the qualities of peat. The artificial peat products are marketed as TORBELLA(R) plus, TORBELLA(R) standard, and Tornova(R). Torbella(R) and Tornova(R) are registered trademarks. ENTECS believes these products provide the following advantages:


     o    Flawless natural product without chemical additives;
     o    Large water absorption capacity;
     o    Development of high-quality humus soil;
     o    Produced from waste wood;
     o    Unlimited uses; and
     o Contributes to the conservation of the bio-top and the protection of the peat deposits.

     ENTECS presently owns a production facility for artificial peat located in Bad Wurzach/Allgau. All materials, transportation facilities and technical services for the production of artificial peat are maintained presently at this one location. ENTECS management has been investigating the feasibility of adding a second location to its artificial peat production capabilities. ENTECS' management does not anticipate adding a second location, however, until after the merger, if then.

     Target customers are garden soil manufacturers, garden supply stores, and governmental units. Alternative uses for the products include the following:

     o Good for use where peat normally is used such as gardening and farming;
     o    Mulch material;
     o    Athletic fields;
     o    Pet and animal cages and stalls; and
     o Special uses: biological filters for biological exhaust filtering or as a binding material for soaking up chemical substances.

Software Solutions for Environmental Protection

     Interest is increasing for an automated solution for businesses that need to monitor their environmental protection obligations. This involves overall management supervision of the organizational structure, areas of responsibility, patterns of behavior, operational procedures, and processes and materials for the establishment and implementation of firm wide environmental policy. Until now, the software programs for management of environmental protection obligations for small and medium-sized businesses have been too inflexible, complex, and expensive. Therefore AkkU Umweltberatung GmbH, a Munich-based company, developed an inexpensive and individually customizable software package to assist small and medium-sized businesses to develop their own environmental management systems. The software is known as the "Fabius 1.0 Software Module for Effective Environmental Management." In cooperation with ENTECS Software und Umweltmanagement GmbH the Fabius software was further developed to the current version "Fabius 2.1." AkkU Umweltberatung GmbH owns the Fabius software's copyright. ENTECSS Software und Umweltmanagement GmbH has acquired an exclusive distribution license for Fabius.

     Fabius has been on the market in varying industry branches and with firms of varying size since 1996. Some of the well-known users of the software are Allianz AG, Dr. Oetker KG, Tetra Pak GmbH, and Tesa-Werke. The Fraunhofer Institute for Management and Organization rated the Fabius software in April 1998 as one of the most used environmental protection software solutions for businesses.


Dispute Between ENTECS and Independent Contractor

     ENTECS is involved in a dispute with a former independent contractor. ENTECS has received a demand for payment under its agreement for independent contractor services with Juergen Bozenhardt, the patent holder of the BRS Compact concrete recycling system, which ENTECS has licensed from Mr. Bozenhardt. Neither Mr. Bozenhardt nor ENTECS have filed a claim with any court or administrative agency at this time.

     Mr. Bozenhardt has made a demand to ENTECS for 177,000 DM (US $105,357) that he claims is owed for unpaid consulting fees. ENTECS believes that it owes Mr. Bozenhardt no more than 20,000 DM (US $11,905) for consulting fees. Further, ENTECS believes that it has a cause of action against Mr. Bozenhardt for breach of their contractual agreement as well as a breach of the license agreement for the BRS-Compact system with Mr. Bozenhardt.

     ENTECS has learned that the BRS-Compact system licensed from Mr. Bozenhardt has several design defects that prevent the machine from operating properly. After a potential customer refused to accept the BRS system because of several breakdowns during its testing of the machine, ENTECS contacted an independent engineering expert to test the BRS-Compact system. The engineering consultant advised ENTECS that there are design defects in the BRS-Compact system that will prevent it from working reliably unless corrected. ENTECS has requested quotes to correct the design defects and anticipates that these defects will cost between 100,000 DM and 150,000 DM (approximately US $59,525 to $89,285) to correct. ENTECS intends to correct the design defect and continue to market the system to potential users. Based on discussions with the independent engineering expert, management believes that the design defects in the BRS Compact system can corrected by August 1999.

     After the discovery of the design defects, ENTECS notified Mr. Bozenhardt that it was terminating the consulting contract between the parties. Subsequently, Mr. Bozenhardt sent notice to ENTECS that he considered both the consulting agreement and the license agreement for the BRS-Compact system to be terminated. The terms of the license agreement provide that the agreement may only be terminated for cause as is defined in the agreement. Mr. Bozenhardt has not provided any written explanation to ENTECS regarding the basis under which he considers the license agreement to be terminated. Further, the management of ENTECS does not believe that it has breached any of the termination provisions of the license agreement. As a result, ENTECS believes that it still holds the license to market the BRS-Compact system and intends to vigorously defend its rights under the license if necessary. Further, ENTECS believes that once the design defects of the BRS-Compact system are corrected, it will be able to market the system to its customers and to enter into sub-license agreements with others to also market the system.

                    MATERIAL CONTRACTS BETWEEN TES AND ENTECS


     TES previously entered into a license agreement that it subsequently sold to ENTECS. This license is for the exclusive rights to produce and to sell the BRS-Compact concrete recycling system. The license pertains to all areas of the world except for the United States of America and Asia. TES obtained a first right of refusal for rights to produce and sell the BRS-Compact system in the United States of America and Asia. This license was acquired from Mr. Juergen Bozenhardt in March 1997 and subsequently sold to ENTECS in September 1997. The license grants the holder of the license the right to use the technology for fifteen years and grants the licensee the first right of refusal to purchase the technology for up to two years after the termination of the license. Mr. Bozenhardt was appointed to the board of directors of ENTECS concurrently with the acquisition of the BRS-Compact technology by ENTECS. He subsequently resigned his position with the ENTECS board of directors in July 1998.

     Under the terms of the license agreement, ENTECS has paid the licensor 625,000 DM (US $348,753) to acquire the rights under the license. Of this amount, 250,000 DM (US $139,501) was paid by TES to Mr. Bozenhardt, the licensor, on behalf of ENTECS and was treated as a due to affiliate payable by ENTECS at December 31, 1997. The full amount of the due to affiliate payable was repaid in 1998.

     In addition to the license fee described above, ENTECS, as licensee, is required to pay to Mr. Bozenhardt a royalty of 6% of all net sales of the product sold by ENTECS.

     ENTECS has also acquired an exclusive license covering two European patents from Data Consult, a company owned by Mr. Gerd Behrens, President of TES and ENTECS. This license was acquired by ENTECS in September 1997. The two patents, Nos. EPO 383227 and EPO 383229 relate to the technology and process to bind particle wastes such as dust, metal scrap, fibers, waste paper and other similar matter into solids as well as a process for processing oil sludge containing iron. The date of the license is May 15, 1997 and it terminates with the expiration of the patents, which under German law is typically twenty years from the date of the patent registration. Patent No. 383227 was issued on May 12, 1993 and patent no. 383229 was issued on May 6, 1992.

     Data Consult acquired the license to these patents from UWAS Umweltservice GmbH, a company controlled by Mr. Dieter Gastinger. Data Consult subsequently sold the licenses to ENTECS. Data Consult sold the license to ENTECS at the cost it acquired that license from UWAS. Concurrent with the acquisition of the license to the patents, Mr. Gastinger became an officer and director of ENTECS. Mr. Gastinger also acquired common stock and became a stockholder of ENTECS.

     The license for this technology applies to all countries of the European Union in which the patents are valid. In areas outside the European Union, ENTECS is prohibited from using the licensed processes or from selling the products produced by the licensed processes if there is no patent protection in those areas. The license fee to acquire the licenses was 650,000 DM (US $389,922), of which 250,000 DM (US $149,970) was paid by TES and was accounted for by ENTECS as due to affiliate at December 31, 1998. ENTECS has not yet put the technology or process into production and has not yet generated any revenue from this license.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                MANAGEMENT OF TES


     The table below sets forth information with respect to the ownership of TES' common stock of the following:

     o    each officers, directors and director nominees, individually;
     o all officers, directors and director nominees as a group, which includes Gerd Behrens, Frank Behrens, Jutta Behrens, and Dieter Gastinger;
     o    each beneficial owners of more than 5% of TES' common stock; and
     o    TES' key consultants.

     Gerd and Jutta Behrens are husband and wife, and each own shares separately. Gerd Behrens individually owns 1,500,000 shares and Jutta Behrens individually owns 1,260,000 shares. Under SEC rules, as husband and wife, each of them may be considered the beneficial owner of the shares held by the other. Frank Behrens and Karsten Behrens are brothers and are the sons of Gerd and Jutta Behrens. Gerd and Jutta Behrens disclaim beneficial ownership of the shares held by their sons. Ms. Marquard is the wife of Michael Marquard, who is an employee of TES. Michael Marquard may be deemed to be the beneficial owner of these shares.

     Except as otherwise indicated, the following stockholders have sole voting and investment power with respect to the shares. The address given for each of the individuals named is the address of TES, 25 Impler Strasse, 81371, Munich, Germany, unless otherwise indicated. There are no outstanding options, warrants, or rights to purchase securities from TES.



           Name                   Number of             Percent of           Number of Shares         Percent of Class
         Of Owner                   Shares                 Class               after Merger             After Merger
----------------------------------------------------------------------------------------------------------------------

Gerd Behrens                       2,760,000               52.8%                6,260,000                  51.8%

Frank Behrens                        600,000               11.5%                2,000,000                  16.6%

Jutta Behrens                      2,760,000               52.8%                6,260,000                  51.8%

Karsten Behrens                      850,000               16.3%                2,250,000                  18.6%

Yvonne Marquard                      240,000                4.2%                  870,000                   7.2%

Dieter Gastinger                       -0-                  -0-                   700,000                   5.8%

All officers and
directors as a group
(3 persons)                        3,360,000               64.3%                8,960,000                  74.2%


                     DIRECTORS AND EXECUTIVE OFFICERS OF TES

Officers, Directors and Key Consultants


     The officers and directors and key consultants of TES are listed in the following table. All individuals will remain in the same titles and positions indicated subsequent to the merger, except that Jutta Behrens will resign as a director, effective upon consummation of the merger. The board of directors of TES has nominated Dieter Gastinger to fill the vacancy created by the resignation of Jutta Behrens.

Officers and Directors
                                                            Tenure as Officer
Name                Age       Position(s)                   or Director
----                ---       -----------                   -----------------

Gerd Behrens        61        Chairman of the               June 21, 1994
                              Board and President           to Present

Frank Behrens       32        Secretary                     March 3, 1995
                              and a director                to Present

Jutta Behrens       60        Treasurer                     March 3, 1995
                              and a director                to Present

Key Consultants

Karsten Behrens     31        Consultant                    October 1, 1996
                                                            to Present

Yvonne Marquard     29        Consultant                    February 1, 1997
                                                            to Present

Director Nominees

Dieter Gastinger    55        Director Nominee              As of Date of Merger
                        ---------------------------------

     Gerd Behrens, Jutta Behrens, Frank Behrens, Karsten Behrens and Yvonne Marquard may be deemed to be "promoters" and "parents" of TES within the meaning of the rules and regulations promulgated under the Securities Act.

     The directors of TES are elected to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Officers of TES are elected annually by the board of directors and hold office until their successors are duly elected and qualified. Gerd Behrens and Jutta Behrens are married to each other, and they are the parents of Frank Behrens and Karsten Behrens. Frank Behrens and Karsten Behrens are brothers. There are no other family relationships between any director or executive officer and any other director or executive officer. Set forth below is biographical information with respect to TES' founders and promoters and each officer and director.

     Gerd Behrens, founder and promoter, has been chairman of the board of directors and president of TES since its inception in June 1994. Mr. Behrens holds a Diploma as a Businessman (Dipl. Kaufmann), which is roughly equivalent to a Bachelors Degree in Business Administration in the United States. From 1989 until the founding of TES, Mr. Behrens was the managing director of Data Consult, a German company located in Munich, Germany, that purchased and sold used computers. Since the founding of TES, Mr. Behrens has devoted substantially all of his time to its business and affairs.

     Frank Behrens has been secretary and a director of TES since March 3, 1995. Mr. Behrens is a graduate of Ludwig-Maximillians University in Munich in Geography and Economics. Mr. Behrens has served as a consultant to various firms, including TES, since graduating from the University of Munich in 1995. Mr. Behrens' consulting services have related primarily to urban planning and development and the development of environmental management systems and software tools for these systems. Mr. Behrens provided TES with assistance in the writing and drafting of its business plan and offering materials that were used to raise funds from German investors and with the development of environmental management systems and software tools for these systems.

     Jutta Behrens has been treasurer and a director of TES since March 3, 1995. Mrs. Behrens is a qualified industrial accountant and has since 1970 owned and operated her own firm, which provides accounting services to businesses and individuals in Germany.

     Karsten Behrens has been a consultant to TES and has acted as its legal counsel since October 1, 1996. Mr. Behrens is a graduate of Ludwig-Maximillians University in Munich in law. Mr. Behrens has completed the necessary post-graduate employment requirements and passed the necessary examinations to be licensed as a lawyer in Germany. He has provided TES with legal services and with other management and consulting services. His principal consulting activities were focused upon providing TES with assistance in the writing and drafting of its business plan and offering materials that were used to raise funds from German investors and in assisting TES with various legal matters.

     Yvonne Marquard has been a consultant to TES since February 1, 1997. Ms. Marquard assisted TES and ENTECS with the placement of its common stock in Germany. Ms. Marquard founded her own firm--Yvonne Marquard Unternehmensberatung in 1997 to provide financial consulting services to various businesses. Prior to founding her own firm Ms. Marquard was employed by AURUM Vermoegensanlagen GmbH, a German financial services firm.

     Dieter Gastinger will be a director of TES upon completion of the merger and has been a director of ENTECS since September 1997. For the past ten years Mr. Gastinger has been the owner of UWAS Umweltservice GmbH, a firm offering environmental services and recycling technologies. Prior to starting his environmental recycling business, Mr. Gastinger was CFO for a renting service firm and managing director of a leasing firm in Germany.

Executive Compensation


     The following table summarizes all compensation paid to the officers and directors of TES, and to Karsten Behrens as a consultant, for services rendered to TES during the last three fiscal years. Gerd Behrens' salary includes 80,000 DM (US $47,990) that he elected to defer until the time that TES has funds available to pay him. This unpaid salary has been included as an accrued expense of related parties in the balance sheet of TES as of December 31, 1998.



                                                        Annual Compensation
                                            -------------------------------------------                              Long Term
                                                      Salary/ Consulting Fees                                       Compensation
                                            -------------------------------------------                        ---------------------
                                                                                                                       Number of
Name and Principal                                                                       Other Annual                   Options
     Position                      Year              DM                    US $          Compensation                   Awarded
------------------------------------------------------------------------------------------------------------------------------------


Gerd Behrens,                       1998            95,500                 57,288                  -0-                    -0-
President and Director              1997            57,600                 32,141                  -0-                    -0-
                                    1996            10,000                  6,499                  -0-                    -0-


Jutta Behrens,                      1998             -0-                    -0-                    -0-                    -0-
Treasurer and Director              1997             -0-                    -0-                    -0-                    -0-
                                    1996             -0-                    -0-                    -0-                    -0-

Frank Behrens,                      1998             -0-                    -0-                    -0-                    -0-
                                    1997            40,250                 22,460                  -0-                    -0-
                                    1996             -0-                    -0-                    -0-                    -0-

Karsten Behrens,                    1998            12,255                  7,352                  -0-                    -0-
                                    1997            98,650                 55,047                  -0-                    -0-
                                    1996             3,150                  2,047                  -0-                    -0-

Employment and Consulting Agreements

     TES has entered into an employment agreement with Gerd Behrens under which Mr. Behrens will be paid approximately 8,000 DM (US $4,762) per month. Mr. Behrens has deferred payment of this compensation until TES has funds available to pay Mr. Behrens. TES has a consulting agreement with Karsten Behrens under which he is paid an hourly fee of 50DM per hour for services as needed. TES previously had a consulting agreement with Frank Behrens to prepare a business plan and an investment memorandum for which he was paid a flat rate. This agreement was terminated by the parties and Frank Behrens now devotes his full time and attendtion to ENTECS. Gerd Behrens divides his time and attention between the business and affairs of TES, ENTECS and their subsidiaries, as needed. Karsten Behrens is expected to devote his time and attention to TES on an as needed basis.

     TES has entered into a consulting agreement with Yvonne Marquard in which she is paid a consulting or finder's fee for the sale of TES' common stock. Her compensation under this agreement is the difference between 20% of the gross proceeds raised and the amount of commission or fees actually paid to brokers or finders for the sale of TES' common stock. Ms. Marquard has not provided any of these types of services for TES and, therefore, has not been paid compensation under her agreement with TES. Ms. Marquard is the wife of Michael Marquard, who is an employee of TES.

     The employment and consulting agreements between TES and Gerd Behrens, Ms. Marquard and Karsten Behrens also contain an agreement to maintain confidentiality of trade secrets and other materials.

Directors

     Other than in accordance with to their employment or consulting arrangements, the members of the board of directors are not compensated for their services as directors; however, they are reimbursed for all reasonable expenses incurred in connection with those services.

Option Plans

     Except as described below, TES has no retirement, pension, profit sharing, stock option, or insurance or medical reimbursement plans or programs covering its officers and directors, and does not contemplate implementing any of these plans at this time.

     The board of directors of TES has adopted a stock option plan, which provides for the grant of options to purchase an aggregate of not more than 500,000 shares of TES' common stock. The purpose of the stock option plan is to make options available to directors, management, key employees, consultants, and technical advisers of TES. A grant of stock options to these individuals will provide them with a more direct stake in the future of TES and provide them with additional rewards and incentives for contributing to TES' success.

     A committee appointed by the board of directors will administer the stock option plan. This committee will determine the following:

     o    The persons to be granted options under the plan;
     o    The number of shares subject to each option;
     o    The term of the option;
     o    The manner in which the option may be exercised; and
     o The exercise price of each option, subject to the requirement that no option may be exercisable more than 10 years after the date of grant.

     The committee will have the power to establish such other terms and conditions for options granted under the stock option plan as they determine are necessary and appropriate. No option granted under the plan shall be transferable otherwise than by will or the laws of descent and distribution. The exercise price of stock options granted under the plan will be established by the board of directors in their sole discretion and may be less than the fair market value of the underlying shares on the date of grant as determined by the committee. The exercise price may be paid in cash or in common stock or a combination of cash and common stock.

     As of the date of this proxy statement and prospectus, no options have been granted under the stock option plan.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the founding of TES, Gerd Behrens acquired 4,500,000 shares of its common stock. Subsequent to the founding and prior to the time that TES raised any funds from outside directors, Mr. Behrens sold his wife, Jutta Behrens, and his sons, Karsten and Frank Behrens, 2,760,000 of these shares and sold Yvonne Marquard 240,000 of these shares. Mr. Behrens paid approximately 90,870 DM (US $54,089) for his original 4,500,000 shares. The shares discussed in this paragraph have been adjusted to reflect a stock dividend issued in December, 1998.

     In addition, Jutta Behrens has loaned TES approximately 141,250 DM. The initial loan was made on March 20, 1996, in the amount of 80,000 DM (US $51,992) for a five-year term and bears interest at 9.25% per year. The second loan was made on September 10, 1996, in the amount of approximately 50,000 DM (US $32,495) for a four-year term and bears interest at 8% per year. The third loan was made on December 31, 1996, in the amount of approximately 11,200 DM (US $7,421) for a four-year term and bears interest at 8% per year. Further, Gerd Behrens loaned TES approximately 100,000 DM (US $55,800) in connection with the capitalization of TES Oecon AG, which was interest free until January 1, 1998. Subsequent to January 1, 1998, the loan bears interest at a rate of 6% per annum. The loan is due on December 31, 2001, subject to a right for TES to extend the loan for an additional 5 years if necessary for economic reasons.

     TES' president and major stockholder is also president and the major stockholder of ENTECS. TES paid a deposit of DM 250,000 (US $139,501) for the rights to use the BRS concrete recycling system and subsequently transferred the rights to ENTECS in exchange for a short-term note. The advance was paid in full during 1998. Additionally, ENTECS made advances to TES aggregating DM 370,200 (US $222,075) during the year ended December 31, 1998. The advances bear interest at 6% per annum and are due after ten years.

     During 1997, TES made working capital advances to ENTECS of DM 50,000 (US $27,900) and paid DM 86,250 (US $48,128) of costs associated with the operations of ENTECS. The working capital advance accrued interest at 8% per annum. ENTECS repaid the working capital advance with payments of DM 23,000 (US $12,834) in 1997 and DM 27,000 (US $16,197) plus accrued interest in January 1998.

     During the quarter ended March 31, 1999, TES borrowed DM 356,990 from ENTECS in a series of transactions. These loans are due in 2009, and bear interest at 6% per annum.

     In connection with TES' financing efforts in Germany, TES entered into an agreement with Yvonne Marquard. Under this agreement Ms. Marquard was paid a consulting or finder's fee. The fee is to be determined by the difference between 20% of the gross proceeds raised and the amount of commission or fees actually paid to brokers or finders for the sale of TES' securities. Ms. Marquard was paid approximately 86,533 DM (US $48,285) under the terms of this agreement. Ms. Marquard is the wife of Michael Marquard, who is an employee of TES.

     TES also paid Frank Behrens consulting fees equal to 40,250 DM (US $22,460). These fees were paid in connection with the writing and drafting of TES' business plan and offering materials that were used to raise funds from German investors.

     TES paid Karsten Behrens consulting fees equal to approximately 98,650 DM (US $55,047) in 1997 and 12,255 DM (US $7,352) in 1998. These fees were for the performance of legal services for TES and the writing and drafting of TES' business plan and offering materials that were used to raise funds from German investors.

     The management of TES believes that the above transactions were on terms no less favorable than could be obtained from unaffiliated third parties. TES does not presently have any policies regarding future affiliated transactions.

     Except as otherwise disclosed in this document, there have been no related party transactions or any other transactions or relationships required to be disclosed by Item 404 of Regulation S-B.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                              MANAGEMENT OF ENTECS



     The table below sets forth information with respect to the ownership of ENTECS' common stock of the following:

     o    each officers, directors and director nominees, individually;
     o all officers, directors and director nominees as a group, which includes Gerd Behrens, Frank Behrens, Yvonne Marquard and Dieter Gastinger;
     o    each beneficial owners of more than 5% of TES' common stock; and
     o    TES' key consultants.

     Frank Behrens and Karsten Behrens are brothers and are the sons of Gerd Behrens. Gerd Behrens disclaims beneficial ownership of the shares held by his sons.

     Except as otherwise indicated, the following stockholders have sole voting and investment power with respect to the shares. The address given for each of the individuals named is the address of ENTECS, 25 Impler Strasse, 81371, Munich, Germany, unless otherwise indicated. There are no outstanding options, warrants, or rights to purchase securities from ENTECS.


Name of Owner                      Number of Share              Percent of Class
-------------                      ---------------              ----------------

Gerd Behrens                            500,000                       30.5%

Frank Behrens                           200,000                       12.2%

Dieter Gastinger                        100,000                        6.1%

Yvonne Marquard                          90,000                        5.5%

Karsten Behrens                         200,000                       12.2%

All officers and directors as a group
(4 persons)                             890,000                       54.3%

                          -----------------------------

DIRECTORS AND EXECUTIVE OFFICERS OF ENTECS

Officers, Directors and Key Consultants

     The officers, directors and key consultants of ENTECS are as follows:

Officers and Directors

                                                              Tenure as Officer
Name                Age            Position(s)                   or Director
----                ---            -----------                -----------------

Gerd Behrens        61             President and                 May, 1997
                                   a Director                    to Present

Frank Behrens       32             Secretary                     May, 1997
                                   and a Director                to Present

Yvonne Marquard     29             Director                      May, 1997
                                                                 to Present

Dieter Gastinger    55             Director                      September, 1997
                                                                 to Present

Key Consultants

Karsten Behrens     31             Consultant                    May, 1997
                                                                 to Present

     Gerd Behrens, Jutta Behrens, Frank Behrens, Karsten Behrens and Yvonne Marquard may be deemed to be "promoters" and "parents" of ENTECS within the meaning of the rules and regulations promulgated under the Securities Act.

     The directors of ENTECS are elected to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Officers of ENTECS are elected annually by the board of directors and hold office until their successors are duly elected and qualified. Gerd Behrens is the father of Frank Behrens and Karsten Behrens. Frank Behrens and Karsten Behrens are brothers. There are no other family relationships between any director or executive officer and any other director or executive officer. Set forth below is biographical information with respect to ENTECS' founders and promoters and each officer and director.

     Gerd Behrens, founder and promoter, has been a director and president of ENTECS since its inception in May 1997. Mr. Behrens holds a Diploma as a Businessman (Dipl. Kaufmann), which is roughly equivalent to a Bachelors Degree in Business Administration in the United States. From 1989 until the founding of ENTECS, Mr. Behrens was the managing director of Data Consult, a firm located in Munich, Germany, that purchased and sold used computers and, subsequently, the founder, director and president of TES, since its inception in June 1994. Since the founding of TES and ENTECS, Mr. Behrens has devoted substantially all of his time to the business and affairs of those companies.

     Frank Behrens has been secretary and a director of ENTECS since May, 1997. Mr. Behrens is a graduate of Ludwig-Maximillians University in Munich in Geography and Economics. Mr. Behrens has served as a consultant to various firms, including TES, since graduating from the University of Munich in 1995. Mr. Behrens' consulting services have related primarily to urban planning and development and the development of environmental management systems and software tools for these systems. Mr. Behrens provided TES and ENTECS in the writing and drafting of its business plan and offering materials that were used to raise funds from German investors and with the development of environmental management systems and software tools for these systems.

     Yvonne Marquard has been a director of ENTECS since May, 1997. Ms. Marquard assisted ENTECS with the placement of its common stock in Germany. Ms. Marquard founded her own firm--Yvonne Marquard Unternehmensberatung in 1997 to provide financial consulting services to various businesses. Prior to founding her own firm Ms. Marquard was employed by AURUM Vermoegensanlagen GmbH, a German financial services firm.

     Karsten Behrens has been the Managing Director to ENTECS Umweltmanagment since July, 1997. Mr. Behrens is a graduate of Ludwig-Maximillians University in Munich in law. Mr. Behrens has completed the necessary post-graduate employment requirements and passed the necessary examinations to be licensed as a lawyer in Germany.

     Dieter Gastinger has been a director of ENTECS since September 1997. For the past ten years Mr. Gastinger has been the owner of UWAS Umweltservice GmbH, a firm offering environmental services and recycling technologies. Prior to starting his environmental recycling business, Mr. Gastinger was CFO for a renting service firm and managing director of a leasing firm in Germany.

Executive Compensation

     The following table summarizes all compensation paid to the officers and directors of ENTECS for services rendered to ENTECS since its inception in 1997. Gerd Behrens elected to defer his 1998 salary of 57,600 DM (US $34,553) due him until the time that ENTECS has the funds available to pay him. This unpaid salary has been included in the balance sheet of ENTECS as of December 31, 1998 as an accrued expense of related parties.


                                                        Annual Compensation
                                            -------------------------------------------                             Long Term
                                                      Salary/ Consulting Fees                                     Compensation
                                            -------------------------------------------                        -------------------
                                                                                                                    Number of
Name and Principal                                                                           Other Annual            Options
     Position                      Year              DM                    US $              Compensation            Awarded
----------------------------------------------------------------------------------------------------------------------------------

Gerd Behrens,                       1998            57,600                 34,553                  -0-                    -0-
President and Director              1997             -0-                    -0-                    -0-                    -0-


Frank Behrens,                      1998            77,500                 46,490                  -0-                    -0-
Secretary and Director              1997             -0-                    -0-                    -0-                    -0-

Karsten Behrens,                    1998            52,500                 31,494                  -0-                    -0-
Consultant                          1997             -0-                    -0-                    -0-                    -0-

Dieter Gastinger,                   1998            52,850                 31,704                  -0-                    -0-
Managing Director of                1997             -0-                    -0-                    -0-                    -0-
Umweltmanagement

Yvonne Marquard,                    1998            62,809                 36,678                  -0-                    -0-
Director & Consultant               1997             -0-                    -0-                    -0-                    -0-



     No advances have been made or are contemplated by ENTECS to any of its officers or directors.

Employment and Consulting Agreements

     TES has entered into an employment agreement with Gerd Behrens under which Mr. Behrens will be paid approximately 8,000 DM (US $4,762) per month. Mr. Behrens has deferred payment of this compensation until TES has funds available to pay him. Further, ENTECS has entered into employment agreements with Frank Behrens and Dieter Gastinger. Under their employment agreements, Frank Behrens and Dieter Gastinger each receive a monthly salary of 4,250 DM (US $2,530). In addition to their salary, Frank Behrens and Mr. Gastinger are each entitled to 5% of ENTECS gross profit. Gross profit is defined in Frank Behrens and Mr. Gastinger's employment agreements as gross profit less taxes and deductions.

     Gerd Behrens divides his time and attention to the business and affairs of TES, ENTECS and their subsidiaries, as needed. Frank Behrens and Dieter Gastinger devote their full time and attention to the business affairs of ENTECS.

     ENTECS has entered into a consulting agreement with Yvonne Marquard in which she is paid a consulting or finder's fee based upon the difference between 20% of the gross proceeds raised and the amount of commission or fees actually paid to brokers or finders for the sale of ENTECS' securities. Ms. Marquard was paid by ENTECS approximately 162,800 DM under the terms of this agreement in 1998. Ms. Marquard is the wife of Michael Marquard, who is an employee of TES.

     The employment and consulting agreements between ENTECS and Gerd Behrens, Frank Behrens, Dieter Gastinger and Yvonne Marquard also contain an agreement to maintain confidentiality of trade secrets and other materials.

Directors

     Other than in accordance with to their employment or consulting arrangements, the members of the board of directors are not compensated for their services as directors; however, they are reimbursed for all reasonable expenses incurred in connection with those services.

                        DESCRIPTION OF TES CAPITAL STOCK

     The authorized capital stock of TES consists of 20,000,000 shares of common stock, of no par value. As of December 31, 1998, 5,224,830 shares of common stock were outstanding. On November 18, 1998, the board of directors of TES authorized a share dividend of the common stock of TES which caused to be issued as of the same date, two (2) shares of common stock for each one (1) share of common stock issued and outstanding. Management expects that approximately 16,692,804 shares of TES common stock will be outstanding after the merger.

Common Stock

     Holders of common stock are entitled to one vote for each whole share on all matters to be voted upon by stockholders, including the election of directors. Holders of common stock do not have cumulative voting rights in the election of directors. This means that holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they so choose. In this event, the holders of the remaining less than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the board of directors. All shares of common stock are equal to each other with respect to liquidation and dividend rights. No holder of any shares of common stock has any preemptive rights to subscribe for or purchase any additional, unissued shares of TES' common stock. Upon liquidation, dissolution, or winding up of the company, each share of the common stock is entitled to share ratably in the amount available for distribution to holders of common stock. All shares of common stock outstanding are fully paid and nonassessable, and the common stock is not subject to conversion or redemption.


Transfer Agent and Registrar

     Corporate Stock Transfer, Inc., 370 17th Street, Suite 2360, Denver, Colorado 80202, has been retained to serve as the transfer agent and registrar for TES' common stock.

          MARKET FOR TES' COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Until recently, there was no public market for TES' common stock. At the present time, there is only a limited market for TES' common stock. There can be no assurance that an active trading market will develop or be sustained in the future for TES' securities. TES does not presently meet the requirements for inclusion in either the NASDAQ SmallCap Market or the NASDAQ National Market. Trading in TES' common stock is being conducted in the over-the-counter market in the NASD's "Electronic Bulletin Board." TES may never meet the requirements for inclusion in either of those two markets. As a result of trading on the Bulletin Board, it may be more difficult to obtain quotations of the market price of TES' securities. Consequently, the liquidity of TES' securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of TES, and lower prices for TES' securities than might otherwise be attained.

     TES' securities also come within the definition of "penny stock" contained in Rule 3a51-1 under the Securities Exchange Act of 1934. Classification as a penny stock may adversely affect the ability of broker-dealers to sell TES' securities and may adversely affect the ability of TES' stockholders to sell any of their securities in the secondary market. ENTECS stockholders should become familiar with the impact that these regulations may have upon the TES common stock they obtain in the merger.

     Management expects that approximately 11,467,974 shares of TES common stock will be issued to the ENTECS stockholders as a result of the merger. In addition, TES' board of directors has adopted a stock option plan under which it could issue up to 500,000 shares of common stock. No options have been granted under the stock option plan at this time. Although future sales of the TES shares being issued in the merger and of shares that might be issued in the future on exercise of any options under the stock option plan could have a depressive effect under the trading price of the common stock. In addition, the existence of options may adversely affect the terms on which TES may obtain additional equity capital in the future. Also, the market price of TES' common stock could be subject to significant fluctuations in response to variations in actual and anticipated quarterly operating results, changes in earnings estimates by analysts, announcements of new products or technological innovations by TES or its competitors, and other events or factors. Further, the stocks of many companies have experienced extreme price and volume fluctuations that have often been unrelated to the companies' operating performance.

     The table set forth below presents the range, on a quarterly basis, of high and low bid prices per share of common stock as reported by the National Quotation Bureau, Inc. The quotations represent prices between dealers and do not include retail markup, markdown or commissions and may not necessarily represent actual transactions. TES' common stock began trading in the over-the-counter market during the company's fourth quarter ended December 31, 1998. The first quotation for TES' common stock was first reported in the NASD's Electronic Bulletin Board on October 23, 1998. As a result, the high and low bids reported for the period ended December 31, 1998 do not represent a full quarter of activity.


           Quarter Ended              High             Low
           -------------              ----             ---


           December 31, 1998          $3.50           $0.75
           March 31, 1999             $4.25           $1.75

     TES had approximately 65 shareholders of record as of May 31, 1999, which does not include shareholders whose shares are held in street or nominee names.


     Holders of TES' common stock are entitled to receive dividends as may be declared by the board of directors out of legally available funds. No dividends have been declared to date by TES, nor does TES anticipate declaring and paying cash dividends in the foreseeable future. At the present time, TES has a net deficit and is prohibited from paying dividends under Colorado law.

                                 LEGAL OPINIONS

     Legal matters in connection with the merger are being passed upon for TES by Schlueter & Associates, P.C Denver, Colorado and for ENTECS by Rossi & Maricle, P.C., Denver, Colorado.

                                     EXPERTS


     The financial statements of TES at December 31, 1998, and for each of the two years in the period ended December 31, 1998, included in this proxy statement and prospectus and the registration statement of which this proxy statement and prospectus is part, have been audited by Scheifley & Associate, P.C., independent auditors, as set forth in their report appearing elsewhere in this proxy statement and prospectus, and in the registration statement, and are included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

         The financial statements of ENTECS at December 31, 1998, and for each of the two years in the period ended December 31, 1998, included in this proxy statement and prospectus and the registration statement of which this proxy statement and prospectus is part, have been audited by Scheifley & Associate, P.C., independent auditors, as set forth in their report appearing elsewhere in this proxy statement and prospectus, and in the registration statement, and are included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     TES is subject to the informational requirements of the Securities Exchange Act of 1934 and it files reports, proxy statements, and other information with the Securities and Exchange Commission in accordance with that law. You may inspect and copy TES' reports, proxy statements, and other information at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain copies of those materials at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. TES is an electronic filer with the Commission, which maintains a web site containing reports, proxy statements, and other information at the following location: http://www.sec.gov.

     This prospectus is part of a registration statement on Form S-4 filed by TES with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus omits some of the information contained in the registration statement. You may obtain further information about TES and the TES common stock in the registration statement and the exhibits to the registration statement. Any statements contained in this proxy statement and prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, you may refer to the copy of the document filed with the Commission. Each statement in this proxy statement and prospectus about a document is qualified in its entirety by reference to the actual document.

                          INDEX TO FINANCIAL STATEMENTS


TECHNICAL ENVIRONMENT SOLUTIONS, INC.,                                      Page

     Independent  Auditor's Report ......................................   F-1
     Consolidated Balance Sheet as of December 31, 1998 .................   F-2
     Consolidated Statements of Operations for the two years
        ended December 31, 1998 .........................................   F-3
     Consolidated Statements of Stockholders' Equity for the
        two years ended December 31, 1998 ...............................   F-4
     Consolidated Statements of Cash Flow for the two years
        ended December 31, 1998 .........................................   F-5
     Notes to Consolidated Financial Statements .........................   F-7
     Consolidated Balance Sheet as of March 31, 1999 (Unaudited) ........   F-15
     Consolidated Statements of Operations for the three months
        ended March 31, 1998 and 1999 (Unaudited) .......................   F-16
     Consolidated Statements of Cash Flow for the three months
        ended March 31, 1998 and 1999 (Unaudited) .......................   F-17
     Notes to Unaudited Financial Statements ............................   F-18

ENVIRONMENTAL TECHNOLOGIES AND SOFTWARE SOLUTIONS, INC ..................

     Independent Auditor's Report .......................................   F-19
     Consolidated Balance Sheet as of December 31, 1998 .................   F-20
     Consolidated Statements of Operations for the two years
        ended December 31, 1998 .........................................   F-21
     Consolidated Statements of Stockholders' Equity for the two years
        ended December  31, 1998 ........................................   F-22
     Consolidated  Statements  of Cash Flow for the two
        years ended December 31, 1998 ...................................   F-23
     Notes to  Consolidated  Financial  Statements ......................   F-25
     Consolidated  Balance Sheet as of March 31, 1999 (Unaudited) .......   F-33
     Consolidated Statements of Operations for the three months
        ended March 31, 1998 and 1999 (Unaudited) .......................   F-34
     Consolidated Statements of Cash Flow for the three months
        ended March 31, 1998 and 1999 (Unaudited) .......................   F-35
     Notes to Unaudited Financial Statements ............................   F-36

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors and Stockholders
Technical Environment Solutions, Inc.

We have audited the consolidated balance sheet of Technical Environment Solutions, Inc. as of December 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Technical
Environment Solutions, Inc. as of December 31, 1998, and the results of its operations and cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.


                              James E. Scheifley & Associates, P.C.
                              Certified Public Accountants

Denver, Colorado
March 26, 1999

                                Technical Environment Solutions, Inc.
                                     Consolidated Balance Sheet
                                          December 31, 1998

                                     ASSETS
                                                                            DM           US $
Current assets:
  Cash and cash equivalents ........................................      166,970       100,162
  Accounts receivable, trade .......................................       68,662        41,189
  Accounts receivable - other ......................................       34,699        20,815
  Prepaid expenses .................................................       22,004        13,200
                                                                       ----------    ----------
      Total current assets .........................................      292,335       175,366

Property and equipment, at cost, net of
  accumulated depreciation of DM 102,469,/ .........................      162,642        97,566

Investments ........................................................       10,000         5,999
Note receivable - related party ....................................       50,000        29,994
Other assets .......................................................      300,000       179,964
                                                                       ----------    ----------
                                                                          814,977       488,888
                                                                       ==========    ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable - banks ............................................       29,541        17,722
  Notes payable - others ...........................................       80,000        47,990
  Accounts payable .................................................      102,536        61,508
  Accounts payable and accrued expenses - related parties ..........      115,928        69,543
  Accrued expenses .................................................      132,797        79,662
                                                                       ----------    ----------
      Total current liabilities ....................................      460,802       276,426

  Loans from shareholders ..........................................      230,000       137,972
  Advances from affiliated company .................................      288,669       173,167

Stockholders' equity:
 Common stock, no par value,
  20,000,000 shares authorized,
 5,244,830 shares issued and outstanding ...........................    2,260,155     1,355,822
 Accumulated deficit
                                                                       (2,424,649)   (1,454,499)
                                                                       ----------    ----------
                                                                         (164,494)      (98,677)
                                                                       ----------    ----------
                                                                          814,977       488,888
                                                                       ==========    ==========


          See accompanying notes to consolidated financial statements.

                      Technical Environment Solutions, Inc.
                      Consolidated Statements of Operations


                                                                    Years Ended December 31,
                                                               --------------------------------
                                                               1997          1998          1998
                                                               DM            DM            US $

Sales ..................................................      347,213       610,056       365,960
Sales to related party .................................       80,609          --            --
                                                           ----------    ----------    ----------
                                                              427,822       610,056       365,960

Cost of operations .....................................      179,690       202,174       121,280
                                                           ----------    ----------    ----------
Gross profit ...........................................      248,132       407,882       244,680

Other costs and expenses:
  General and administrative ...........................      652,519     1,305,774       783,308
  General and administrative - related parties..........      234,177        98,594        59,145
                                                           ----------    ----------    ----------
(Loss) from operations .................................     (638,564)     (996,486)     (597,772)

Other income and (expense):
  Interest income ......................................       19,190        19,668        11,798
  Losses of unconsolidated subsidiary ..................         --         (49,000)      (29,394)
  Interest expense - related party .....................      (18,100)      (24,418)      (14,648)
  Interest expense .....................................      (28,618)      (16,577)       (9,944)
                                                           ----------    ----------    ----------
                                                              (27,528)      (70,327)      (42,188)

(Loss) before income taxes .............................     (666,092)   (1,066,813)     (639,960)
Provision for income taxes .............................         --            --            --
                                                           ----------    ----------    ----------

Net (loss) .............................................     (666,092)   (1,066,813)     (639,960)
                                                           ==========    ==========    ==========

Earnings (loss) per share:
 Basic and diluted (loss) per share ....................        (0.40)        (0.61)        (0.37)
                                                           ==========    ==========    ==========

 Weighted average shares outstanding ...................    5,028,813     5,224,830     5,224,830
                                                           ==========    ==========    ==========




          See accompanying notes to consolidated financial statements.


                      Technical Environment Solutions, Inc.
                 Consolidated Statement of Stockholders' Equity
                     Years Ended December 31, 1998 and 1997


                                                                     Common Stock                     Accumulated
                                                              Shares               Amount               Deficit             Total
                                                                                     DM                   DM                 DM

 Balance, December 31, 1996 .....................           4,524,402              121,360            (691,744)            (570,384)

  Sale of stock for cash ........................             700,428            2,675,310                                2,675,310
    Less expenses of offering ...................            (536,515)                                                     (536,515)

Net loss for the year ...........................                --                   --              (666,092)            (666,092)
                                                           ----------           ----------          ----------           ----------

 Balance, December 31, 1997 .....................           5,224,830            2,260,155          (1,357,836)             902,319

Net loss for the year ...........................                --                   --            (1,066,813)          (1,066,813)
                                                           ----------           ----------          ----------           ----------

 Balance, December 31, 1998 .....................           5,224,830            2,260,155          (2,424,649)            (164,494)
                                                           ==========           ==========          ==========           ==========



          See accompanying notes to consolidated financial statements.

                           Technical Environment Solutions, Inc.
                           Consolidated Statements of Cash Flows


                                                                                Years Ended December 31,
                                                                       1997               1998              1998
                                                                        DM                 DM               US $

Net (loss) .................................................         (666,092)       (1,066,813)         (639,960)
  Adjustments to reconcile net income (loss) to net
   cash (used in) operating activities:
   Depreciation ............................................           12,521            44,047            26,423
Changes in assets and liabilities:
    (Increase) decrease in accounts receivable .............           56,190           (68,662)          (41,189)
    (Increase) decrease in prepaid expenses ................          (32,269)           14,350             8,608
    (Increase) decrease in other assets ....................          (37,935)           40,344            24,202
    Increase (decrease) in accounts payable and
        accrued expenses including related parties .........           91,045           142,817            85,673
                                                                   ----------        ----------        ----------
       Total adjustments ...................................           89,552           172,896           103,717
                                                                   ----------        ----------        ----------
  Net cash (used in) operating activities ..................         (576,540)         (893,917)         (536,243)
                                                                   ----------        ----------        ----------

Cash flows from investing activities:
   Advance to affiliate ....................................         (363,250)             --                --
   Repayment of affiliate advance ..........................             --             250,000           149,970
   Long-term lease deposit .................................         (300,000)             --                --
   Increase in note receivable .............................          (50,000)             --                --
   Purchase of fixed assets ................................         (109,624)          (88,323)          (52,983)
                                                                   ----------        ----------        ----------
Net cash provided by (used in) investing activities ........         (822,874)          161,677            96,987
                                                                   ----------        ----------        ----------

Cash flows from financing activities:
   Advances from affiliated company ........................             --             370,200           222,076
   Proceeds from sale of common stock ......................        2,138,795              --                --
   Decrease in deferred financing fees .....................           19,145              --                --
   Repayment of notes payable - bank .......................          (22,766)         (168,257)         (100,934)
   Repayment of stockholder advances .......................           (6,900)           (4,300)           (2,579)
   Repayment of convertible notes ..........................          (20,000)          (10,000)           (5,999)
                                                                   ----------        ----------        ----------
  Net cash provided by
   financing activities ....................................        2,108,274           187,643           112,563
                                                                   ----------        ----------        ----------

Increase (decrease) in cash ................................          708,860          (544,597)         (326,693)
Cash and cash equivalents,
 beginning of period .......................................            2,707           711,567           426,855
                                                                   ----------        ----------        ----------
Cash and cash equivalents,
 end of period .............................................          711,567           166,970           100,162
                                                                   ==========        ==========        ==========




          See accompanying notes to consolidated financial statements.

                                Technical Environment Solutions, Inc.
                                Consolidated Statements of Cash Flows


                                                                                Years Ended December 31,
                                                                       1997               1998              1998
                                                                        DM                 DM               US $

Supplemental cash flow information:
Cash paid for interest ..........................................        --               33,219            19,927
Cash paid for income taxes ......................................        --                 --                --












          See accompanying notes to consolidated financial statements.

                      Technical Environment Solutions, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 1998


Note 1.  Summary of significant accounting policies.

Technical Environment Solutions, Inc. and subsidiaries (the "Company) is in the business of recycling surplus and obsolete electronic equipment. The Company's operations to date have been carried out solely within Germany by its wholly owned subsidiaries Technical Environment Solutions GmbH, (TES GmbH)and TES Oecon AG, formed in 1997 These operations consist of dismantling and disposing of electronic equipment secured from customers. The Company has used independent recycling companies to complete the disposal process, however, during 1997, the Company secured plant facilities necessary to begin certain processing functions on its own. TES Oecon AG, a wholly owned subsidiary, plans to establish a technical school for training electronic recycling workers for itself and others. During February 1998, the Company acquired a 49% ownership interest in T-Cycle Computer Service and Verwertungs GmbH, a German company engaged in dismantling and disposing of surplus electronic equipment in Germany.

The Company was incorporated in Colorado on June 21, 1994.

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The Company maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). Generally, accepted accounting principles in Germany vary in certain significant respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with U.S.
GAAP.

Solely for the convenience of the reader, the accompanying consolidated financial statements as of and for the year ended December 31, 1998 have been translated into United States dollars. ("U.S. $") at the rate of DM 1.667 per U.S. $1.00 the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 1998. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. dollars at that or any other rate.

     Principles of consolidation
The  consolidated  statements  include  the  accounts  of the  Company  and  its
wholly-owned   subsidiaries.   All   significant   inter-company   accounts  and
transactions have been eliminated in consolidation.

     Cash and cash equivalents
The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Fair value of financial instruments
The Company's financial instruments consist of cash and cash equivalents and accounts receivable and payable. The carrying amounts of such financial instruments approximate fair value because of the short maturity of these instruments.

     Property and equipment
Property and equipment are stated at cost. Depreciation is provided for using the straight line method over estimated useful lives of five to seven years for equipment and the remaining lease term for leasehold improvements. Depreciation expense amounted to DM 44,047 and DM 12,521 for the years ended December 31, 1998 and 1997, respectively.

     Revenue recognition
Revenue is recorded when services are performed. Sales amounts included in the foregoing Consolidated Statement of Operations consist of gross contract amounts paid to the Company by its customers for the removal of recyclable materials.

     Advertising
Advertising expenses are charged to expense upon first showing. The Company incurred advertising expense of DM 9,000 and DM 109,865 during the years ended December 31, 1998 and 1997 respectively.

     Net loss per share
Basic Earnings per Share ("EPS") is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrants. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period.

The basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Loss per share is unchanged on a diluted basis since the assumed exercise of common stock equivalents would have an anti-dilutive effect due to the existence of operating losses.

     Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the periods presented. Actual results could differ from those estimates making it reasonably possible that a change in these estimates could occur in the near term.

     Stock-based Compensation
The Company  adopted  Statement  of Financial  Accounting  Standard No. 123 (FAS
123), Accounting for Stock-Based Compensation beginning with the Company's first quarter of 1996.

Upon adoption of FAS 123, the Company when required will continue to measure compensation expense for any stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees, and will provide pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

     Recent Pronouncements
SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software
Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides authoritative guidance on when internal-use software costs should be capitalized and when these costs should be expensed as incurred.

Effective January 1, 1998, the Company adopted SOP 98-1. Costs capitalized by the Company during the year ended December 31, 1998 in accordance with these guidelines were not significant.

Effective December 31, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business
Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position. To date, the Company has operated in one business segment only.

Effective December 31, 1998, the Company adopted the provisions of SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits ("SFAS 132"). SFAS 132 supersedes the disclosure requirements in SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The overall objective of SFAS 132 is to improve and standardize disclosures about pensions and other post-retirement benefits and to make the required information more understandable. The adoption of SFAS 132 did not affect results of operations or financial position. The Company has not initiated benefit plans to date which would require disclosure under the statement.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS 133 will be on earnings and the financial position of the Company, however it believes that it has not to date engaged in significant transactions encompassed by the statement.


Note 2. Investments

During July 1995, the Company invested DM 10,000 in Okologik AG, a German company engaged in the production and conservation of energy by alternative means. The Company's 1,334 shares represent less than 2% of total shares outstanding. As yet, no market exists for the stock and the Company has accounted for its investment at cost.

Note 3. Notes payable and long-term debt

Notes payable - banks at December 31, 1998 consists of a bank line of credit having a balance at December 31, 1998 of DM 29,541. The line of credit bears interest at 10.75% per annum and had DM 20,459 additional credit available at that date. The Company also had a term loan with the bank having a remaining principal balance due at December 31, 1997 of DM 180,050. The term loan was paid in full on February 28, 1998.

During 1995, the Company sold DM 210,000 of convertible debentures to thirteen individual investors in Germany. The debentures bear interest at 10.75% per annum and are due in dates ranging from March 1999 to July 1999. The debentures were to be convertible into shares of the Company's common stock, however, none were converted. During 1996, DM 100,000 plus accrued interest was repaid to certain of the investors. An additional DM 20,000 plus accrued interest was repaid in 1997. During January 1998, an additional DM 10,000 was repaid.

Note 4.  Income taxes.

At December 31, 1997 the Company had approximately DM 2,396,000 of unused net operating loss deductions in Germany that may be carried forward indefinitely.

A valuation allowance of DM 1,198,000 was provided at December 31, 1998 for net operating loss carryforwards which more likely than not will not be utilized in the foreseeable future. The valuation reserve increased by approximately DM
533,000 and DM 320,000 during the years ended December 31, 1998 and 1997, respectively.

Note 5. Commitments and contingencies

The Company is obligated for non-cancelable operating lease payments with initial terms exceeding one year relating to office space and warehouse space. The lease agreements require future minimum lease payments as follows:

Year Ending December 31,         Amount
1999                            268,260
2000                            272,220
2001                            287,820
2002                            147,420
2003                             90,840
                               --------
                              1,066,560

In connection with the lease, the Company paid a DM 300,000 refundable deposit to guarantee performance of the lease and to secure a purchase option for the building. The lease contract includes a purchase option whereby the Company may acquire the property for DM 2,200,000 if the option is exercised before December 31, 2000. The deposit is included in other assets in the accompanying balance sheet. The deposit may be fully offset against the purchase price of the building, however should the purchase option expire unexercised, the deposit will be reduced by DM 90,000.

The Company has accrued DM 22,500 of additional rent during the year ended December 31, 1998 and will continue making annual accruals through the end of the option period to provide for the possible impairment of the deposit amount.

Rent expense in 1998 and 1997 was DM 270,420 and DM 49,020, respectively.

The Company has entered into employment contract with its president which provides for an annual salary of DM 96,000 per year through June 1999.


Note 6. Related party transactions

A shareholder of the Company who is also wife of the Company's president made loans aggregating DM 130,000 to the Company during the year ended December 31, 1996. The loans bear interest at between 8% and 9.25% per annum and are due DM 80,000 in 2000 and DM 50,000 in 2001 plus accrued interest.

Additionally, during 1993, the shareholder advanced DM 25,000 to the Company of which DM 6,900 was repaid in each of the years 1995 through 1997 with the balance of DM 4,300 repaid during 1998.

Additionally, during 1996, the Company's president and major shareholder advanced DM 100,000 to the Company's German subsidiary. The amount bears interest at 6% per annum beginning January 1, 1998 and the interest is due at the end of each calendar year. The loan principle is due in full on December 31, 2001.

The Company's president and major shareholder is president and a shareholder of ENTECS, Inc. a Colorado corporation formed in May 1997 to exploit patent rights to a concrete recycling system and related equipment. The Company paid a deposit of DM 250,000 for the rights to use the concrete system and subsequently transferred the rights to ENTECS in exchange for a short term note. The advance was paid in full during 1998. Additionally, ENTECS made advances to the Company aggregating DM 370,200 during the year ended December 31, 1998. The advances bear interest at 6% per annum and are due after ten years.

Additionally, during 1997, the Company made working capital advances to ENTECS of DM 50,000 and paid DM 86,250 of costs associated with the operations of ENTECS. The working capital advance bears interest at 8% per annum and was repaid DM 23,000 in 1997 and DM 27,000 plus accrued interest of $1,682 in January 1998.

The balance of the long term notes due ENTECS net of the amounts due from ENTECS amounted to DM 288,669 at December 31, 1998 and comprises the balance of advances from affiliated company included in the accompanying balance sheet.

During the year ended December 31, 1997, the Company advanced DM 50,000 to a German entity called Arbeit fur Alle e.V. (AFA). The note bears interest at 8% per annum and was originally due in installments of DM 10,000 at the end of each calendar year beginning in 1998. The payments have been extended to begin in 1999. Certain officer/shareholders of the Company have a direct ownership interest in AFA. Interest accrued as of December 31, 1998 with respect to the loan amounted to DM 6,600.

During the year ended December 31, 1998 the Company paid an aggregate of DM 98,594 to two officer/shareholders for consulting services provided to the Company.


Note 7. Stockholders' equity

During the periods covered by these financial statements the Company issued securities in reliance upon an exemption from registration with the Securities and Exchange Commission. Although the Company believes that the sales did not involve a public offering and that it did comply with the exemptions from registration, it could be liable for rescission of said sales if such exemption was found not to apply. The Company has not received a request for rescission of shares nor does it believe that it is probable that its shareholders would pursue rescission nor prevail if such action were undertaken

On December 31, 1998 the Company effected a stock dividend whereby each holder of the Company's outstanding common stock received an additional two shares for each share held. The Company has accounted for the dividend as a three share for one share forward stock split and consequently, all share and per share data in the foregoing financial statements and notes thereto have been restated to reflect the dividend.

During 1997, the Company commenced a private sale of its common stock to a limited group of investors in Germany. The Company sold 700,428 shares of its common stock for gross proceeds of DM 2,675,310 and incurred direct expenses of the offering amounting to DM 536,515.

The Company has established a stock option plan for directors, management, key employees, consultants and technical advisers whereby an aggregate of 500,000 options to purchase common stock of the Company may be granted. The grant price of the options will be equal to the market price for the Company's common stock at the date the options are granted. No options have been granted under the plan through the date of these financial statements.


Note. 8. Concentrations and information about major customers

During 1998 and 1997, all of the Company's revenue from recycling operations was derived from sales within Germany. During 1998, the Company had one major customer, Nutzel/Logosys GmbH which accounted for 10% of its sales. During 1997, the Company had four major customers, Allianz Versicherungs AG, Bayerische Landesbank, Hewlett Packard GmbH and Philips GmbH whose purchases from the Company each accounted for greater than 10% of the Company's sales.

No amounts were due from these customers at December 31, 1998.


Note 9. Operations of unconsolidated subsidiary

During February 1998, the Company acquired a 49% ownership interest in T-Cycle Computer Service and Verwertungs GmbH, a German company engaged in dismantling and disposing of surplus electronic equipment in Germany. The Company paid DM49,000 for its investment in T-Cycle and has accounted for the investment using the equity method of accounting. Accordingly, the Company has recognized its share of the losses of T-Cycle for the period ended December 31, 1998, which amounted to DM 49,000, as a reduction of its investment in the company. T-Cycle has filed for protection under German bankruptcy laws. The Company does not believe that it is contingently liable for any outstanding debts of T-Cycle.


Note 10. Correction of prior year financial statement

The financial statements for the year ended December 31, 1997 have been corrected to reflect an adjustment to the commission earned by the Company on the sale of the BRS license technology to ENTECS. The commission has been reduced by DM 26,087 of German value added tax (VAT) associated with the transaction. The adjustment increased the net loss for 1997 by DM 26,087 or DM
 .0 per share.


Note 11. Proposed merger.

On December 10, 1998 TES and ENTECS signed a letter of intent in which they propose to enter into a definitive agreement and plan of merger providing for the merger of a wholly owned subsidiary of TES into ENTECS. Under the terms of the letter of intent, the holders of ENTECS Common Stock will receive seven (7) shares of TES Common Stock for each outstanding share of ENTECS Common Stock. The Company plans to account for the merger as a reorganization of companies under common control. The accounting for the merger is expected to be similar to that of a pooling of interests.

                                Technical Environment Solutions, Inc.
                                     Consolidated Balance Sheet
                                           March 31, 1999
                                             (Unaudited)

                                     ASSETS
                                                                                                      DM                     US $
Current assets:
  Cash and cash equivalents ........................................................                215,467                 128,254
  Accounts receivable, trade .......................................................                125,193                  74,520
  Prepaid expenses .................................................................                 20,619                  12,273
                                                                                                 ----------              ----------
      Total current assets .........................................................                361,279                 215,047

Property and equipment, at cost, net of
  accumulated depreciation of DM 75,675 ............................................                155,098                  92,320

Investments ........................................................................                 10,000                   5,952
Note receivable - related party ....................................................                 50,000                  29,762
Other assets .......................................................................                398,176                 237,010
                                                                                                 ----------              ----------
                                                                                                    974,553                 580,091
                                                                                                 ==========              ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable - banks ............................................................                 32,059                  19,084
  Notes payable - others ...........................................................                 80,000                  47,619
  Accounts payable .................................................................                 98,843                  58,834
  Accounts payable - related party .................................................                 15,862                   9,442
  Accrued expenses .................................................................                228,047                 135,742
                                                                                                 ----------              ----------
      Total current liabilities ....................................................                454,811                 270,721

  Loans from shareholders ..........................................................                230,000                 136,905
  Advances from affiliated company .................................................                645,659                 384,321

Stockholders' equity:
 Common stock, no par value,
  20,000,000 shares authorized,
 5,224,830 shares issued and outstanding ...........................................              2,260,155               1,345,330
 Accumulated deficit
                                                                                                 (2,616,072)             (1,557,186)
                                                                                                 ----------              ----------
                                                                                                   (355,917)               (211,856)
                                                                                                 ----------              ----------
                                                                                                    974,553                 580,091
                                                                                                 ==========              ==========



          See accompanying notes to consolidated financial statements.

                                Technical Environment Solutions, Inc.
                                Consolidated Statements of Operations
                                             (Unaudited)

                                                                                            Three Months Ended March 31,
                                                                               1998                   1999                   1999
                                                                               DM                     DM                     US $
                                                                               ----                   ----                   ----

Sales .........................................................               144,766                231,215                137,628
Sales to related party ........................................                30,609                   --                     --
                                                                           ----------             ----------             ----------
                                                                              175,375                231,215                137,628

Cost of operations ............................................                44,966                 50,383                 29,990
                                                                           ----------             ----------             ----------
Gross profit ..................................................               130,409                180,832                107,638

Other costs and expenses:
  General and administrative ..................................               281,995                364,613                217,032
                                                                           ----------             ----------             ----------
(Loss) from operations ........................................              (151,586)              (183,781)              (109,393)

Other income and (expense):
  Interest income .............................................                   238                  5,453                  3,246
  Losses of unconsolidated subsidiary .........................               (15,530)                  --                     --
  Interest expense ............................................                (5,610)               (13,095)                (7,795)
                                                                           ----------             ----------             ----------
                                                                              (20,902)                (7,642)                (4,549)

(Loss) before income taxes ....................................              (172,488)              (191,423)              (113,942)
Provision for income taxes ....................................                  --                     --                     --
                                                                           ----------             ----------             ----------

Net (loss) ....................................................              (172,488)              (191,423)              (113,942)
                                                                           ==========             ==========             ==========


Earnings (loss) per share:
 Net income (loss) ............................................                 (0.03)                 (0.04)                 (0.02)
                                                                           ==========             ==========             ==========

 Weighted average shares outstanding ..........................             5,224,830              5,224,830              5,224,830
                                                                           ==========             ==========             ==========




          See accompanying notes to consolidated financial statements.

                                Technical Environment Solutions, Inc.
                                Consolidated Statements of Cash Flows
                                             (Unaudited)

                                                                                               Three Months Ended March 31,
                                                                                     1998                1999                1999
                                                                                     DM                  DM                  US $
                                                                                     ----                ----                ----
Net (loss) .............................................................           (172,488)           (191,423)           (113,942)
  Adjustments to reconcile net income (loss) to net
   cash (used in) operating activities:
   Depreciation ........................................................             17,253              11,026               6,563
   Losses of unconsolidated subsidiary .................................             15,530                --                  --
Changes in assets and liabilities:
    (Increase) decrease in accounts receivable .........................            346,003             (21,832)            (12,995)
    (Increase) decrease in prepaid expenses ............................             12,414               1,385                 824
    (Increase) decrease in other assets ................................           (220,922)            (98,176)            (58,438)
    Increase (decrease) in accounts payable and
        accrued expenses ...............................................            (31,643)             (5,991)             (3,566)
                                                                                   --------            --------            --------
       Total adjustments ...............................................            138,635            (113,588)            (67,612)
                                                                                   --------            --------            --------
  Net cash (used in) operating activities ..............................            (33,853)           (305,011)           (181,554)
                                                                                   --------            --------            --------

Cash flows from investing activities:
   Advance to affiliate ................................................            (49,000)               --                  --
   Purchase of fixed assets ............................................            (65,154)             (3,482)             (2,073)
                                                                                   --------            --------            --------
Net cash provided by (used in) investing activities ....................           (114,154)             (3,482)             (2,073)
                                                                                   --------            --------            --------

Cash flows from financing activities:
   Advances from affiliated company ....................................               --               356,990             212,494
   Repayment of notes payable - bank ...................................           (166,785)               --                  --
   Repayment of notes payable - other ..................................            (10,000)               --                  --
                                                                                   --------            --------            --------
  Net cash provided by
   financing activities ................................................           (176,785)            356,990             212,494
                                                                                   --------            --------            --------

Increase (decrease) in cash ............................................           (324,792)             48,497              28,867
Cash and cash equivalents,
 beginning of period ...................................................            711,567             166,970              99,387
                                                                                   --------            --------            --------
Cash and cash equivalents,
 end of period .........................................................            386,775             215,467             128,254
                                                                                   ========            ========            ========



          See accompanying notes to consolidated financial statements.

                      Technical Environment Solutions, Inc.
                     Notes to Unaudited Financial Statements
                                 March 31, 1999
                                   (Unaudited)

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in Regulation 10-SB of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended December 31, 1998.

Basic loss per share was computed using the weighted average number of common shares outstanding.

During the quarter ended March 31, 1999, the Company borrowed DM 356,990 from a company controlled by the Company's principal shareholder. The loans are due in 2009, and bear interest at 6% per annum.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Environmental Technologies and Software Solutions, Inc.

We have audited the consolidated balance sheet of Environmental Technologies and Software Solutions, Inc. as of December 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Environmental Technologies and Software Solutions, Inc. as of December 31, 1998, and the results of its operations and cash flows for each of the years in the two year period then ended, in conformity with generally accepted accounting principles.


                              James E. Scheifley & Associates, P.C.
                              Certified Public Accountants

Denver, Colorado
April 2, 1999

                       Environmental Technologies and Software Solutions, Inc.
                                     A Development Stage Company
                                     Consolidated Balance Sheet
                                          December 31, 1998

                                     ASSETS
                                                                                                    DM                       US $
Current assets:
  Cash and cash equivalents ......................................................                 393,080                  235,801
  Accounts receivable ............................................................                   2,230                    1,338
  Inventory ......................................................................                 120,000                   71,986
  Prepaid expenses ...............................................................                  56,152                   33,684
                                                                                                ----------               ----------
      Total current assets .......................................................                 571,462                  342,809

Property and equipment, at cost, net of
  accumulated depreciation of DM 24,758 ..........................................                 544,442                  326,600

Due from affiliated company ......................................................                 288,669                  173,166
License rights ...................................................................               1,123,126                  673,741
                                                                                                ----------               ----------
                                                                                                 2,527,699                1,516,315
                                                                                                ==========               ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable ...............................................................                 135,552                   81,314
  Due to related parties .........................................................                 225,000                  134,974
  Accrued expenses ...............................................................                  76,884                   46,120
  Accrued expenses - related parties .............................................                 212,769                  127,636
                                                                                                ----------               ----------

      Total current liabilities ..................................................                 650,205                  390,044


Stockholders' equity:
 Common stock, no par value,
  50,000,000 shares authorized,
 1,465,182 shares issued and outstanding .........................................               3,600,826                2,160,064
 Deficit accumulated during development stage
                                                                                                (1,723,332)              (1,033,793)
                                                                                                ----------               ----------
                                                                                                 1,877,494                1,126,271
                                                                                                ----------               ----------
                                                                                                 2,527,699                1,516,315
                                                                                                ==========               ==========



          See accompanying notes to consolidated financial statements.


                            Environmental Technologies and Software Solutions, Inc.
                                          A Development Stage Company
                                     Consolidated Statements of Operations
                                    Years Ended December 31, 1997 and 1998
                                                                                                    to
                                                                                                              December 31,
                                                                1997             1998            1998             1998
                                                                 DM               DM             US $              DM

Revenues .............................................           --            69,369          41,613                 69,369

Other costs and expenses:
  Cost of goods and services .........................           --            14,004           8,401                 14,004
  General and administrative .........................        256,114       1,231,359         738,668              1,487,473
  General and administrative - related parties .......         87,500         217,656         130,567                305,156
                                                           ----------      ----------      ----------             ----------
(Loss) from operations ...............................       (343,614)     (1,393,650)       (836,023)            (1,737,264)

Other income and (expense):
  Interest income ....................................            783          11,066           6,638                 11,849
  Interest income - related parties ..................                          7,515           4,508                  7,515
  Interest expense - related parties .................                         (1,682)         (1,009)                (1,682)
  Interest expense ...................................         (1,794)           (484)           (290)                (2,278)
                                                           ----------      ----------      ----------             ----------
                                                               (1,011)         16,415           9,847                 15,404

(Loss) before income taxes ...........................       (344,625)     (1,377,235)       (826,176)            (1,721,860)
Provision for income taxes ...........................           --            (1,472)           (883)                (2,355)
                                                           ----------      ----------      ----------             ----------

Net (loss) ...........................................       (344,625)     (1,378,707)       (827,059)            (1,724,215)
                                                           ==========      ==========      ==========             ==========


Earnings (loss) per share:
 Basic and diluted (loss) per share ..................          (0.33)          (0.99)          (0.60)                 (1.33)
                                                           ==========      ==========      ==========             ==========

 Weighted average shares outstanding .................      1,033,751       1,387,134       1,387,134              1,299,041
                                                           ==========      ==========      ==========             ==========



          See accompanying notes to consolidated financial statements.

                                  Environmental Technologies and Software Solutions, Inc.
                                                A Development Stage Company
                                       Consolidated Statement of Stockholders' Equity
                                           Year Ended December 31, 1998 and 1997


                                                                                     Common Stock             Accumulated
                                                                                 Shares          Amount         Deficit       Total
                                                                                                   DM             DM            DM
 Balance at inception ......................................................         --            --            --            --

 Shares issued at inception for services in May 1997
  at $.003 per share .......................................................    1,090,000         3,685                       3,685

 Shares issued for services:
    July 1997 at DM12.54 per share .........................................          800        10,035                      10,035
    August 1997 at DM12.54 per share .......................................        8,200       102,861                     102,861

 Sale of stock for cash:
    June 1997 at DM12.07 per share .........................................        1,750        21,131                      21,131
    July 1997 at DM11.62 per share .........................................       43,290       503,164                     503,164
    August 1997 at DM12.00 per share .......................................       24,264       291,059                     291,059
    September 1997 at DM12.50 per share ....................................       25,100       313,719                     313,719
    October 1997 at DM12.09 per share ......................................       14,750       178,375                     178,375

    Less expenses of offering
                                                                                               (422,759)                   (422,759)

Net loss for the year ......................................................         --            --        (344,625)     (344,625)
                                                                               ----------    ----------    ----------    ----------

 Balance, December 31, 1997 ................................................    1,208,154     1,001,269      (344,625)      656,644


 Sale of stock for cash:
    January 1998 at DM12.31 per share ......................................       19,465       239,684                     239,684
    February 1998 at DM12.22 per share .....................................       40,170       490,851                     490,851
    March 1998 at DM12.18 per share ........................................       15,400       187,588                     187,588
    April 1998 at DM12.43 per share ........................................       13,970       173,668                     173,668
    May 1998 at DM12.23 per share ..........................................       38,650       472,683                     472,683
    June 1998 at DM11.50 per share .........................................      107,143     1,231,242                   1,231,242
    July 1998 at DM12.72 per share .........................................       22,230       282,630                     282,630

    Less expenses of offering ..............................................                   (478,789)                   (478,789)

Net loss for the year ......................................................         --            --      (1,378,707)   (1,378,707)
                                                                               ----------    ----------    ----------    ----------

 Balance, December 31, 1998 ................................................    1,465,182     3,600,826    (1,723,332)    1,877,494
                                                                               ==========    ==========    ==========    ==========

                                Environmental Technologies and Software Solutions, Inc.
                                              A Development Stage Company
                                         Consolidated Statement of Cash Flows
                                         Years Ended December 31, 1997 and 1998
                                                                                                                         Inception
                                                                                                                             to
                                                                                                                        December 31,
                                                                       1997              1998              1998             1998
                                                                       DM                DM                US $             DM
                                                                       ----              ----              ----         ------------
Net (loss) .................................................         (344,625)       (1,378,707)         (827,059)       (1,723,332)
  Adjustments to reconcile net income (loss) to net
   cash (used in) operating activities:
Depreciation and amortization ..............................           72,916           183,716           110,208           256,632
   Interest added to affiliate loan ........................            1,682            81,531            48,909            83,213
   Loss on transfer of machinery ...........................             --              16,556             9,932            16,556
   Expenses incurred by affiliate ..........................           53,763              --                --              53,763
   Expenses added to related party loans ...................           87,500              --                --              87,500
   Common stock issued for services ........................          116,581              --                --             116,581
Changes in assets and liabilities:
    (Increase) decrease in accounts receivable .............         (101,134)           98,904            59,331            (2,230)
    (Increase) decrease in prepaid expenses ................             --             (56,152)          (33,684)          (56,152)
    (Increase) decrease in deposits ........................           (5,400)            5,400             3,239              --
    Increase (decrease) in accounts payable and ............             --
        accrued expenses ...................................          555,041          (129,836)          (77,886)          425,205
                                                                   ----------        ----------        ----------        ----------
       Total adjustments ...................................          780,949           200,119           120,047           981,068
                                                                   ----------        ----------        ----------        ----------
  Net cash (used in) operating activities ..................          436,324        (1,178,588)         (707,011)         (742,264)
                                                                   ----------        ----------        ----------        ----------

Cash flows from investing activities:
   Purchase of license rights ..............................         (568,750)          (25,000)          (14,997)         (593,750)
   Advance to affiliated company ...........................             --            (370,200)         (222,076)         (370,200)
   Purchase of fixed assets ................................         (553,042)         (152,714)          (91,610)         (705,756)
                                                                   ----------        ----------        ----------        ----------
Net cash provided by (used in) investing activities ........       (1,121,792)         (547,914)         (328,683)       (1,669,706)
                                                                   ----------        ----------        ----------        ----------

Cash flows from financing activities:
   Proceeds from loan from affiliate .......................           27,000              --                --              27,000
   Repayments to affiliated companies ......................             --            (418,695)         (251,167)         (418,695)
   Repayments to related parties ...........................             --            (287,500)         (172,466)         (287,500)
   Proceeds from sale of common stock ......................          884,688         2,599,557         1,559,422         3,484,245
                                                                   ----------        ----------        ----------        ----------
  Net cash provided by
   financing activities ....................................          911,688         1,893,362         1,135,790         2,805,050
                                                                   ----------        ----------        ----------        ----------

Increase (decrease) in cash ................................          226,220           166,860           100,096           393,080
Cash and cash equivalents,
 beginning of period .......................................             --             226,220           135,705              --
                                                                   ----------        ----------        ----------        ----------
Cash and cash equivalents,
 end of period .............................................          226,220           393,080           235,801           393,080
                                                                   ==========        ==========        ==========        ==========


          See accompanying notes to consolidated financial statements.

                           Environmental Technologies and Software Solutions, Inc.
                                    Consolidated Statements of Cash Flows
                                    Years Ended December 31, 1997 and 1998


                                                      1997                 1998                  1997
                                                      DM                    DM                   US $

Supplemental cash flow information:
   Cash paid for interest                              --                   --                     --
   Cash paid for income taxes                          --                   --                     --

Non-cash investing and financing activities:
   License rights acquired for debt                 761,250                 --                     --









          See accompanying notes to consolidated financial statements.

             Environmental Technologies and Software Solutions, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 1998


Note 1.  Summary of significant accounting policies.

Environmental Technologies and Software Solutions, Inc. and subsidiary (the "Company) is in the business of recycling and disposal of waste materials, development and construction of new technologies in the environmental area as well as development, production and sale of software programs for environmental and recycling solutions and to engage in any other lawful purpose and business.

The Company's operations to date have been carried out solely within Germany by its wholly owned subsidiaries, ENTECS Umwelttechnik GmbH, (ENTECS GmbH) and ENTECS Software and Umwelttechnik GmbH, (Software GmbH) formed in March 1998.

The Company was incorporated in Colorado on May 9, 1997. The Company has recorded limited sales during the periods presented and is considered to be in its development stage.

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The Company maintains its financial records in accordance with the German Commercial Code, which represents generally accepted accounting principles in Germany ("German GAAP"). Generally, accepted accounting principles in Germany vary in certain significant respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with U.S. GAAP.

Solely for the convenience of the reader, the accompanying consolidated financial statements as of and for the year ended December 31, 1998 have been translated into United States dollars. ("U.S. $") at the rate of DM 1.667 per U.S. $1.00 the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 1998. The translations should not be construed as a representation that the amounts shown could have been, or could be, converted into U.S. dollars at that or any other rate.


     Principles of consolidation
The  consolidated  statements  include  the  accounts  of the  Company  and  its
wholly-owned   subsidiaries.   All   significant   inter-company   accounts  and
transactions have been eliminated in consolidation.

     Cash and cash equivalents
The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Fair value of financial instruments The Company's financial instruments consist of cash and cash equivalents and accounts receivable and payable. The carrying amounts of such financial instruments approximate fair value because of the short maturity of these instruments.

     Property and equipment
Property and equipment are stated at cost. Depreciation is provided for using the straight line method over estimated useful lives of five to seven years for equipment and the remaining lease term for leasehold improvements. No depreciation expense has been recorded for the year ended December 31, 1997 on the Company's machinery and equipment had not been placed in service. Depreciation expense for the year ended December 31, 1998 amounted to DM 24,758.

     Intangible assets
The Company has purchased certain licenses for the use of technology to be used in its planned business activities (see Note 2). The licenses are amortized using the straight line method over the term of the license beginning in 1997. Amortization for the years ended December 31, 1998 and 1997 amounted to DM 158,958 and DM 72,916, respectively.

The Company makes reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under SFAS No. 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company for the 1998 and 1997 fiscal years.

     Revenue recognition
Revenue is recorded when goods are shipped or services are performed. Sales returns and allowances are recorded after returned goods are received and inspected. The Company expects to begin sales of its products in 1998 and plans to provide currently for estimated product returns arising therefrom.

     Advertising
Advertising expenses are charged to expense upon first showing. The Company incurred DM 75,815 DM 1,173 of advertising expense during 1998 and 1997, respectively.

     Net loss per share

Basic Earnings per Share ("EPS") is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrants. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period.

The basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Loss per share is unchanged on a diluted basis since the assumed exercise of common stock equivalents would have an anti-dilutive effect due to the existence of operating losses.

     Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the periods presented. Actual results could differ from those estimates making it reasonably possible that a change in these estimates could occur in the near term.

     Stock-based Compensation
The Company adopted Statement of Financial Accounting Standard No. 123 (FAS 123), Accounting for Stock-Based Compensation beginning with the Company's first quarter of operations.

Upon adoption of FAS 123, the Company when required will continue to measure compensation expense for any stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees, and will provide pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

     Recent Pronouncements
SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification of financial statements of financial statements for earlier periods will be required for comparative purposes.

To date, the Company has not engaged in transactions which would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software
Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides authoritative guidance on when internal-use software costs should be capitalized and when these costs should be expensed as incurred.

Effective January 1, 1998, the Company adopted SOP 98-1. Costs capitalized by the Company during the year ended December 31, 1998 in accordance with these guidelines were not significant.

Effective December 31, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business
Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position. To date, the Company has operated in one business segment only.

Effective December 31, 1998, the Company adopted the provisions of SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits ("SFAS 132"). SFAS 132 supersedes the disclosure requirements in SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The overall objective of SFAS 132 is to improve and standardize disclosures about pensions and other post-retirement benefits and to make the required information more understandable. The adoption of SFAS 132 did not affect results of operations or financial position. The Company has not initiated benefit plans to date which would require disclosure under the statement.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

The Company has not yet determined what the effect of SFAS 133 will be on earnings and the financial position of the Company, however it believes that it has not to date engaged in significant transactions encompassed by the statement.


Note 2. Intangible assets

Intangible assets consist of two licenses for the use of recycling technology and a software license. One of the licenses (Benton Recycling System (BRS)) has been purchased from an affiliated company which had purchased the license during March 1997 from an individual who, concurrently with the purchase by the Company in September 1997, became a director of the Company. The license grants the Company the right to use patented technology for the recycling of waste concrete for a fifteen year period. The Company paid an aggregate of DM 625,000 for the license of which DM 250,000 was due to the affiliated company at December 31, 1997. This amount was paid to the affiliated company during 1998. During 1998, the Company accrued DM 155,168 for continuing consulting services provided by the director. This amount is included in accrued expenses - related parties at December 31, 1998.

Additionally, a royalty of 6% of net sales derived from the licensed technology is specified in the purchase contract. The BRS patents consists of a registered process and a patent for the construction of the corresponding machines which are based on the BRS technology. This patent has been filed for European and international rights however, it has not yet been registered.

The license excludes Asia and the United States of America, however in these areas the Company has a first right of refusal for purchase of the technology.

During the year ended December 31, 1998, due to operational problems experienced with the machine, the Company suspended payment of consulting fees to the director and the director has threatened litigation to enforce performance under the contract. Should the litigation begin, the Company intends to file a counterclaim for breach of the license agreement. At December 31, 1998, the Company has accrued the full amount due under the license agreement. The Company believes that its rights under the license agreement have not been impaired and that modifications to the equipment design will not be significant and may be effected by a qualified design engineer other than the director.

The second license (UWAS license, which covers two patents no. EPO 383227 and EPO 383229) has been purchased from an affiliated company which had purchased the license during 1997 from an unaffiliated German corporation. A significant shareholder of the unaffiliated corporation, concurrently with the purchase by the Company in September 1997, became a director of the Company. The Company paid an aggregate of DM 650,000 for the license of which DM 250,000 was due to the affiliated company at December 31, 1998. The process patents for recycling metal dust and other materials into solids were registered during May 1993 and May 1992. The license expires with the expiration of the patent which, according to German law normally expires 20 years after registration.

The amortization for the licenses has been calculated on basis of useful lives of 10 years for the process licenses and 2 years for the software license which the Company has determined to be appropriate amortization periods for the licenses using the straight line method. The total amortization for the years ended December 31, 1998 and 1997 amounted to DM 158,958 and DM72,916, respectively.


Note 3.  Income taxes.

At December 31, 1998 the Company had approximately DM 1,700,000 of unused net operating loss deductions in Germany that may be carried forward indefinitely.

A valuation allowance of DM 500,000 was provided at December 31, 1998 for net operating loss carryforwards which more likely than not will not be utilized in the foreseeable future.

Note 4. Commitments and contingencies

The Company occupies its administrative offices pursuant to a short term lease with TES, an affiliated company. Rent expense in 1998 and 1997 was DM 62,488 and DM 7,200, respectively.

The Company has entered into employment contract with its general manager of ENTECS GmbH which provides for an annual salary of DM 51,000 per year through June 1999 and provides for a management bonus of 5% of pre tax profits of the subsidiary.


Note 5. Related party transactions

The Company's president and major shareholder is president and a shareholder of TES, Inc., a Colorado corporation formed in June 1994. TES, Inc. paid a deposit of DM 250,000 and additional payments of DM 86,250 for the rights to use the concrete recycling system and subsequently transferred the rights to the Company in exchange for a short term note. During 1998 the note was paid in full. Additionally, the Company made advances to TES aggregating DM 370,200 during the year ended December 31, 1998. The advances bear interest at 6% per annum and are due after ten years.

Additionally, during 1997, the Company received working capital advances from TES of DM 50,000 and TES paid DM 53,763 of costs associated with the Company's capital raising activities. The working capital advance bears interest at 8% per annum and was repaid DM 23,000 in 1997 and DM 27,000 was repaid in January 1998.

The net balance of working capital advances, accrued interest and payment of the Company's costs amounted less payments by TES of costs associated with the BRS license in 1997 comprises the balance of amounts due affiliated company included in the accompanying balance sheet of DM 288,669.

During the year ended December 31, 1997, the Company incurred costs associated with its organization and financing activities amounting to DM 87,500. The costs are for services provided by two of the Company's directors and significant shareholders pursuant to contractual arrangements. This amount in included in general and administrative costs - related parties and amounts due to related parties in the foregoing financial statements.

Additionally, in 1998 and 1997, a significant shareholder and director received DM 146,525 and DM 48,486, respectively in commissions related to the sale of the Company's securities. This amount has been included in offering expenses in the accompanying statement of stockholders' equity.

The Company's president who is a director and significant shareholder receives a monthly salary of DM 8,000 of which DM 57,600 was unpaid as of December 31, 1998. This amount is included in accrued expenses - related parties in the accompanying balance sheet.


Note 6. Stockholders' equity

During the periods covered by these financial statements the Company issued securities in reliance upon an exemption from registration with the Securities and Exchange Commission. Although the Company believes that the sales did not involve a public offering and that it did comply with the exemptions from registration, it could be liable for rescission of said sales if such exemption was found not to apply. The Company has not received a request for rescission of shares nor does it believe that it is probable that its shareholders would pursue rescission nor prevail if such action were undertaken

At inception, the Company issued an aggregate of 1,090,000 shares of its common stock to five German citizens for services provided in connection with the formation of the Company valued at DM 3,685.

During July and August 1997, the Company issued an aggregate of 9,000 shares of its common stock to two German citizens for services provided to the Company. The shares were issued at DM 12.54 per share which is considered to be their fair value based on the contemporaneous sale of the Company's shares for cash.

During June 1997, the Company commenced a private sale of its common stock to a limited group of investors in Germany. The Company sold 109,154 shares of its common stock for gross proceeds of DM 1,307,448 and incurred direct expenses of the offering amounting to DM 422,759. The shares were offered at a price of $7.00 US per share. During 1998 the Company continued the private sale of its common stock and sold an additional 257,028 shares for gross proceeds of DM 3,078,346. Certain shares of the private offering were purchased by a German stock brokerage firm at a discounted price net of the brokers agreed upon 17% sales commission. The discount amounted to DM 91,813 and has been accounted for as an additional expense of the offering. Direct expenses related to the 1998 stock sales amounted to DM 570,601 including the discount described above.

                            Environmental Technologies and Software Solutions, Inc.
                                          A Development Stage Company
                                          Consolidated Balance Sheet
                                                March 31, 1999

                                     ASSETS
                                                                                                    DM                       US $
Current assets:
  Cash and cash equivalents ........................................................              1,226,663                 730,157
  Accounts receivable ..............................................................                 48,315                  28,759
  Inventory ........................................................................                120,000                  71,429
  Prepaid expenses .................................................................                 47,010                  27,982
                                                                                                 ----------              ----------
      Total current assets .........................................................              1,441,988                 858,326

Property and equipment, at cost, net of
  accumulated depreciation of DM 24,758 ............................................                522,028                 310,731

Due from affiliated company ........................................................                645,659                 384,320
License rights .....................................................................              1,081,251                 643,602
                                                                                                 ----------              ----------
                                                                                                  3,690,926               2,196,979
                                                                                                 ==========              ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable .................................................................                324,254                 193,007
  Due to related parties ...........................................................                250,000                 148,811
  Accrued expenses .................................................................                140,289                  83,504
  Accrued expenses - related parties ...............................................                 66,850                  39,792
                                                                                                 ----------              ----------

      Total current liabilities ....................................................                781,393                 465,114


Stockholders' equity:
 Common stock, no par value,
  50,000,000 shares authorized,
 1,612,682 shares issued and outstanding ...........................................              4,999,545               2,975,920
 Deficit accumulated during development stage ......................................             (2,090,012)             (1,244,055)
                                                                                                 ----------              ----------
                                                                                                  2,909,533               1,731,865
                                                                                                 ----------              ----------
                                                                                                  3,690,926               2,196,979
                                                                                                 ==========              ==========




          See accompanying notes to consolidated financial statements.

                                  Environmental Technologies and Software Solutions, Inc.
                                                A Development Stage Company
                                           Consolidated Statements of Operations
                                     Three Months Ended March 31, 1999
                                                (Unaudited)
                                                                                                                          Inception
                                                                                                                             to
                                                                                                                          March 31,
                                                                       1998             1999               1999              1999
                                                                       DM               DM                 US $               DM
                                                                       ----             ----               ----          ----------
Revenues ...................................................             --              90,291            53,745           159,660

Other costs and expenses:
  Cost of goods and services ...............................             --             205,989           122,613           219,993
  General and administrative ...............................          225,004            33,223            19,776         1,520,696
  General and administrative - related parties .............           87,500           217,656           129,557           522,812
                                                                   ----------        ----------        ----------        ----------
(Loss) from operations .....................................         (312,504)         (366,577)         (218,201)       (2,103,841)

Other income and (expense):
  Interest income ..........................................             --               1,124               669            12,973
  Interest income - related parties ........................             --               7,515             4,473            15,030
  Interest expense - related parties .......................             --              (1,682)           (1,001)           (3,364)
  Interest expense .........................................             --              (6,803)           (4,049)           (9,081)
                                                                   ----------        ----------        ----------        ----------
                                                                         --                 154                92            15,558

(Loss) before income taxes .................................         (312,504)         (366,423)         (218,109)       (2,088,283)
Provision for income taxes .................................             --                (257)             (153)           (1,729)
                                                                   ----------        ----------        ----------        ----------

Net (loss) .................................................         (312,504)         (366,680)         (218,262)       (2,090,012)
                                                                   ==========        ==========        ==========        ==========


Earnings (loss) per share:
 Basic and diluted (loss) per share ........................            (0.25)            (0.23)            (0.14)            (1.21)
                                                                   ==========        ==========        ==========        ==========

 Weighted average shares outstanding .......................        1,259,532         1,563,515         1,563,515         1,726,663
                                                                   ==========        ==========        ==========        ==========




          See accompanying notes to consolidated financial statements.

                       Environmental Technologies and Software Solutions, Inc.
                                     A Development Stage Company
                                Consolidated Statement of Cash Flows
                                  Three Months Ended March 31, 1999
                                             (Unaudited)

                                                                                                                         Inception
                                                                                                                            to
                                                                                                                       September 30,
                                                                         1998              1999             1999           1999
                                                                         DM                DM               US $            DM
                                                                         ----              ----             ----       -------------
Net (loss) .....................................................        (312,504)        (366,680)        (218,262)      (2,090,012)
  Adjustments  to reconcile  net income  (loss) to net
   cash (used in)  operating activities:
Depreciation and amortization ..................................          31,876           42,959           25,571          299,591

   Interest added to affiliate loan ............................            --               --               --             83,213
   Loss on transfer of machinery ...............................            --               --               --             16,556
   Expenses incurred by affiliate ..............................            --               --               --             53,763
   Expenses added to related party loans .......................            --               --               --             87,500
   Common stock issued for services ............................            --               --               --            116,581
Changes in assets and liabilities:
    (Increase) decrease in accounts receivable .................         (37,208)         (46,085)         (27,432)         (48,315)
    (Increase) decrease in prepaid expenses ....................            --              9,142            5,442          (47,000)
    (Increase) decrease in deposits ............................           5,400             --               --               --
    Increase (decrease) in accounts payable and
        accrued expenses .......................................          12,019          106,188           63,207          531,393
                                                                      ----------       ----------       ----------       ----------
       Total adjustments .......................................          12,087          112,204           66,788        1,093,272
                                                                      ----------       ----------       ----------       ----------
  Net cash (used in) operating activities ......................        (300,417)        (254,476)        (151,474)        (996,740)
                                                                      ----------       ----------       ----------       ----------

Cash flows from investing activities:
   Purchase of license rights ..................................            --               --               --             27,000
   Advance to affiliated company ...............................            --           (356,990)        (212,494)        (727,190)
   Purchase of fixed assets ....................................         (53,435)          21,330           12,696         (684,426)
                                                                      ----------       ----------       ----------       ----------
Net cash provided by (used in) investing activities ............         (53,435)        (335,660)        (199,798)      (2,005,366)
                                                                      ----------       ----------       ----------       ----------

Cash flows from financing activities:
   Proceeds from loan from affiliate ...........................            --               --               --             27,000
   Repayments to affiliated companies ..........................        (147,017)            --               --           (418,695)
   Repayments to related parties ...............................        (100,000)          25,000           14,881         (262,500)
   Proceeds from sale of common stock ..........................         820,696        1,398,719          832,571        4,882,964
                                                                      ----------       ----------       ----------       ----------
  Net cash provided by
   financing activities ........................................         573,679        1,423,719          847,452        4,228,769
                                                                      ----------       ----------       ----------       ----------

Increase (decrease) in cash ....................................         219,827          833,583          496,180        1,226,663
Cash and cash equivalents,
 beginning of period ...........................................         226,220          393,080          233,976             --
                                                                      ----------       ----------       ----------       ----------
Cash and cash equivalents,
 end of period .................................................         446,047        1,226,663          730,157        1,226,663
                                                                      ==========       ==========       ==========       ==========





          See accompanying notes to consolidated financial statements.

             Environmental Technologies and Software Solutions, Inc.
                     Notes to Unaudited Financial Statements
                                 March 31, 1999

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in Regulation 10-SB of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended December 31, 1998.

Basic loss per share was computed using the weighted average number of common shares outstanding.


During the period ended March 31, 1999, the Company loaned DM356,990 to a company controlled by the Company's principal shareholder. The loans are due in 2009 and bear interest at 6% per annum.

During the period ended March 31, 1999 the Company continued the private offering of its common stock to a limited group of investors in Germany. The Company sold 147,500 shares of its common stock for gross proceeds of DM 1,391,219 and incurred direct expenses of the offering amounting to DM350,329. The shares were offered at a price of $7.00 US per share, however, 145,300 of the shares were purchased at $5.81 per share or a discount of 17% by a German investment firm. The discount has been included as a direct cost of the offering.

                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                           (Reverse Triangular Merger)

                                      among


             ENVIRONMENTAL TECHNOLOGIES AND SOFTWARE SOLUTIONS, INC.


                     TECHNICAL ENVIRONMENTAL SOLUTIONS, INC.


                                       and


                              TES ACQUISITION CORP.

Section 2.01      The Merger
Section 2.02      Effects of the Merger
Section 2.03      Certificate of Incorporation and Bylaws
Section 2.04      Directors
Section 2.05      Conversion
Section 2.06      Tax Consequences

                                   ARTICLE III

                               EXCHANGE OF SHARES

Section 3.01      Exchange of Certificates
Section 3.02      Dissenting Shares

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF ENTECS

Section 4.01      Organization
Section 4.02      Capitalization
Section 4.03      Authority Relative to this Agreement
Section 4.04      Consents and Approvals; No Violations
Section 4.05      Reports
Section 4.06      Absence of Certain Changes
Section 4.07      No Undisclosed Liabilities
Section 4.08      Information in Disclosure Documents
                  and Registration Statement
Section 4.09      No Default
Section 4.10      Litigation
Section 4.11      Compliance with Applicable Law
Section 4.12      Taxes
Section 4.13      ERISA
Section 4.14      Intellectual Property
Section 4.15      Change in Control

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                            TES AND ACQUISITION CORP.

Section 5.01      Organization
Section 5.02      Capitalization
Section 5.03      Authority Relative to this Agreement
Section 5.04      Consents and Approvals; No Violations
Section 5.05      Reports
Section 5.06      Absence of Certain Changes
Section 5.07      No Undisclosed Liabilities
Section 5.08      Information in Disclosure Documents and Registration Statement
Section 5.09      No Default
Section 5.10      Litigation
Section 5.11      Compliance with Applicable Law
Section 5.12      Taxes
Section 5.13      ERISA
Section 5.14      Intellectual Property
Section 5.15      Interim Operations of Acquisition Corp.
Section 5.16      Change in Control

                                   ARTICLE VI

                                    COVENANTS

Section 6.01      Covenants of ENTECS and TES
Section 6.02      Additional Covenants of ENTECS
Section 6.03      No Solicitation
Section 6.04      Access to Information
Section 6.05      Best Efforts
Section 6.06      Stockholders Meetings
Section 6.07      Letters of Accountants
Section 6.08      Affiliates
Section 6.09      Indemnification and Insurance
Section 6.10      Certain Benefits
Section 6.11      Brokers or Finders

                                   ARTICLE VII

                                   CONDITIONS

Section 7.01      Conditions to Each Party's Obligation to Effect the Merger
Section 7.02      Conditions of Obligations of TES and Acquisition Corp.
Section 7.03      Conditions of Obligations of ENTECS

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

Section 8.01      Termination
Section 8.02      Effect of Termination
Section 8.03      Amendment
Section 8.04      Extension; Waiver


                                   ARTICLE IX

                             POST CLOSING COVENANTS

                                    ARTICLE X

                                  MISCELLANEOUS

Section 10.01     Non-survival of Representations and Warranties
Section 10.02     Notices
Section 10.03     Descriptive Headings
Section 10.04     Counterparts
Section 10.05     Entire Agreement; Assignment
Section 10.06     Governing Law
Section 10.07     Specific Performance
Section 10.08     Expenses
Section 10.09     Publicity
Section 10.10     Parties in Interest

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of June 22, 1999, by and among Environmental Technologies and Software Solutions, Inc., a Colorado corporation ("ENTECS"), Technical Environment Solutions, Inc. a Colorado corporation ("TES"), and TES Acquisition Corp., a Colorado corporation and a wholly owned subsidiary of TES ("Acquisition Corp.").


                                    ARTICLE I

                                   DEFINITIONS

     "Code". Shall mean the Internal Revenue Code of 1986, as amended.

                                   ARTICLE II

                                   THE MERGER

     Section 2.01 The Merger. Upon the terms and subject to the conditions hereof, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof, but in no event later than two days thereafter, unless the parties shall otherwise agree, Articles of Merger (the "Articles of Merger") providing for the merger of Acquisition Corp. with and into ENTECS (the "Merger") shall be duly prepared, executed and filed by ENTECS, as the surviving corporatio (sometimes the "Surviving Corporation"), in accordance with the relevant provisions of the Colorado Business Corporation Act(the "Colorado Act") and the parties hereto shall take any other actions required by law to make the Merger effective.

     Following the Merger, ENTECS, with all its purposes, objects, rights, privileges, powers and franchises, shall continue, and Acquisition Corp. shall cease to exist. The time the Merger becomes effective is referred to herein as the "Effective Time" and the date on which the Effective Time occurs is referred to as the "Closing Date." Prior to the filing of the Articles of Merger, a closing shall take place at the offices of Schlueter & Associates, P.C., 1050 Seventeenth Street, Suite 1700, Denver, Colorado 80202.

     Section 2.02 Effects of the Merger. The Merger shall have the effects set forth in the Colorado Act. As of the Effective Time, the Surviving Corporation shall be a wholly owned subsidiary of TES.

     Section 2.03 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Surviving Corporation shall be as set forth in Exhibit
2.03(a).  The  Bylaws  of the  Surviving  Corporation  shall be as set  forth in
Exhibit 2.03(b).

     Section 2.04 Directors. The directors and officers of Acquisition Corp. immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and shall have qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     Section 2.05 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of TES, Acquisition Corp., ENTECS or the holder of any of the following securities:

          (a) Subject to Section 2.01(e), each issued and outstanding share of common stock, no par value, of ENTECS (an "ENTECS Share") (other than shares to be cancelled in accordance with Section 2.05(b) hereof) shall be converted into the right to receive seven (7.0) fully paid and nonassessable shares of common stock, no par value, of TES (the "TES Shares").

          (b) Each ENTECS Share that is held in the treasury of ENTECS and each ENTECS Share held by TES or any subsidiary of TES shall be cancelled and retired and cease to exist.

          (c) Each issued and outstanding share of the capital stock of Acquisition Corp. shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     Section 2.06 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.


                                   ARTICLE III

                               EXCHANGE OF SHARES

     Section 3.01 Exchange of Certificates. a. At the Effective Time, TES shall deposit with Corporate Stock Transfer, Inc. (the "Exchange Agent"), in trust for the benefit of the holders of ENTECS Shares for exchange in accordance with this
Article II, certificates representing the aggregate number of TES Shares issuable pursuant to Section 2.06 in exchange for ENTECS Shares.

          (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented ENTECS Shares (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TES and ENTECS may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing TES Shares and cash in lieu of fractional shares, if applicable. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the certificates representing whole TES Shares and cash in lieu of fractional shares, if applicable, which such holder has the right to receive pursuant to the provisions of this Agreement, and the Certificate so surrendered shall forthwith be cancelled. If a certificate representing TES Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition to the issuance that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for. Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the consideration specified herein; provided that in the event any holder exercises his appraisal rights, if any, under Section 7-113-102 of the Colorado Act and becomes entitled to receive the appraised value of his shares instead of the TES Shares into which such shares shall have been converted, TES shall pay suc holder the appraised value of such shares, together with any other sums which it may owe him as a result of the appraisal proceeding, upon his surrender to the Exchange Agent of the certificate or certificates which immediately prior to the Effective Time represented the shares so appraised, and the Exchange Agent shall not thereafter be required to deliver to such holder any TES Shares.

          Any certificates of TES Shares which remain unclaimed by the holders of Certificates for twelve months after the Effective Time shall be returned by the Exchange Agent to TES, and any holders of Certificates who have not theretofore complied with Section 3.01 shall thereafter receive delivery (subject to abandoned property, escheat or other similar laws) of the TES Shares issuable upon the conversion of their Certificates and any dividends payable on such Shares, without any interest thereon only after delivering their Certificates and letters of transmittal to TES, and otherwise complying with
Section 2.01(b).

          (c) No dividends or other distributions declared or made after the Effective Time with respect to TES Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the TES Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.01(e) until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole TES Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional TES Share to which such holder is entitled pursuant to Section 3.01(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole TES Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole TES Shares.

          (d) Following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of ENTECS Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

          (e) No certificate or scrip representing fractional TES Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of TES In lieu of any such fractional share, TES shall pay to each former stockholder of ENTECS who otherwise would be entitled to receive a fraction of a TES Share an amount in cash determined by multiplying (i) the amount of $4.00 by (ii) the fraction of a TES Share to which such holder would otherwise be entitled. As promptly as practicable after any determination of the amount of cash to be paid to holders of ENTECS Shares in lieu of any fractional share interests, TES shall deposit funds sufficient to pay such amount with the Exchange Agent and the Exchange Agent shall pay such amounts to such holders of ENTECS Shares in accordance with the terms of this Article III.

     Section 3.02 Dissenting Shares. If any holder of Shares shall be entitled to be paid the "fair value" of his Shares, as provided in Section 7-113-102 of the Colorado Act, ENTECS shall give TES notice thereof and TES shall have the right to participate in all negotiations and proceedings with respect to any such demands. ENTECS shall not, except with the prior written consent of TES, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

     Section 3.03 Adjustments. If, between the date of this Agreement and the Effective Time, the Shares shall have been exchanged into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the amount into which the Shares will be converted in the Merger shall be correspondingly adjusted.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF ENTECS

     ENTECS represents and warrants to TES and Acquisition Corp. as follows:

     Section 4.01 Organization. ENTECS is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ENTECS is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, operations or financial condition of ENTECS taken as a whole. ENTECS has heretofore delivered to TES accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of ENTECS and each of its subsidiaries.

     Section 4.02 Capitalization. (a) The authorized capital stock of ENTECS consists of 50,000,000 ENTECS Shares of which, as of December 31, 1998, 1,465,182 were issued and outstanding. All the issued and outstanding ENTECS Shares are validly issued, fully paid and nonassessable and free of preemptive rights. Since December 31, 1998, ENTECS has not issued any shares of its capital stock.

     Section 4.02(a) of the disclosure schedule previously delivered by TES to ENTECS (the "TES Disclosure Schedule") sets forth each other share of capital stock (or security substantially equivalent to capital stock) of TES issued or outstanding and each other subscription, option, warrant, call, right, convertible security or other agreement or commitment of any character obligating TES to issue, transfer or sell any security, and, as to each such security, agreement or commitment, the average conversion or exercise price thereof, a range of the conversion or exercise prices and the effects of the Merger and the other transactions contemplated hereby on such security, agreement or commitment, including pursuant to antidilution provisions thereof. All TES Shares which are to be issued pursuant to the Merger or the other transactions contemplated hereby, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Since December 31, 1998, TES has not issued any shares of its capital stock (or securities substantially equivalent to capital stock).

     Except as set forth above or in Section 4.02(a) of ENTECS disclosure schedule previously delivered by ENTECS to TES (the "ENTECS Disclosure Schedule"), or as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of ENTECS issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligatin ENTECS to issue, transfer or sell any of its securities.

          (b) Section 4.02 of ENTECS Disclosure Schedule sets forth the name and jurisdiction of incorporation of each subsidiary of ENTECS. Unless noted otherwise, each subsidiary of ENTECS is wholly owned. Except as disclosed in
Section 4.02 of ENTECS Disclosure Schedule, ENTECS does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding shares of capital stock of each of ENTECS' subsidiaries have been validly issued and are fully paid and nonassessable and, except as set forth in Section 4.02 of ENTECS Disclosure Schedule, are owned by either ENTECS or another of its subsidiaries free and clear of all liens, charges, claims or encumbrances. There are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of ENTECS' subsidiaries, or otherwise obligating ENTECS or any such subsidiary to issue, transfer or sell any such securities. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which ENTECS or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of ENTECS or any of ENTECS' subsidiaries. Except as set forth above or in Section 4.02 of ENTECS Disclosure Schedule, there are no persons or entities (other than subsidiaries of ENTECS) in which ENTECS or any of its subsidiaries has any voting rights or equity interests.

     Section 4.03 Authority Relative to This Agreement. ENTECS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of ENTECS and no other corporate proceedings on the part of ENTECS are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding ENTECS Shares). This Agreement has been duly and validly executed and delivered by ENTECS and constitutes a valid and binding agreement of ENTECS, enforceable against ENTECS in accordance with its terms.

     Section 4.04 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act of 1933 (the "Securities Act"), state Blue Sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of Articles of Merger, as required by the Colorado Act, no filing with, and no permit, authorization, consent or approval of, any public body or authority including courts of competent jurisdiction, domestic or foreign ("Governmental Entity"), is necessary for the consummation by ENTECS of the transactions contemplated by this Agreement. Except as set forth in Section 4.04 of ENTECS Disclosure Schedule, neither the execution and delivery of this Agreement by ENTECS nor the consummation by ENTECS of the transactions contemplated hereby nor compliance by ENTECS with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of ENTECS or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ENTECS or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to ENTECS, any of its subsidiaries or any of their properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which are not in the aggregate material to the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.

     Section 4.05 Reports. As of the Effective Date, ENTECS has not been required to file any reports with the U.S. Securities and Exchange Commission.

     Section  4.06  Absence of Certain  Changes.  Except as set forth in Section
4.06 of ENTECS Disclosure Schedule, since December 31, 1998, neither ENTECS nor any of its subsidiaries has taken any of the actions set forth in Sections 6.01(b) to (h), suffered any adverse changes in its business, operations or financial condition which are material to ENTECS and its subsidiaries taken as a whole (other than changes generally affecting the industries in which ENTECS operates, including changes du to actual or proposed changes in law or regulation, or changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby) or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice and other than in connection with ENTECS' exploration of alternatives leading to the execution of this Agreement.

     Section 4.07 No Undisclosed Liabilities. Except as and to the extent set forth in Section 4.07 of ENTECS Disclosure Schedule, neither ENTECS nor any of its subsidiaries had at December 31, 1998, any liabilities not reflected on a consolidated balance sheet of ENTECS and its subsidiaries. Except as and to the extent set forth in such Schedule, since December 31, 1998, neither ENTECS nor any of its subsidiaries has incurred any liabilities material to the business, operations or financia condition of ENTECS and its subsidiaries taken as a whole, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

     Section 4.08 Information in Disclosure Documents and Registration Statement. None of the information supplied in writing by ENTECS for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by TES in connection with the issuance of TES Shares pursuant to the transactions contemplated hereby (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy statement relating to the meetings of ENTECS' and TES' stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state an material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by ENTECS with respect to statements made therein based on information supplied by TES or Acquisition Corp. in writing for inclusion or incorporation by referenc in the Proxy Statement.

     Section 4.09 No Default. Except as set forth in Section 4.09 of ENTECS Disclosure Schedule, neither ENTECS nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or its Bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ENTECS or any of its subsidiaries is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to ENTECS or any of its subsidiaries, which defaults or violations would, in the aggregate, have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole or which would prevent or delay the consummation of the transactions contemplated hereby.

     Section 4.10 Litigation. Except as disclosed in Section 4.10 of ENTECS Disclosure Schedule, there is no action, suit, proceeding, review or, to the best knowledge of ENTECS, investigation pending or, to the best knowledge of ENTECS, threatened involving ENTECS or any of its subsidiaries, at law or in equity, or before any Governmental Entity which in the aggregate are reasonably likely to have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole.

     Section 4.11 Compliance with Applicable Law. ENTECS and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "ENTECS Permits"), except for failures to hold such ENTECS Permits which would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole. ENTECS and its subsidiaries are in compliance with the terms of ENTECS Permits, except where the failure so to comply would not have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole. The businesses of ENTECS and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which in the aggregate do not and would not have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole.

     Section 4.12 Taxes. ENTECS and each of its subsidiaries has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and ENTECS has duly paid, caused to be paid or made adequate provision for the payment of all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. The federal income tax returns required to be filed by ENTECS have been examined by the IRS, or the period during which any assessments may be made by the IRS has expired, for all taxable years through 1998. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements submitted by ENTECS to TES for the purposes of inclusion in the S-4 to be filed with the SEC as a result of the transactions contemplated herein, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a material adverse effect on the business, financial condition or results of operations of ENTECS and its subsidiaries taken as a whole, other than those heretofore paid or provided for. Except as set forth in Section 4.12 of ENTECS Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or foreign income tax return of ENTECS or its subsidiaries. For purposes of this Section 4.12 and Section 5.12 below, "Taxes" shall mean all taxes, assessments and governmental charges imposed by any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties or additions thereto.

     Section 4.13 Employee Benefit Plans. (a) With respect to each employee benefit plan, and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "ENTECS Benefit Plans"), maintained or contributed to by ENTECS or any of its subsidiaries, ENTECS has made available to TES a true and correct copy of, where applicable, (i) such ENTECS Benefit Plan, and (ii) each trust agreement and group annuity contract, if any, relating to such ENTECS Benefit Plan.

          (b) With respect to ENTECS Benefit Plans, in the aggregate, no event has occurred, and to the knowledge of ENTECS or any of its subsidiaries there exists no condition or set of circumstances which are reasonably likely to occur in connection with which ENTECS or any of its subsidiaries would be subject to any liability, that would have a material adverse effect on ENTECS and its subsidiaries, taken as a whole (except liability for benefits claims and funding obligations payable in the ordinary course), under any applicable law.

          (c) Except as set forth in Section 4.13 of ENTECS Disclosure Schedule, with respect to ENTECS Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of ENTECS or any of its subsidiaries, which obligations are reasonably likely to have a material adverse effect on ENTECS and its subsidiaries, taken as a whole.

     Section 4.14 Intellectual Property. Except as set forth in Section 4.14 of ENTECS Disclosure Schedule, no claim is pending or, to the knowledge of ENTECS, threatened to the effect that the present or past operations of ENTECS or any subsidiary of ENTECS infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit ENTECS and its subsidiaries to conduct their businesses as now operated (the "Intellectual Property") and no claim is pending or threatened to the effect that any of the Intellectual Property is invalid or unenforceable. No contract, agreement or understanding with any party exists which would impede or prevent the continued use by ENTECS and its subsidiaries of the entire right, title and interest of ENTECS and its subsidiaries in and to the Intellectual Property.

     Section  4.15  Change in  Control.  Except as set forth in Section  4.16 of
ENTECS Disclosure Schedule, neither ENTECS nor any of its subsidiaries is a party to any contract, agreement or understanding which contains a "change in control" provision or "potential change in control" provision.


                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                            TES AND ACQUISITION CORP.

     TES and Acquisition Corp. represent and warrant to ENTECS as follows:

     Section 5.01 Organization. Each of TES and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of TES and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole. TES has heretofore delivered to ENTECS accurate and complete copies of the TES' charter and bylaws, as currently in effect, of TES and each of its subsidiaries.

     Section 5.02 Capitalization. (a) The authorized capital stock of TES consists of 20,000,000 TES Shares of which, as of December 31, 1998, 5,224,830 TES Shares were issued and outstanding. All the issued and outstanding TES Shares are validly issued, fully paid and nonassessable and free of preemptive rights.

     Section 5.02(a) of the disclosure schedule previously delivered by TES to ENTECS (the "TES Disclosure Schedule") sets forth each other share of capital stock (or security substantially equivalent to capital stock) of TES issued or outstanding and each other subscription, option, warrant, call, right, convertible security or other agreement or commitment of any character obligating TES to issue, transfer or sell any security, and, as to each such security, agreement or commitment, the average conversion or exercise price thereof, a range of the conversion or exercise prices and the effects of the Merger and the other transactions contemplated hereby on such security, agreement or commitment, including pursuant to antidilution provisions thereof. All TES Shares which are to be issued pursuant to the Merger or the other transactions contemplated hereby, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Since December 31, 1998, TES has not issued any shares of its capital stock (or securities substantially equivalent to capital stock).

     Except as set forth above or in Section 5.02(a) of the TES Disclosure Schedule or as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of TES issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating TES to issue, transfer or sell any of its securities.

          (b) Section 5.02 of the TES Disclosure Schedule sets forth the name and jurisdiction of incorporation of each subsidiary of TES. Unless noted otherwise, each subsidiary of TES is wholly owned. Except as disclosed in
Section 5.02 of the TES Disclosure Schedule, TES does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding shares of capital stoc of each of TES' subsidiaries have been validly issued and are fully paid and nonassessable and, except as set forth in
Section 5.02 of the TES Disclosure Schedule, are owned either by TES or another of its subsidiaries free and clear of all liens, charges, claims or encumbrances. There are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued o unissued capital stock or other securities of any of TES' subsidiaries, or otherwise obligating TES or any such subsidiary to issue, transfer or sell any such securities. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which TES or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of TES or any of TES' subsidiaries. Except as set forth above or in Section 5.02 of the TES Disclosure Schedule, there are no persons or entities (other than subsidiaries of TES) in which TES or any of its subsidiaries has any voting rights or equity interests.

     Section 5.03 Authority Relative to this Agreement. Each of TES and Acquisition Corp. has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of TES and Acquisition Corp. and by TES as the sole stockholder of Acquisition Corp. and no other corporate proceedings on the part of TES or Acquisition Corp. are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the affirmative vote of a majority of the TES Shares present at the stockholders meeting to be held in connection with this Agreement and entitled to vote). This Agreement has been duly and validly executed and delivered by each of TES and Acquisition Corp. and constitutes a valid and binding agreement of each of TES and Acquisition Corp., enforceable against each of TES and Acquisition Corp. in accordance with its terms.

     Section 5.04 Consents and Approvals; No Violations. Except for applicable requirements of the Exchange Act, Securities Act, state Blue Sky laws, the HSR Act, and the filing and recordation of Articles of Merger, as required by the Colorado Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity, is necessary for the consummation by TES of the transactions contemplated by this Agreement. Except as set forth in Section 5.04 of the TES Disclosure Schedule, neither the execution and delivery of this Agreement by TES or Acquisition Corp. nor the consummation by TES or Acquisition Corp. of the transactions contemplated hereby nor compliance by TES or Acquisition Corp. with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the charter or bylaws of TES or any of its subsidiaries or Acquisition Corp., (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which TES or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to TES, any of its subsidiaries or any of their properties or assets, except in the case of
(ii) or (iii) for violations, breaches or defaults which are not in the aggregate material to the business, operations or financial condition of TES and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.

     Section 5.05 Reports. TES has filed all required forms, reports and documents with the SEC since February 11, 1998 (collectively, the "TES SEC Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Except as set forth in Section 5.05 of the TES Disclosure Schedule, none of such TES SEC Reports, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of the balance sheets (including the related notes) included in the TES SEC Reports fairly presents the consolidated financial position of TES and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in financial position of TES and its subsidiaries for the respective fiscal years, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal recurring accruals. Each of the financial statements (including the related notes) included in the TES SEC Reports has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

     Section 5.06 Absence of Certain Changes. Except as set forth in the TES SEC Reports or Section 5.06 of the TES Disclosure Schedule, since December 31, 1998 neither TES nor any of its subsidiaries has taken any of the actions set forth in Sections 6.01(a) to (h), suffered any adverse changes in its business, operations or financial condition which are material to TES and its subsidiaries taken as a whole (other than changes generally affecting the industries in which TES operates, including changes due to actual or proposed changes in law or regulation) or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice.

     Section 5.07 No Undisclosed Liabilities. Except as and to the extent set forth in the TES SEC Reports, neither TES nor any of its subsidiaries had at December 31, 1998 any liabilities required by generally accepted accounting principles to be reflected on a consolidated balance sheet of TES and its subsidiaries. Except as and to the extent set forth in such TES SEC Reports, since December 31, 1998 neither TES nor any of its subsidiaries has incurred any liabilities material to the business, operations or financial condition of TES and its subsidiaries taken as a whole, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

     Section 5.08 Information in Disclosure Documents and Registration Statement. None of the information supplied by TES or Acquisition Corp. in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder (including that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make statements therein not misleading), except that no representation is made by TES with respect to statements made therein based on information supplied by ENTECS in writing for inclusion or incorporation by reference in the Proxy Statement or the S-4.

     Section 5.09 No Default. Except as set forth in Section 5.09 of the TES Disclosure Schedule, neither TES nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter or its bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which TES or any of its subsidiaries i a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to TES or any of its subsidiaries, which defaults or violations would, in the aggregate, have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole or which would prevent or delay the consummation of the transactions contemplated hereby.

     Section 5.10  Litigation.  Except as disclosed in the TES SEC Reports or in
Section 5.10 of the TES Disclosure Schedule, there is no action, suit, proceeding, review or, to the best knowledge of TES or Acquisition Corp., investigation pending or, to the best knowledge of TES or Acquisition Corp., threatened involving TES or any of its subsidiaries, at law or in equity, or before any Governmental Entity which in the aggregate are reasonably likely to have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole.

     Section 5.11 Compliance with Applicable Law. TES and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective business (the "TES Permits"), except for failures to hold such TES Permits which would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole. TES and its subsidiaries are in compliance with the terms of the TES Permits, except where the failure so to comply would not have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole. The businesses of TES and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which or in the aggregate do not and would not have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole.

     Section 5.12 Taxes. TES and each of its subsidiaries has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and TES has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. The federal income tax returns required to be filed by TES have been examined by the IRS, or the period during which any assessments may be made by the IRS has expired, for all taxable years through 1997. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements contained in the TES SEC Reports, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a material adverse effect on the business, financial condition or results of operations of TES and its subsidiaries taken as a whole, other than those heretofore paid or provided for. Except as set forth in Section 5.12 of the TES Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or foreign income tax return of TES or its subsidiaries.

     Section 5.13 Employee Benefit Plans. (a) With respect to each employee benefit plan, and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "TES Benefit Plans"), maintained or contributed to by TES or any of its subsidiaries, TES has made available to ENTECS a true and correct copy of, where applicable,
(i) such TES Benefit Plan, and (ii) each trust agreement and group annuity contract, if any, relating to such TES Benefit Plan.

          (b) With respect to TES Benefit Plans, in the aggregate, no event has occurred, and to the knowledge of TES or any of its subsidiaries there exists no condition or set of circumstances which are reasonably likely to occur in connection with which TES or any of its subsidiaries would be subject to any liability, that would have a material adverse effect on TES and its subsidiaries, taken as a whole (except liability for benefits claims and funding obligations payable in the ordinary course), under any applicable law.

          (c) Except as set forth in Section 5.13 of TES Disclosure Schedule, with respect to TES Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of TES or any of its subsidiaries, which obligations are reasonably likely to have a material adverse effect on TES and its subsidiaries, taken as a whole.

     Section 5.14 Intellectual Property. Except as set forth in Section 5.14 of the TES Disclosure Schedule, no claim is pending or, to the knowledge of TES, threatened to the effect that the present or past operations of the TES or any subsidiary of TES infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit TES and its subsidiaries to conduct their businesses as now operated (the "Intellectual Property") and no claim is pending or threatened to the effect that any of the Intellectual Property is invalid or unenforceable. No contract, agreement or understanding with any party exists which would impede or prevent the continued use by TES and its subsidiaries of the entire right, title and interest of TES and its subsidiaries in and t the Intellectual Property.

     Section 5.15 Interim Operations of Acquisition Corp. Acquisition Corp. was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 5.16 Change in Control. Except as set forth in Section 5.17 of the TES Disclosure Schedule, neither TES nor any of its subsidiaries is a party to any contract, agreement or understanding which contains a "change in control" or "potential change in control" provision. Except as set forth in the TES SEC Reports or Section 5.17 of the TES Disclosure Schedule, there are no agreements or understandings between TES and its subsidiaries, on the one hand, and any affiliates of TES (other than subsidiaries of TES), on the other hand.

                                   ARTICLE VI

                                    COVENANTS

     Section 6.01 Covenants of ENTECS and TES. During the period from the date of this Agreement and continuing until the Effective Time, ENTECS and TES each agree as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, Section 4.01 of ENTECS Disclosure Schedule or
Section 5.01 of the TES Disclosure Schedule, as the case may be, or to the extent that the other party shall otherwise consent in writing):

          (a) Each party and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use its best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them.

Each party will, and will cause each of its subsidiaries to, (i) use its best efforts to preserve its business intact, keep available the services of all of its present officers, employees, agents and representatives, and preserve the goodwill of all suppliers, customers, clients and others having business relations with it or any of its subsidiaries; (ii) maintain its corporate existence and good standing in its state of incorporation; (iii) keep and maintain in good condition, repair and working order all buildings, offices, stores and other structures and all machinery, tools, equipment, fixtures and other property of it and its subsidiaries and observe and conform to all material terms and conditions upon or under which any of their properties is held; and (iv) continue and maintain in full force and effect all insurance now maintained and promptly proceed with the repair, restoration or replacement of any asset or property damaged or destroyed by fire or other casualty after the date hereof, whether insured or uninsured, subject to the rights, if any, of the lessors or mortgagees thereof, covenant, consider the following:

          (b) No party shall, nor shall any party permit any of its subsidiaries to, nor shall any party or subsidiary propose to, (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries.

          (c) No party shall, nor shall any party permit any of its subsidiaries to, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except as required pursuant to the agreements and instruments outstanding on the date hereof and disclosed in Sections 4.02 and 5.02, or amend in any material respect any of the terms of any such securities or agreements outstanding on the date hereof, other than the issuance of shares of ENTECS Shares or TES Shares, as the case may be, upon the exercise of stock options pursuant to ENTECS Stock Plans or TES Stock Plans and upon the exercise or conversion of other ENTECS options, warrants or rights, in each case outstanding on the date of this Agreement and in accordance with their present terms.

          (d) No party shall amend or propose to amend its charter or bylaws.

          (e) No party shall, nor shall any party permit any of its subsidiaries to, acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business, consistent with past practice, or any assets which are material to such party and its subsidiaries taken as a whole, except pursuant to obligations in effect on the date hereof, or enter into any commitment or transaction outside the ordinary course of business, consistent with past practice.

          (f) No party shall, nor shall any party permit any of its subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its subsidiaries or guarantee (or become liable for) any debt of others or make any loans, advances or capital contributions or mortgage, pledge or otherwise encumber any material assets or create or suffer any material lien thereupon other than in each case in the ordinary course of business consistent with prior practice.

          (g) No party shall, nor shall any party permit any of its subsidiaries to pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of any party and its consolidated subsidiaries or incurred in the ordinary course of business consistent with past practice.

          (h) No party shall change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles).

          (i) No party shall, nor shall any party permit any of its subsidiaries to, agree to take any of the foregoing actions or take or agree to take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied.

          (j) Each of the parties shall give prompt notice to the other party of: (a) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles IV and V; and (c) any material adverse change in the financial condition, properties, businesses, results of operations or prospects of it and its subsidiaries, taken as a whole.

          (k) The parties shall consult with each other before issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     Section 6.02 Additional Covenants of ENTECS. During the period from the date of this Agreement and continuing until the Effective Time, ENTECS agrees as to itself and its subsidiaries that it will not, without the prior written consent of TES, except as contemplated by this Agreement, including Section 6.11 hereof, or required by law (i) enter into, adopt, amend or terminate any ENTECS Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between ENTECS and one or more of its directors or executive officers or (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to ENTECS, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Section 6.03 No Solicitation. Neither ENTECS nor any of its subsidiaries, affiliates, officers, directors, representatives or agents shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any person, entity or group concerning any merger, sale of substantial assets outside the ordinary course of business, sale of shares of capital stock or similar transaction involving ENTECS or any of its subsidiaries or divisions (other than the transactions contemplated by this Agreement), provided that ENTECS may participate in negotiations with or furnish information to a third party if the Board of Directors of ENTECS believes, after consultation with its outside counsel, that the failure to do so would be a breach of its fiduciary duty under applicable law. ENTECS shall promptly advise TES of any such inquiries or proposals.

     Section 6.04 Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), ENTECS and TES shall each (and shall cause each of their respective subsidiaries
to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of ENTECS and TES shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law or court order, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies or summaries made of such documents, to such other party.

     Section 6.05 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) the prompt preparation and filing with the SEC of the S-4 and the Proxy Statement, (ii) such actions as may be required to have the S-4 declared effective under the Securities Act and to have the Proxy Statement cleared by the SEC, in each case as promptly as practicable, including by consulting with each other as to, and responding promptly to, any SEC comments with respect thereto, (iii) such actions as may be required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of TES Shares contemplated hereby, (iv) the preparation and filing of all applicable forms under the HSR Act, and (v) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, waivers by any public or private third party. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     Section 6.06 Stockholders Meetings. Each of ENTECS and TES shall duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of voting, in the case of ENTECS, upon this Agreement and related matters and, in the case of TES, upon the issuance of TES Shares pursuant hereto. TES and ENTECS will, through their respective Board of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof, and shall use their best efforts to secure the approval of their stockholders for the transactions contemplated herein, subject, in the case of ENTECS, to its fiduciary duties under applicable law.

     Section 6.07 Letters of Accountant. Each of TES and ENTECS shall use its respective best efforts to cause to be delivered to the other a letter of Schiefley & Associates, P.C., independent public accountant to both parties, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the other, in form and substance reasonably satisfactory to the other and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     Section 6.08 Affiliates. Prior to the Closing Date, ENTECS shall deliver to TES a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of ENTECS, "affiliates" of ENTECS for purposes of Rule 145 under the Securities Act. ENTECS shall use its best efforts to cause each such person to deliver to TES on or prior to the Closing Date a written agreement, substantially in the form attached as Exhibit 6.08 hereto.

     Section 6.09 Indemnification and Insurance. b. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of ENTECS is, or is threatened to be, made a party by reason of the fact that he is or was a director, officer, employee or agent of ENTECS, or is or was serving at the request of ENTECS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that ENTECS shall indemnify and hold harmless, and from and after the Effective Time each of the Surviving Corporation and TES shall indemnify and hold harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Managers may retain counsel satisfactory to them, and ENTECS, or the Surviving Corporation and TES after the Effective Time, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefore are received, and (ii) ENTECS, or the Surviving Corporation and TES after the Effective Time, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither ENTECS nor the Surviving Corporation or TES shall be liable for any settlemen effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and TES shall have no obligation hereunder to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law. Any Manager wishing to claim indemnification under this Section 6.09(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify ENTECS and, after the Effective Time, the Surviving Corporation and TES, thereof (provided that the failure to give such notice shall not affect any obligations hereunder, unless the indemnifying party is actually and materially prejudiced thereby).

          (b) TES and Acquisition Corp. agree that all rights to indemnification existing in favor of the Managers as provided in ENTECS' Certificate of Incorporation or Bylaws or similar documents of any of ENTECS' subsidiaries as in effect as of the date hereof, and in any agreement between ENTECS or any subsidiary and any Manager with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years. TES shall cause to be maintained in effect for not less than six years after the Effective Time, policies of directors' and officers' liability insurance (of at least the same coverage and amounts containing terms and conditions which are no less advantageous than the terms and conditions contained in similar policies maintained by TES for TES' directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available.

          (c) The provisions of this Section 6.09 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

     Section  6.10  Certain  Benefits.  (a)  Each of TES and  Acquisition  Corp.
acknowledges that consummation of the transactions contemplated by this Agreement will constitute a change in control of ENTECS (to the extent such concept is applicable) for the purposes of all agreements, contracts, plans, programs, policies or arrangements of ENTECS described in Section 6.10 of ENTECS Disclosure Schedule or ENTECS SEC Reports. From and after the Effective Time, TES and its subsidiaries (including the Surviving Corporation) will honor in accordance with their terms all employee benefit plans and employment, severance and consulting agreements described in Section 6.10 of ENTECS Disclosure Schedule or in ENTECS SEC Reports between ENTECS or any of its subsidiaries and any officer, director, or employee of ENTECS or any of its subsidiaries in effect prior to the Effective Time; provided, however, that nothing herein shall preclude any changes effected on a prospective basis to any employee benefit plan.

          (b) TES and Acquisition Corp. agree that, for at least one year from the Effective Time, subject to applicable law, the Surviving Corporation and its subsidiaries will provide benefit plans to employees employed as of the Effective Time which will, in the aggregate, be no less favorable than those currently provided by ENTECS and its subsidiaries to their employees and, thereafter, will provide benefits no less favorable than those provided by TES and its other subsidiaries to their employees.

          (c) The covenants set forth in Section 6.10 of ENTECS Disclosure Schedule shall have the same force and effect as if they were set forth in this
Section 6.10.

     Section 6.11 Brokers or Finders. Each of TES and ENTECS represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Each of TES and ENTECS agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.


                                   ARTICLE VII

                                   CONDITIONS

     Section 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding ENTECS Shares and the issuance of TES Shares pursuant to the Merger and the other terms of this Agreement shall have been approved by the board of directors of TES, the board of directors of Acquisition Corp. and TES as the sole stockholder of Acquisition Corp.

          (b)  Other  than  the  filing   provided  for  by  Section  1.01,  all
authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by, any Governmental Entity, and all required third party consents, the failure to obtain which would have a material adverse effect on TES and its subsidiaries, including the Surviving Corporation and its subsidiaries, taken as a whole, shal have been filed, occurred or been obtained. TES shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the TES Shares pursuant to the Merger and the other terms of this Agreement.

          (c) The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (d)  No  statute,  rule,   regulation,   executive  order,  decree  or
injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger and shall be in effect.

     Section 7.02 Conditions of Obligations of TES and Acquisition Corp.. The obligations of TES and Acquisition Corp. to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by TES and Acquisition Corp.:

          (a) The representations and warranties of ENTECS set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on ENTECS and its subsidiaries taken as a whole.

          (b) From the date of this Agreement through the Closing Date, except as set forth in Section 4.06 of ENTECS Disclosure Schedule, ENTECS shall not have suffered any adverse changes in its business, operations or financial condition which are material to ENTECS and its subsidiaries taken as a whole (other than changes generally affecting the industries in which ENTECS operates, including changes due to actual or proposed changes in law or regulation, or changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby).

          (c) ENTECS shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except where any failures to perform would not, in the aggregate, have a material adverse effect on ENTECS and its subsidiaries taken as a whole.

          (d) At the Closing, ENTECS shall have furnished TES with copies of (i) resolutions duly adopted by the Board of Directors of ENTECS approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable ENTECS to comply with the terms of this Agreement, and (ii) the resolution duly adopted by the holders of Shares approving and adopting this Agreement and the Merger, such resolutions to be certified by the Secretary or Assistant Secretary of ENTECS.

          (e) Opinion of ENTECS' Counsel. At the Closing, ENTECS shall have furnished TES with an opinion, dated the Closing Date, of counsel to ENTECS, in form and substance satisfactory to TES and its counsel, to the effect that:

               (i) ENTECS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado;

               (ii)  each  of  ENTECS'   subsidiaries  is  a  corporation   duly
incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

               (iii) each of ENTECS and each of its subsidiaries have the corporate power to carry on its businesses as they are being conducted on the Closing Date;

               (iv) the authorized capital stock of ENTECS consists of 50,000,000 Shares, and the 1,456,182 Shares issued and outstanding on the date hereof are validly issued and outstanding, fully paid and nonassessable and that between the date hereof and the Closing Date no additional Shares have been issued and none of such issued and outstanding Shares were issued in violation of any preemptive rights of shareholders of ENTECS;

               (v) ENTECS has taken all required corporate action to approve and adopt this Agreement and this Agreement is a valid and binding obligation of ENTECS enforceable against ENTECS in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

               (vi) the execution and delivery of this Agreement by ENTECS do not, and the consummation of the transactions contemplated by this Agreement by ENTECS will not, constitute (i) a breach or violation of, or a default under, the charter or bylaws of ENTECS or any of its subsidiaries, or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to ENTECS or any of its subsidiarie or their respective properties known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of ENTECS or any of its subsidiaries or to which ENTECS or any of its subsidiaries is subject and in each case known to such counsel;

               (vii) All filings required to be made by ENTECS prior to the Effective Time with, and all consents, approvals, permits or authorizations required to be obtained by ENTECS prior to the Effective Time from, governmental and regulatory authorities of Germany, the United States and the State of Colorado in connection with the execution and delivery of this Agreement by ENTECS and the consummation of the transactions contemplated by this Agreement by ENTECS, have been so made or obtained, as the case may be;

               (viii) All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by counsel to TES, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

          In rendering the foregoing opinion (the "Primary Opinion"), such counsel may rely on certificates of officers and other agents of ENTECS and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than Colorado, upon opinions of counsel of such other jurisdictions reasonably satisfactory to Parent and its counsel, provided such reliance is expressly noted in the Primary Opinion and the opinions of such other counsel and the certificates of suc officers, agents and public officials relied on are attached to the Primary Opinion;

     Section 7.03 Conditions of Obligations of ENTECS. The obligation of ENTECS to effect the Merger is further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by ENTECS:

          (a) The representations and warranties of TES set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on TES and its subsidiaries taken as a whole.

          (b) From the date of this Agreement through the Closing Date, except as set forth in Section 5.06 of the TES Disclosure Schedule, TES shall not have suffered any adverse changes in its business, operations or financial condition which are material to TES and its subsidiaries taken as a whole (other than changes generally affecting the industries in which TES operates, including changes due to actual or proposed changes in law or regulation).

          (c) TES shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except where any failures to perform would not, in the aggregate, have a material adverse effect on TES and its subsidiaries taken as a whole.

          (d) The opinion, based on representations of ENTECS and TES, of Schlueter & Associates, P.C. or Brinkerhoph & Revnig, P.C., counsel to ENTECS, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that TES, Acquisition Corp. and ENTECS will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of ENTECS and TES, shall not have been withdrawn or modified in any material respect.

          (e) At the Closing, TES and Acquisition Corp. shall have furnished ENTECS with copies of (i) resolutions duly adopted by their respective Boards of Directors approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable them to comply with the terms of this Agreement, and (ii) the resolutions duly adopted by the holders of TES Shares approving the issuance of TES Shares, such resolutions to be certified by the Secretary or Assistant Secretary of TES.

          (f) At the Closing, the TES shall have furnished ENTECS with an opinion, dated the Closing Date, of counsel to the TES and Acquisition Corp., in form and substance satisfactory to ENTECS and its counsel, to the effect that:

               (i) Each of TES and Acquisition Corp. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado;

               (ii) each has the corporate power to carry on its businesses as they are being conducted on the Closing Date;

               (iii) the authorized capital stock of TES consists of 20,000,000 Shares, and the 5,224,830 Shares issued and outstanding on the date hereof are validly issued and outstanding, fully paid and nonassessable and that between the date hereof and the Closing Date no additional Shares have been issued and none of such issued and outstanding Shares were issued in violation of any preemptive rights of shareholders of TES;

               (iv) TES and Acquisition Corp. has each taken all required corporate action to approve and adopt this Agreement and this Agreement is a valid and binding obligation of the each, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

               (v) the execution and delivery of this Agreement by each of the TES and Acquisition Corp. do not, and the consummation of the transactions contemplated by this Agreement by each will not, constitute (i) a breach or violation of, or a default under, the charter or bylaws of either, or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to either or their respective properties known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of either or to which either is subject and in each case known to such counsel;

               (vi) all filings required to be made by each prior to the Effective Time with, and all consents, approvals, permits or authorizations required to be obtained by each prior to the Effective Time from, governmental and regulatory authorities of the Germany, United States and the State of Colorado in connection with the execution and delivery of this Agreement by ENTECS and the consummation of the transactions contemplated by this Agreement by each, have been so made or obtained, as the case may be.

          In rendering the foregoing opinion (the "Primary Opinion"), such counsel may rely on certificates of officers and other agents of TES or Acquisition Corp. and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than Colorado, upon opinions of counsel of such other jurisdictions reasonably satisfactory to Parent and its counsel, provided such reliance is expressly noted in the Primary Opinion and the opinions of such other counsel and the certificates of such officers, agents and public officials relied on are attached to the Primary Opinion.

          All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by counsel to ENTECS, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.


                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

     Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of ENTECS or TES:

          (a) by mutual consent of TES and ENTECS;

          (b) by either TES or ENTECS if the Merger shall not have been consummated before June 30, 1999 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

          (c) by either TES or ENTECS if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

          (d) by ENTECS if it shall have received a proposal from a third party which contemplates a transaction which the Board of Directors determines, after consultation with its legal and financial advisors, is more favorable than the transactions contemplated hereby, unless, within five days of receipt by TES of notice of such third-party transaction, TES and ENTECS agree to a transaction which the Board of Directors determines, after such consultation, is more favorable than such third-part transaction; or

          (e) by either party if any required approval of the stockholders of TES or ENTECS shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof for the purpose of obtaining such vote.

     Section 8.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 6.04 and 6.12. Nothing contained in this
Section 8.02 shall relieve any party from liability for any breach of this Agreement.

     Section 8.03 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of ENTECS or of TES, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE IX

                             POST CLOSING COVENANTS

     In filing federal tax returns at any time, each of TES, ENTECS and New Acquisition Corp. will take consistent filing positions to the effect that for federal income tax purposes (i) the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and no Shareholder is required to recognize income gain or loss with respect thereto; (ii) a Shareholder is not required to recognize any income or gain with respect to his right, if any, to receive payments under such Shareholder's employment agreement.

     ENTECS will provide assistance to the Shareholders in determining their basis in ENTECS' common stock.


                                    ARTICLE X

                                  MISCELLANEOUS

     Section  10.01   Nonsurvival  of   Representations   and  Warranties.   The
representations and warranties made herein shall not survive beyond the Effective Time.

     Section 10.02 Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)      if to TES or Acquisition Corp., to

                           Gerd Behrens, President
                           c/o TES GmbH
                           25 Impler Strasse
                           Munich,  81371
                           Germany

                           with a copy to

                           Henry F. Schlueter
                           Schlueter & Associates, P.C.
                           1050 17th Street, Suite 1700
                           Denver, Colorado  80265

                           and

          (b)      if to ENTECS, to

                           Gerd Behrens, President
                           c/o ENTECS GmbH
                           25 Impler Strasse
                           81371, Munich
                           Germany

                   with a copy to

                           Paul Maricle
                           Rossi & Maricle, P.C.
                           370 17th Street, Suite 4250
                           Denver, Colorado  80202


     Section 10.03 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 10.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.05 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that TES may cause Acquisition Corp. to assign its rights and obligations to TES or any other wholly owned subsidiary of TES, but no such assignment shall relieve Acquisition Corp. of its obligations hereunder if such assignee does not perform such obligations.

     Section 10.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without regard to any applicable principles of conflicts of law.

     Section 10.07 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 10.08 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     Section 10.09 Publicity. Except as otherwise required by law, for so long as this Agreement is in effect, neither ENTECS nor TES shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior consultation with the other party.

     Section 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except pursuant to Sections 5.09, 5.10 and 5.11 hereof. TES shall cause Acquisition Corp. to perform its obligations hereunder.

     IN WITNESS WHEREOF, ENTECS, TES and Acquisition Corp. have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    ENVIRONMENTAL TECHNOLOGIES
                                    AND SOFTWARE SOLUTIONS, INC.



                                    By: /s/  Frank Behrens
                                       ---------------------------------------
                                         Name: Frank Behrens
                                              --------------------------------
                                         Title: Secretary
                                              --------------------------------




                                    TECHNICAL ENVIRONMENT
                                    SOLUTIONS, INC.


                                    By:  /s/  Gerd Behrens
                                       ---------------------------------------
                                         Name:  Gerd Behrens
                                              --------------------------------
                                         Title:  President
                                              --------------------------------



                                    TES ACQUISITON CORP.




                                    By:  /s/  Gerd Behrens
                                       ---------------------------------------
                                         Name:  Gerd Berens
                                              --------------------------------
                                         Title:  President
                                              --------------------------------

                           ENTECS' DISCLOSURE SCHEDULE

Section                    Disclosure

4.02(a)                    None

4.02(b) ENTECS Software und Umweltmanagement GmbH Jurisdiction of Incorporation: Germany

                           ENTECS Umweltechnik GmbH
                           Jurisdiction of Incorporation:  Germany

                           None.

4.06                       None.

                           None

4.09                       None

                           None

4.12                       None

                           None

                                ENTECS  has   received   a  demand  for  payment
                           under its agreement for independent contractor services with Juergen Bozenhardt, the patent holder of the BRS Compact concrete recycling system, which ENTECS has licensed from Mr. Bozenhardt. Mr. Bozenhardt has made a demand to ENTECS for 177,000 DM (US $105,357) that he claims is owed for unpaid consulting fees. ENTECS believes that Mr. Bozenhardt's demands are not valid. ENTECS believes that it has a cause of action against Mr. Bozenhardt for breach of their contractual agreement as well as a breach of the license agreement for the BRS-Compact system with Mr. Bozenhardt.

                            None

                            Schedule of Agreements:


                            Consulting   Agreement  between  ENTECS,   Inc.  and
                            Karsten Behrens dated March 1, 1997

                            Consulting Agreement between ENTECS, Inc. and Frank Behrens dated April 3, 1997

                            Employment Agreement dated July 15, 1997 between ENTECS GmbH and Karsten Behrens

                            Employment Agreement dated July 15, 1997 between ENTECS GmbH and Frank Behrens

                            Employment Agreement for Managing Director dated March 9, 1998 between ENTECS Umwelttechnik GmbH and Dieter Gastinger

                            Employment  Agreement  for Managing  Director  dated
                            March   8,   1998   between   ENTECS    Software   &
                            Umweltmanagement GmbH and Frank Behrens

                            Employment Agreement dated July 1, 1998 between ENTECS, Inc. and Gerd Behrens as President of ENTECS

                            Consulting Agreement dated June 9, 1997 between ENTECS, Inc. and Yvonne Marquard

                            Consulting   Agreement   dated  September  11,  1997
                            between ENTECS GmbH and Jurgen Bozenhardt - English Abstract

                            License Agreement for BRS-Compakt between Bozenhardt and ENTECS GmbH

                            Transfer of Metal Dust Patents dated May 15, 1997 between Data Consult and ENTECS, Inc.

                           TES' DISCLOSURE SCHEDULE

Section                    Disclosure

5.02(a)                    None

5.02(b)                    Technical Environment Solutions GmbH
                           Jurisdiction of Incorporation:  Germany

                           TES Oecon AG
                           Jurisdiction of Incorporation:  Germany

                           None

                           None

                           None

                           None

5.09                       None

                           None

5.12                       None

                           None

                           None

5.16                       None

                                   APPENDIX B


BLAKE
STREET

June 01, 1999

The Board of Directors
Technical Environmental Solutions, Inc.
c/o Mr. Frank Behrens, Secretary, TES GmbH
25 Impler Strasse
81371, Munich Germany

The Board of Directors
Environmental Technologies and Software Solutions, Inc.
Umwelttechnik GmbH
25 Impler Strasse
81371, Munich Germany

Re: Fairness Opinion - Combination of Environmental Technologies and Software Solutions, Inc. ("ENTECS") with Technical Environment Solutions, Inc. ("TES").

Dear Directors:

Pursuant your request, Blake Street Securities, LLC has prepared a Fairness Opinion for the purpose of estimating a fair "range" for the exchange ratio regarding the acquisition of ENTECS by TES as a going concern.

From our analysis the range for the exchange ratio for the proposed acquisition of ENTECS by TES as of March 31, 1999, is between 68.0 - 72.0 percent of the combined company's common stock be distributed to ENTECS' shareholders, and between 28.0 - 32.0 percent of the combined company's common stock be held by TES' shareholders. This estimation is consistent from both a net present value analysis of the 1999-2001 pro forma net income estimates of ENTECS and TES and the net capital contribution analysis of the contributed capital accounts on the balance sheets of ENTECS and TES as of March 31, 1999.

It is our opinion that a merger of TES with ENTECS should result in an exchange of shares of TES and ENTECS at a ratio ranging from 6.91 shares of TES for each share of ENTECS to 8.36 shares of TES for each share of ENTECS based upon the number of shares outstanding as of March 31, 1999 respectively.


                                                              Very Truly Yours,



                                                              Chris G. Mendrop
                                                              CEO

                                TABLE OF CONTENTS



GENERAL INFORMATION...........................................................3

RIGHTS AND LIMITING CONDITIONS................................................3

STATEMENT OF INDEPENDENCE.....................................................4

PURPOSE AND METHODOLOGY.......................................................5

   COST APPROACH..............................................................5
   CAPITAL CONTRIBUTION APPROACH..............................................5
   INCOME APPROACH............................................................5
   HISTORICAL OPERATING APPROACH..............................................5
   MARKET APPROACH............................................................6

IDENTIFICATION OF ENTITIES....................................................6

   BUSINESS OF TES............................................................6
      Recycling...............................................................7
   DIRECTORS AND EXECUTIVES OF TES............................................7
   BUSINESS OF ENTECS.........................................................8
      The Concrete Recycling System (BRS Compact).............................8
      Wood Fiber/Artificial Peat..............................................9
      Software Solutions for Environmental Protection.........................9
   DIRECTORS AND EXECUTIVES OF ENTECS........................................10

BACKGROUND AND REASONS FOR THE MERGER........................................10

EFFECTS OF THE MERGER........................................................11

STRUCTURE....................................................................12

POST MERGER DIRECTORS AND EXECUTIVE OFFICERS OF TES..........................12

ANALYSES.....................................................................12

   INCOME / NPV APPROACH.....................................................12
   CAPITAL CONTRIBUTION APPROACH.............................................14

CONCLUSION AND RECOMMENDATION................................................14

APPENDIX A

APPENDIX B

GENERAL INFORMATION


Blake Street Securities, LLC ("BSS") has been retained by the Board of Directors of Technical Environmental, Inc. ("TES") to provide a Fairness Opinion regarding the exchange ratio for the combined business of ("TES") and Environmental Technologies and Software Solutions, Inc. ("ENTECS") as a going concern as of March 31, 1999.

BSS has  relied on a limited  number of  sources  while  gathering  data for the following Fairness Opinion including historical financial and company information found in TES' Form 10KSB filing for the period ending 12-31-98, Form S-4/A filing dated 05-07-99, Form 10QSB filing for the period ending March 31, 1999, ENTEC's unaudited finacial statements for the quarter ended March 31, 1999, and the estimated 1999-2001 pro forma financial statements for both TES and ENTECS provided by Mr. Frank Behrens on behalf of the respective companies.

We at BSS have not attempted to independently verify any of the information gathered or received, and for the purpose of this report we have assumed that all the material and information gathered or provided is both valid and accurate.


RIGHTS AND LIMITING CONDITIONS

It should be noted that this Fairness Opinion regarding the combined businesses of TES and ENTECS as a going concern has been prepared exclusively for the Board of Directors of TES and ENTECS. This report is not to be reproduced in whole or in part for any reason without the written consent of the Board of Directors of TES, ENTECS, and BSS; any other use of this report is invalid.

BSS assumes no responsibility for matters of a legal nature directly or indirectly affecting the businesses valued.

BSS does not assume responsibility for the accuracy and completeness of the Information, including, but not limited to, the disclosure materials related to the Acquisition, and BSS shall not be obligated to conduct any independent study or investigation as to the accuracy or completeness of the Information. TES and ENTECS represent that the disclosure materials will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading, and that the information will be true complete and correct in all material respects.

If BSS or any person associated with BSS becomes involved in any way in any legal or administrative proceeding related to the services performed hereunder or the Evaluation, TES and ENTECS will indemnify, defend and hold BSS and any such person harmless from all damages and expenses (including reasonable attorney" fees and expenses, and court costs) incurred in connection therewith, except to the extent that a court having jurisdiction shall have determined in a final judgement that such loss, claim, damage or liability resulted primarily from the negligence, bad faith, willful misfeasance, or reckless disregard of the obligations or duties of BSS hereunder.

The obligations of BSS are solely corporate obligations, and no officer, director, member, employee, agent, shareholder or controlling person shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted on behalf or any other party to the Agreement or any person relying on the Evaluation.

Projections are included in this report, however the assumptions have not been provided and, therefore could not be evaluated as to there rational. Projections and assumptions are inherently subject to uncertainty and may be significantly influenced by events that are unforeseeable or otherwise differ or vary from reasonable expectations. Consequently, operating results may vary from the projections set forth in the pro forma's provided, commensurately affecting the value of this method of estimation.

This report is valid only for the report date or dates specified herein and only for the report purpose specified herein. The client warrants that any reports, analyses, or other documents prepared for it by BSS will be used only in compliance with all applicable laws and regulations.

BSS does consent to a description of or the inclusion of the text of its Opinion in any filing required to be made by the TES or ENTECS with the SEC in connection with the contemplated acquisition and in materials delivered to TES or ENTECS shareholders that are a part of such filings.


STATEMENT OF INDEPENDENCE

The statements in this report are, to the best of BSS' knowledge, true and correct. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and they are our personal, unbiased professional analyses, opinions, and conclusions.

BSS has no present or prospective interest in the property that is subject to this report, and has no personal interest or bias with respect to the parties involved. BSS' compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

BSS' analyses, opinions, and conclusions were developed, and this report has been prepared, without the employ of a recognized professional appraiser. No one, other than those cited, provided significant professional assistance to the persons signing this report.

Blake Street Securities, LLC



--------------------------------------
Chris Mendrop
Chief Executive Officer

PURPOSE AND METHODOLOGY

The purpose of this report is to provide an opinion and estimate a fair range for the exchange ratio concerning the acquisition of ENTECS by TES, as a going concern as of June 01, 1999. In order to estimate the fairness of the exchange ratio of the purposed acquisition of ENTECS by TES as a going concern, we have considered (5) five approaches to value:

 * the cost, or book value,  approach
 * the capital contribution approach
 * the income, or net present value approach
 * historical operating approach
 * and the market approach


COST APPROACH

The cost approach involves consideration of the book value, adjusted book value, or estimated liquidation value of the company in question. Liquidation value requires no consideration of earnings, since the presumption is made that the enterprise will no longer be operating. The value is determined by adjusting the balance sheet amounts to match the estimated market price of the company's assets and liabilities. Liquidation is usually considered when the underlying assets are worth more by themselves than as a going concern. This approach would not be appropriate since the companies will be combined to form an on going concern and does not presume liquidation.


CAPITAL CONTRIBUTION APPROACH

The capital contribution approach, or net contribution, is a method by which start-up, and developmental companies assign a value when there are no cash flows and no retained earnings the on balance sheet. This approach can be direct and an effective way to assign value.


INCOME APPROACH

The income approach seeks to identify the present value of expected future cash flows of the entity in question. Income generated by the subject company is analyzed and projected over a specified time frame. Future "going concern" income for the indefinite future can also be considered. The results are discounted at appropriate rate to arrive at the estimated current value. Typically, this approach to estimate value is well suited for development stage companies such as TES and ENTECS.


HISTORICAL OPERATING APPROACH

The historical operating approach is intended for mature companies that are profitable and have a well-established revenue base. However, both TES and ENTECS would be considered development stage companies because of the relatively short operating histories, consistent operating losses, and significant accumulated deficits. Therefore, this approach will not be appropriate to estimate the value of either entity.

MARKET APPROACH

The market approach entails an investigation and analysis of actively traded public companies, similar to the subject company with regard to products, services, and markets. Market multiples for the publicly traded companies are then determined based on the ratio of their invested capital (equity market capitalization plus the fair market value of interest-bearing debt) to various parameters such as revenues, EBITDA, and EBIT. In selecting market multiples for the subject company, consideration is given to relative financial condition and operating performance of the company, as compared to the publicly traded comparable companies. This approach is also intended for mature companies that are profitable and have well-established revenue and capital bases, therefore, this approach would also be inappropriate.

For the purpose of this report, we have chosen to rely on both the income approach, in the form of a discounted cash flow method, and the net capital contribution approach to estimate value.


IDENTIFICATION OF ENTITIES

BUSINESS OF TES

TES was incorporated under the laws of Colorado in June 1994. It is a non-operating holding company. TES' operations are conducted entirely in Germany. It has two wholly-owned subsidiaries that have been established under the laws of Germany. Operations are conducted through these subsidiaries: namely, Technical Environment Solutions GmbH ("TES GmbH") and TES Oecon AG ("Oecon"). TES GmbH was formed in May, 1992 and TES Oecon AG was formed in July, 1997 and commenced operations in October, 1997. Unless the context otherwise requires, references to TES include its subsidiaries. Since 1994, TES has been engaged in the marketing of recycling services on a contract basis primarily for electronic scrap and other valuable waste materials in cooperation with specialist waste disposal companies. Recently, TES commenced recycling activities at its own facility in Landsberg a. Lech, Germany, which is southwest of Munich. The recycling activities are conducted principally within the TES GmbH subsidiary. Management intends to significantly expand this operation in the future. Management also intends to develop a job training school, the Oecon Institute, to provide training and education for positions in the recycling industry. Management intends to focus TES' job training programs upon providing job education and training for the long-term unemployed and disadvantaged. The training programs are conducted within the TES Oecon AG subsidiary.

A significant portion of TES' revenues has been derived from a limited number of customers. In fiscal 1998, revenues from TES' largest customer amounted to 10% of its total revenues, and in fiscal 1997, four customers each accounted for 10%, or 40% total, of TES' total revenues. TES' management expects that TES will continue to be dependent upon a limited number of customers for significant portions of its revenues in future periods.

TES is engaged principally in the business of helping other businesses comply with the cost and effect of German environmental laws. As such, TES has reported in its financial statements substantial amounts for the category "cost of operations" which is composed of the costs TES incurred to dispose of environmental waste for its customers. These costs, however, are directly borne by TES' customers and not by TES. TES has not incurred material costs of its own in complying with applicable environmental law.

Recycling

TES offers to its customers a service intended to assist the customer in complying with all environmental regulation to which it is subject. In doing so, TES provides to its customers a service which disassembles, removes, re-utilizes, re-processes, and markets and sells the re-cycled materials to others. Its waste disposal services also include archiving the recycled materials and documenting the path of movement and end location of that material. This has the additional function of serving as verification for government agencies and environmental protection groups that the waste has been locally disposed.

TES' strategies mainly emphasize the technologically feasible reutilization of scrap electrical and electronic equipment in a manner that not only demonstrates economic and ecological responsibility but also achieves maximum conservation of resources through optimum recovery of recyclable materials. TES provides its employees with the training necessary to operate automated systems utilized to disassemble and process the materials to be recycled. TES' processes ensure that the materials, once disposed of, enter the reprocessing cycle and satisfy all legal regulations.

TES also utilizes its manufacturing equipment to convert certain types of glass from cathode ray tubes ("CRTs"), computer components, and certain other manufacturing by-products and industrial wastes into manufacturing raw materials that may be resold.

TES employs a two-tier strategy:

 * decentralized disassembly
 * centralized processing and re-use.

Management intends to use a wide variety of collection points as it grows in the future to provide full geographic coverage of Germany's waste disposal needs. At this time, TES can cover the southern portions of Germany with its own collection center, the Landsberg facility. TES has not yet expanded into northern Germany because the cost of shipping the electronic scrap to Landsberg in Bavaria is economically unfeasible.


DIRECTORS AND EXECUTIVES OF TES
         Name         Position Held                        % Common Stock Owned

Gerd Behrens          Chairman of the Board and President         52.8%
Frank Behrens         Secretary and a Director                    11.5%
Jutta Behrens         Treasurer and a Director                    52.8%
Karsten Behrens       Consultant                                  16.3%
Yvonne Marquard       Consultant                                   4.2%

BUSINESS OF ENTECS

ENTECS was incorporated under the laws of Colorado in May 1997. It is a non-operating holding company. ENTECS' operations are conducted entirely in Germany by two wholly-owned German subsidiaries, ENTECS Umwelttechnik GmbH and ENTECS Software and Umweltmanagement GmbH. ENTECS is involved in the environmental protection industry, which is expected to grow rapidly due to increasing investments being made in the area by both private enterprises and public institutions. The environmental protection industry is also expected to continually create new jobs because of the dynamic growth in the area.

ENTECS' stated corporate purpose is the development and marketing of future oriented environmental patents, innovations, and technologies as well as software solutions for the environmental market. ENTECS is achieving this goal by working closely with patent owners and engineers with special technical know-how in the industry.

ENTECS holds the exclusive licensing rights to a new recycling system for the capture and re-use of cement waste and waste water that is generated by cement mixing plants. The system known as the "BRS-Compact" is in the process of being patented both as a technology and as a process. ENTECS has acquired the exclusive licensing rights to the BRS-Compact from the patent holder, Mr. Juergen Bozenhardt, for all of Europe and a right of first refusal for the Americas and Asia.

ENTECS has also acquired a license for two patents for the development of a recycling machine based on double worm system for recycling metal dust and other materials. The double worm system is based upon the principle of counter rotating screws that are designed to handle a wide variety of materials. The twin screws can be modified and assembled in accordance with end-producer requirements. For example, if the base waste materials to be recycled have a high water content, a parallel separation of the liquid and solid components can be achieved. The patent will include both the process based on the worm system for recycling metal dust and other materials and the finished products of the recycling machine. The patent process is registered with the European Patent Office under number 038 3227 and number 038 3229.

ENTECS is active in the business areas of concrete recycling, production of artificial peat products, and software solutions for environmental management. The following is a description of these industry segments.


The Concrete Recycling System (BRS Compact)

The ready-mixed concrete industry produces significant quantities of waste concrete and mortar in the production process and when the concrete mixer trucks are cleaned out each day. This waste concrete and cleaning process produces a large quantity of waste water that is very high in alkaline (pH value 12.9-13.9). Hence the waste water cannot be disposed of via the public sewer systems in most European Union countries because of environmental regulations.

The new concrete recycling system makes it possible for concrete plants to recycle the waste concrete by washing the sand and gravel so it can be reused. The waste water generated by the process is also reused in the cement mixing plant. Not only are the waste products reused but also public land fill space is saved because until now the cement waste had to be disposed of as "special" waste material. This process eliminates all waste from the process. In addition to the cost savings on material, the water recycling reduces the cost of fresh water used in the process and sewage charges. The BRS Compact system includes all unique features of ENTECS' competitor's systems as well as other features which ENTECS' competitor's systems do not include. Management believes that this new concrete recycling system is currently the only one of its kind world-wide, which allows for completely waste-free concrete production.

Wood Fiber/Artificial Peat

Peat cutting or harvesting has come under public criticism for ecological and conservation reasons. Peat cutting will be completely prohibited by state law in Bavarian and Hessian moors in the foreseeable future. Large scale peat harvesting has already been largely discontinued because most of the land leases for the peat harvesting expire over the next ten year period. Development of artificial peat products is therefore necessary because of the reduction of peat harvesting. The annual peat usage in Germany currently is approximately 6 million square meters, according to the 1994 database of "Torfstreuverbund", an association of peat producers in Germany. The amount of peat harvested historically will have to be artificially produced in the long term.

ENTECS' subsidiary ENTECS Umwelttechnik GmbH owns an artificial peat production system. ENTECSS Umwelttechnik GmbH produced three grades of high-quality all natural artificial peat products. The quality of the artificial peat depends on the quality of the raw materials used in the process. The artificial peat products have all of the qualities of peat. The artificial peat products are marketed as TORBELLA(R) plus, TORBELLA(R) standard, and Tornova(R). Torbella(R) and Tornova(R) are registered trademarks.

ENTECS presently owns a production facility for artificial peat located in Bad Wurzach/Allgau. All materials, transportation facilities, and technical services for the production of artificial peat are maintained presently at this one location. ENTECS management has been investigating the feasibility of adding a second location to its artificial peat production capabilities. ENTECS' management does not anticipate adding a second location, however, until after the merger, if then.


Software Solutions for Environmental Protection

Interest is increasing for an automated solution for businesses that need to monitor their environmental protection obligations. This involves overall management supervision of the organizational structure, areas of responsibility, patterns of behavior, operational procedures, and processes and materials for the establishment and implementation of firm wide environmental policy. Until now, the software programs for management of environmental protection obligations for small and medium-sized businesses has been too inflexible, complex, and expensive. Therefore AkkU Umweltberatung GmbH, a Munich-based company, developed an inexpensive and individually customizable software package to assist small and medium-sized businesses to develop their own environmental management systems. The software is known as the "Fabius 1.0 Software Module for Effective Environmental Management." In cooperation with ENTECS Software and Umweltmanagement GmbH the Fabius software was further developed to the current version "Fabius 2.1" (collectively with the Fabius 1.0 version, "Fabius"). AkkU Umweltberatung GmbH owns the Fabius software's copyright. ENTECSS Software and Umweltmanagement GmbH have acquired an exclusive distribution license for Fabius.

Fabius has been on the market in varying industry branches and with firms of varying size since 1996. Some of the well-known users of the software are Allianz AG, Dr. Oetker KG, Tetra Pak GmbH, and Tesa-Werke. Fabius was rated b the Fraunhofer Institute for Management and Organization (Fraunhofer IAO, Stuttgart, April 1998) as one of the most used environmental protection software solutions for businesses.

DIRECTORS AND EXECUTIVES OF ENTECS
         Name           Position Held                      % Common Stock Owned

Gerd Behrens            Chairman of the Board and President        30.5%
Frank Behrens           Secretary and a Director                   12.2%
1    Karsten Behrens    Consultant                                 12.2%
1    Dieter Gastinger   Managing Director/Umweltmanage              6.1%
1    Yvonne Marquard    Consultant and Director                     5.5%


BACKGROUND AND REASONS FOR THE MERGER

Germany has adopted some of the strictest laws and regulations in the world relating to the recycling of business waste products. These laws and regulations apply to a myriad of different types of waste products. TES and ENTECS are each in the business of providing products and services to assist German businesses in complying with such laws and regulations. Both TES and ENTECS were founded by Gerd Behrens, president of each company. Because TES and ENTECS recycle different types of product waste, Mr. Behrens initially believed it more efficient to contain the operations in separate entities. TES' focus has been upon electronic scrap and ENTECS' focus has been upon wood products and concrete. However, in June 1998 Mr. Behrens began to explore the feasibility of combining the operations of TES and ENTECS under one entity. The executive and administrative offices of both companies are presently at the same location.

Management expects that the merger will ultimately result in administrative efficiencies by reducing the overhead of maintaining two holding companies, increased financial strength, and increased market potential, including global markets for all products. Management expects that TES will be able to better position itself in the environmental protection industry as a result of the merger with a combination of the innovative technologies of ENTECS and the certified recycling services of TES. Management believes that compliance with governmental regulations following the merger will be simplified since the compliance function is expected to be performed by a single group of employees rather than two separate groups with all activities conducted under the umbrella of TES.

TES intends to operate the two subsidiaries it presently owns, TES GmbH and TES Oecon AG, and the two present subsidiaries of ENTECS, ENTECS Umwelttechnik GmbH and ENTECS Software and Umweltmanagement GmbH, under the umbrella of TES as a holding company providing management services to its subsidiaries. This will permit the consolidation of management expertise into one company. The operations of each subsidiary will be better able to complement each other in this way.

For example, the training operations of TES Oecon AG will be able to offer new training courses for services and technologies that are developed by or as a result of the consulting services provided by ENTECS Software and Umweltmanagment GmbH. Each of the present TES and ENTECS subsidiaries will continue after the merger to offer the same products and services as they presently offer. The management of TES also anticipates the development of new products and services in the environmental service industry as a result of the closer interaction of the subsidiary's management and marketing personnel.


EFFECTS OF THE MERGER

Upon consummation of the merger, TES Acquisition, a wholly-owned subsidiary of TES, will be merged with and into ENTECS and ENTECS will become a wholly-owned subsidiary of TES. Each share of ENTECS common stock outstanding immediately prior to the merger is purposed to be converted into the right to receive 6.93 shares of TES common stock.

Management determined the exchange ratio by calculating the ratio of the net capital contributions made by the TES stockholders and the ENTECS stockholders to the total of the net capital contributions of both companies. With this ratio, management computed the number of total TES shares to be outstanding after the merger by dividing the TES shares outstanding before the merger by TES' ratio of the net capital contribution computed above. Management then computed the number of TES shares to be issued to ENTECS stockholders by subtracting the number of TES shares outstanding before the merger from the number to be outstanding after the merger. The exchange ratio equals the number of TES shares to be issued to ENTECS stockholders as a result of the merger divided by the number of shares of ENTECS common stock outstanding before the merger.

Based  upon  the  number  of  shares  of  ENTECS  common  stock  expected  to be outstanding immediately prior to the merger, the stockholders of ENTECS will have the right to receive an aggregate of approximately 11,355,650 shares of TES common stock upon consummation of the merger. Subsequent to the merger, the ENTECS stockholders will control approximately 68.5% of the issued and outstanding shares of TES.

STRUCTURE

The boards of directors of TES and ENTECS have agreed to merge TES Acquisition Corp. ("TES Acquisition"), a subsidiary of TES, into ENTECS. ENTECS would become a wholly-owned subsidiary of TES. ENTECS stockholders would receive 6.93 shares of TES common stock for each share of ENTECS common stock which they owned before the merger.


POST MERGER DIRECTORS AND EXECUTIVE OFFICERS OF TES

All individuals will remain in the same titles and positions indicated subsequent to the merger. The board of directors of TES has nominated Dieter Gastinger for election to the TES board of directors upon consummation of the merger.

Gerd Behrens, Jutta Behrens, Frank Behrens, Karsten Behrens, and Yvonne Marquard may be deemed to be "promoters" and "parents" of TES within the meaning of the rules and regulations promulgated under the Securities Act.

The directors of TES are elected to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Officers of TES are elected annually by the board of directors and hold office until their successors are duly elected and qualified. Gerd Behrens and Jutta Behrens are married to each other, and they are the parents of Frank Behrens and Karsten Behrens. Frank Behrens and Karsten Behrens are brothers. There are no other family relationships between any director or executive officer and any other director or executive officer.


ANALYSES

As stated in the methods and methodology section previously,  we have considered
(5) five separate approaches to estimate value in the analysis, but have relied on the income approach and the capital contribution approach to estimate value.

Because ENTECS and TES are in essentially the same industry and located in the same geographical locations and are regulated by same laws/government, and operations are directed and managed by the same principals, unsystematic Business risk can be safely assumed away.

An arbitrary discount rate of 15.0 percent will be used in the NPV calculation disregarding the actual risk free rate, beta, and weighted average cost of capital ("WACC"). Each company's cash flow projections will be discounted to reflect a relative base to weigh value as to the contribution of each entity moving forward.

INCOME / NPV APPROACH

The income or NPV approach seeks to estimate the present value of future cash flows that will be generated by the business. In this case both ENTECS and TES will be calculated and compared. This approach begins with a set of assumptions, forecasts, and pro forma financial statements to ground the estimated cash flows; however, BSS did not receive the assumptions and forecasts, only the estimated cash flows.

Projections are included in this report, however the assumptions have not been provided and, therefore could not be evaluated as to there rational. Projections and assumptions are inherently subject to uncertainty and may be significantly influenced by events that are unforeseeable or otherwise differ or vary from reasonable expectations. Consequently, operating results may vary from the projections set forth in the in the pro forma's provided, commensurately affecting the value of this method of estimation.

The estimated net income for ENTECS, years 1999-2001 are as follows:

                  (See appendix A for detailed Pro Forma)

         1999                     2000                      2001
         ----                     ----                      ----

      -$90,332.DM              $840,646.DM              $1,268,292.DM


         NPV = $1,391,022.DM


The estimated net income for TES, years 1999-2001 are as follows:

                  (See appendix A for detailed Pro Forma)

         1999                     2000                      2001
         ----                     ----                      ----

     -$249,540.DM              $256,644.DM               $796,344.DM


        NPV = $500,678.DM

For this analysis, the cash flows were discounted at a rate of 15.0 percent. This number was assigned arbitrarily to each company's cash flow projections to reflect a relative base to weight value as to the contribution of each entity moving forward. It is important to understand that the discount rate chosen is arbitrary because we are using this method to extrapolate a fair exchange ratio and not the actual present dollar value of the projected cash flows.

To calculate the present value contribution of the future cash flows for ENTECS and TES, divide the NPV for the respective company by the sum of the NPV of both companies.

Calculation:

                     ENTECS                    TES                     Total
       NPV:      $1,391,022.DM             $500,678.DM             $1,891,700.DM


ENTECS present value contribution:           73.53%    ($1,391,022 / $1,891,700)

TES present value contribution:              26.47%    ($500,678 / $1,891,700)

CAPITAL CONTRIBUTION APPROACH

The capital contribution approach, or net contribution, is a method by which start-up, and developmental companies assign a value when there are no cash flows and no retained earnings, and/or an accumulated deficit the on balance sheet.

This approach concerns the amount found on the balance sheet know as the contributed capital or common stock and preferred stock. Contributed capital is the amount of capital that has been invested by the owners (stockholders) of the company since inception.

To calculate the respective percentages of capital contributed by the shareholders of ENTECS and TES, divide each company's amount received from the issuance of common stock by the sum of the amounts received from the issuance of common stock of both companies. (See appendix B for balance sheet comparison)

As of March 31, 1999, ENTECS and TES report the following balances in their contributed capital accounts:

        ENTECS                     TES                     Total
        ------                     ---                     -----
     $4,999,545.DM            $2,260,155.DM            $7,259,700.DM


Calculation of contribution:

ENTECS capital contribution:            68.87%    ($4,999,545 / $7,259,700)

TES capital contribution:               31.13%    ($2,260,155 / $7,259,700)


CONCLUSION

From our analysis the range for the exchange ratio for the proposed acquisition of ENTECS by TES as of March 31, 1999, is between 68.0 - 72.0 percent of the combined company's common stock be distributed to ENTECS' shareholders, and between 28.0 - 32.0 percent of the combined company's common stock be held by TES' shareholders. This estimation is consistent from both a net present value analysis of the 1999-2001 pro forma net income estimates of ENTECS and TES and the net capital contribution analysis of the contributed capital accounts on the balance sheets of ENTECS and TES as of March 31, 1999.

It is our opinion that a merger of TES with ENTECS should result in an exchange of shares of TES and ENTECS at a ratio ranging from 6.91 shares of TES for each share of ENTECS to 8.36 shares of TES for each share of ENTECS based upon the number of shares outstanding as of March 31, 1999 respectively.

APPENDIX A

        TES: PRO FORMA 1999-2001
================================================================================

--------------------------------------------------------------------------------
           (000)$DM               1999              2000                 2001
--------------------------------------------------------------------------------

Net Sales                      1,074,900         3,162,000            5,023,200
Sales                            974,400         3,102,000            4,963,200
Other operating income           100,500            60,000               60,000

Cost of Services                 440,880         1,558,800            2,682,240

Operating expenses               883,560         1,346,556            1,544,616
Salaries & Wages                 553,656           853,656              949,656
Other                            329,904           492,900              594,960

Net Income / Loss              (249,540)           256,644              796,344
                               ========            =======              =======
--------------------------------------------------------------------------------


ENTECS: PRO FORMA 1999-2001
================================================================================

--------------------------------------------------------------------------------
           (000)$DM                1999             2000               2001
--------------------------------------------------------------------------------

Net Sales                         728,180         3,006,060         3,381,700
Sales                             728,180         2,706,060         3,081,700
Other operating income                  0           300,000           300,000

Cost of Services                  444,880         1,395,812         1,280,398

Operating expenses                373,632           769,602           833,010
Salaries & Wages                  222,882           344,082           370,482
Other                             150,750           425,520           462,528

Net Income / Loss                (90,332)           840,646         1,268,292
                                 =======            =======         =========
--------------------------------------------------------------------------------

APPENDIX B

          BALANCE SHEET COMPARISON
                                                   3/31/99          3/31/99
        (000)$DM                                     TES             ENTECS
================================================================================
ASSETS
                       Current:
Cash/Equivalents                                 $   215,467     $ 1,226,663

Accounts Receivable                                  125,193          48,315
Inventory                                                  0         120,000
Prepaid Exp                                            20619          47,010
                                                 -----------     -----------

Total Current Assets                                 361,279       1,441,989
                                                 ===========     ===========

PP&E (net of accumulated depreciation)               155,098         522,028

Investments                                           10,000               0
Note Receivable-non current                           50,000               0
Intangible Assets                                          0       1,081,251
Due from Affiliated Company                                0         645,659
Other Assets                                         398,176               0
                                                 -----------     -----------

TOTAL ASSETS                                         974,553       3,690,928
                                                 ===========     ===========

LIABILITIES & SHAREHOLDERS' EQUITY
     Current Liabilities:
Notes Payable- Bank                                   32,059               0
Notes Payable- Other                                  80,000               0
Accounts Payable                                      98,843         324,254
Accounts Payable- related party                       15,862         250,000
Accrued Expenses                                     228,047         207,139
                                                 -----------     -----------

Total Current Liabilities                            454,811         781,393
                                                 ===========     ===========

Loans from shareholders                              230,000               0
Loans from affiliated Companies                      645,659               0

TOTAL LIABILITIES                                    875,659         781,394
                                                 ===========     ===========

STOCKHOLDERS EQUITY
Issuance of Common Stock                           2,260,155       4,999,545
          % of combined contribution                   31.13%          68.87%
Accumulated deficit                               (2,616,072)     (2,090,012)
                                                 -----------     -----------
Stockholders Equity                                 (355,917)      2,909,533
TOTAL LIAB. & SHAREHOLDERS' EQUITY-              $   974,553     $ 3,690,927
Number of shares outstanding                       5,244,830       1,612,682
                                                 ===========     ===========

                                  APPENDIX C

                Sections Of The Colorado Business Corporation Act
                         Relating To Dissenters' Rights.



                            7-113-101 - Definitions.


     For purposes of this article:

     (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

     (7) "Shareholder" means either a record shareholder or a beneficial shareholder.


                          7-113-102 - Right to dissent.

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if:

               (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

               (II) The  corporation  is a  subsidiary  that is merged  with its parent corporation under section 7-111-104;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

          (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

     (1.3)A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

          (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b)  The record  date  fixed  under  section  7-107-104  to  determine
               shareholders   entitled  to  sign  writings   consenting  to  the
               corporate action; or

          (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (1.8)The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

          (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

          (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

          (c)  Cash in lieu of fractional shares; or

          (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

     (2) (Deleted by amendment, L. 96, p. 1321, ss. 30, effective June 1, 1996.)

     (2.5)A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

     (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


             7-113-103 - Dissent by nominees and beneficial owners.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.


                    7-113-201 - Notice of dissenters' rights.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (1).

     (2) If a  proposed  corporate  action  creating  dissenters'  rights  under section  7-113-102 is authorized  without a meeting of shareholders  pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (2).


                 7-113-202 - Notice of intent to demand payment.

     (1) If a  proposed  corporate  action  creating  dissenters'  rights  under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters' rights shall:

          (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

          (b)  Not vote the shares in favor of the proposed corporate action.

     (2) If a  proposed  corporate  action  creating  dissenters'  rights  under section  7-113-102 is authorized  without a meeting of shareholders  pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

                         7-113-203 - Dissenters' notice.

     (1) If a  proposed  corporate  action  creating  dissenters'  rights  under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

          (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

          (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

          (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

          (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

          (f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

          (g)  Be accompanied by a copy of this article.


                    7-113-204 - Procedure to demand payment.

     (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

          (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2)
               (d), duly completed, or may be stated in another writing; and

          (b)  Deposit the shareholder's certificates for certificated shares.

     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

     (3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

                       7-113-205 - Uncertificated shares.

     (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.


                              7-113-206 - Payment.

     (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

          (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c)  An explanation of how the interest was calculated;

          (d)  A statement  of the  dissenter's  right to demand  payment  under section 7-113-209; and

          (e)  A copy of this article.


                       7-113-207 - Failure to take action.


     (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

                   7-113-208 - Special provisions relating to
                      shares acquired after announcement of
                           proposed corporate action.

     (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section
7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).


    7-113-209 - Procedure if dissenter is dissatisfied with payment or offer.


     (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

          (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

          (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

          (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.